QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Hudson Highland Group, Inc. (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock $0.001 par value per share
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Based on an aggregate book value of the securities to be distributed of $318,770,000

	(4)	Proposed maximum aggregate value of transaction: $318,770,000
	(5)	Total fee paid: $63,754
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Exhibit 99.1

[TMP WORLDWIDE INC. Letterhead]

                                    , 2003

Dear Fellow Stockholder,

        I am pleased to inform you that the board of directors of TMP Worldwide Inc. ("TMP") has approved a pro rata distribution to TMP's stockholders of 100% of the outstanding shares of common stock of Hudson Highland Group, Inc. ("HH Group") which is currently a wholly-owned subsidiary of TMP. HH Group will own and operate the eResourcing and Executive Search businesses of TMP. Immediately following the distribution, you will continue to own your shares of TMP as well as the new shares of HH Group.

        The distribution, commonly referred to as a "spin-off," is expected to take place on or about March 31, 2003. The spin-off is intended to be tax-free to TMP stockholders, except for cash received in lieu of any fractional share interests. Each TMP stockholder as of the close of business on March 14, 2003, the record date for the distribution, will receive one HH Group share for every thirteen and one third (13 1/3) shares of TMP common stock held on that date. HH Group common shares are expected to be admitted for trading on The Nasdaq National Market under the symbol "HHGP" following completion of the distribution. Immediately after the spin-off is completed, TMP will not own any shares of HH Group common stock, and HH Group will be an independent public company.

        We believe that the distribution is in the best interests of TMP stockholders. The spin-off is intended to separate the eResourcing and Executive Search businesses from TMP's Monster, Advertising and Communications and Directional Marketing businesses in order to enable each of TMP and HH Group to compete effectively without negatively affecting the other's businesses and to adopt strategies that will enhance each company's growth opportunities and prospects.

        The enclosed information statement describes the distribution and provides important financial and other information about HH Group. Please carefully read the enclosed information statement, including the risk factors beginning on page 11.

        You do not have to vote, or take any other action, in order to receive your HH Group shares. You will not be required to pay anything or to surrender your TMP shares. Account statements reflecting your ownership of HH Group shares will be mailed to record holders of TMP stock shortly after April 1, 2003. If you are not a record holder of TMP stock, your HH Group shares should be credited to your account with your stockbroker or nominee on or about April 1, 2003. Following the distribution, you may also request physical stock certificates if you wish. Information for making that request will be furnished with your account statement.

Sincerely,
Andrew J. McKelvey Chairman and CEO

 [HUDSON HIGHLAND GROUP, INC. Letterhead]

                            , 2003

Dear Stockholder,

        It is my pleasure to welcome you as a stockholder of Hudson Highland Group, Inc. ("HH Group"), which will be spun-off from TMP Worldwide Inc. and will be publicly traded for the first time on or about April 1, 2003. We anticipate that the stock will be admitted for trading on The Nasdaq National Market under the symbol "HHGP."

        We are committed to serving your interests as a stockholder of HH Group. While we will soon begin our life as a new public company, our eResourcing and Executive Search businesses have a long history of excellence in offering a range of services in the area of human capital management, including mid-market recruitment, temporary contracting and project management, executive search, and career management and assessment. These services are provided through a network of offices in over 30 countries.

        As an independent public company we plan to create sustained growth in stockholder value by building on our existing strengths: our experienced management team, our global distribution network and a proven capability in a range of high margin professional service categories, including accounting, banking and finance, technology, engineering, scientific, legal and human resources. We have further opportunities through development of our geographic markets and expansion in the range and depth of our service offerings.

        Our entire management team is united in the aim to distinguish HH Group as a global leader through innovative solutions that deliver superior value to our clients and candidates. As Mr. McKelvey mentioned in TMP's letter to you, the purpose of this transaction is to separate the HH Group businesses from TMP's remaining businesses. We believe that HH Group will benefit by being able to focus closely on the development of its businesses.

        We hope that you, as a stockholder of HH Group, will share our enthusiasm for this opportunity. I invite you to learn more about HH Group and our strategy as an independent public company in the attached Information Statement.

Sincerely,
Jon F. Chait Chairman and CEO

PRELIMINARY AND SUBJECT TO COMPLETION, DATED MARCH 7, 2003

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

INFORMATION STATEMENT

HUDSON HIGHLAND GROUP, INC.

DISTRIBUTION OF APPROXIMATELY
8,494,668 SHARES OF COMMON STOCK

        We are furnishing this information statement to the stockholders of TMP Worldwide Inc. ("TMP") in connection with TMP's distribution of all the outstanding shares of common stock of Hudson Highland Group, Inc. ("HH Group") to the holders of TMP's common stock. As of the date of this information statement, TMP owns all of our outstanding common stock.

        We expect the distribution to occur on or about March 31, 2003. If you are a holder of record of TMP common stock at the close of business on March 14, 2003, which will be the record date for the distribution, you will be entitled to receive one share of our common stock for every thirteen and one third (13 1/3) shares of TMP common stock that you hold on the record date.

        No stockholder approval of the distribution is required or sought. TMP is not asking you for a proxy and you are requested not to send us a proxy.

        You will not be required to pay for the shares of our common stock received by you in the distribution, to surrender or to exchange your shares of TMP common stock in order to receive our common stock or to take any other action in connection with the distribution. The distribution will be tax-free to you, except for any cash received in lieu of fractional shares, TMP has received a private letter ruling from the Internal Revenue Service (the "IRS") to that effect.

        No current public trading market exists for our common stock, although it is expected that a "when issued" trading market may develop on or shortly before the record date for the distribution. We have applied for our common stock to be traded on The Nasdaq National Market under the symbol "HHGP".

        Owning shares of HH Group will involve risks. In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

        If you have inquiries related to the distribution, you should contact TMP's transfer agent, The Bank of New York, at 101 Barclay Street, New York, New York 10286, telephone 1-800-524-4458.

The date of this information statement is                            , 2003.

i

Liquidity and Capital Resources	48
Recent Accounting Pronouncements	49
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	51
BUSINESS	52
General	52
Industry Overview	52
Our Human Capital Solutions	53
Strategy	54
Sales and Marketing	54
Clients	55
Competition	55
Employees	55
Properties	55
Legal Proceedings	55
MANAGEMENT	56
Executive Officers and Directors	56
Key Employees	56
Committees of the Board of Directors	59
Compensation of Directors	59
Compensation Committee Interlocks and Insider Participation	59
Compensation of Executive Officers	60
Option Grants in Last Fiscal Year	61
Option Values for 2002	61
Long Term Incentive Plan	61
Employee Stock Purchase Plan	63
Employment Agreements	64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
DESCRIPTION OF CAPITAL STOCK OF HH GROUP	67
HH Group common stock	67
HH Group preferred stock	67
CERTAIN ANTI-TAKEOVER EFFECTS	68
Delaware Anti-Takeover Law	68
Classified Board of Directors	68
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS	69
INDEPENDENT ACCOUNTANTS	69
ADDITIONAL INFORMATION	69
INDEX TO COMBINED FINANCIAL STATEMENTS	F-1

ii

SUMMARY

        The following is a summary of certain information contained elsewhere in this information statement concerning the distribution of the common stock of Hudson Highland Group, Inc. ("HH Group") to TMP Worldwide Inc. stockholders. We changed our name from TMP Worldwide Search, Inc. to Hudson Highland Group, Inc. in February 2003. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, set forth elsewhere in this information statement. We encourage you to read the entire document. Unless the context otherwise requires, references in this information statement to "we", "us", "HH Group" or "the Company" shall mean Hudson Highland Group, Inc. and its subsidiaries, and references to "TMP" shall mean TMP Worldwide Inc. and its subsidiaries, exclusive of HH Group. HH Group's historical financial data is not comparable among the periods presented due to the effects of (i) acquisitions accounted for as purchases and (ii) goodwill amortization in all periods except the year ended December 31, 2002, a goodwill impairment charge recorded during the year ended December 31, 2002 and business reorganization and other special charges recorded during the year ended December 31, 2002. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company

        We are one of the world's largest specialized staffing and executive search firms. We provide professional staffing services on a permanent, contract and temporary basis, as well as executive search and career management services to clients operating in a wide range of sectors. We focus on mid-level executives in specialized professional areas and at the senior executive level. We currently employ approximately 4,000 employees in 31 countries. We are organized into two divisions, eResourcing and Executive Search.

        eResourcing.    Our eResourcing division primarily focuses on mid-market executive search and professional temporary and contract businesses. We focus on mid-level executives and professionals who typically earn between $50,000 and $150,000 annually, and possess the set of skills and/or profile outlined by our clients. In the case of the temporary and contracting business, we place professionals and executives in temporary assignments that can range from one day to more than 12 months. Our sales strategy focuses on clients operating in particular sectors, such as health care, financial services, and technology and communications. We supply candidates in a variety of specialist fields such as law, accounting, banking and finance, health care, engineering, technology and science, regardless of contract length. We use both traditional and interactive methods to select potential candidates for our clients, employing a suite of products which assess talent and help predict whether a candidate will be successful in a given role.

        Within the eResourcing division, we also provide a variety of other services, including career management, executive assessment and coaching, and human resources consulting. These service offerings are growing rapidly and, we believe, will help balance the cyclical nature of our core offerings. These services allow us to offer clients a comprehensive set of human capital management services, ranging from temporary workers, to assessment or coaching of permanent staff, to recruitment or search for permanent workers, to outplacement.

        We operate on a global basis with our revenues divided approximately evenly among North America, Europe, primarily the UK, and the Asia/Pacific region, primarily Australia and New Zealand.

        Executive Search.    We offer a comprehensive range of executive search services aimed at finding the appropriate executive or professional for a wide range of clients operating in sectors such as health care, technology, financial services, retail and consumer and industrial. We also have an active practice in assisting clients who desire to augment their boards of directors. Our executive search service identifies senior executives who typically earn in excess of $150,000 annually.

        Executive Search operates on a global basis with our revenues primarily derived in North America and the remainder primarily in Europe.

        Some of our constituent businesses have operated for more than 20 years, and we were founded in 1987. We have been operated as divisions of TMP since 1998. Our executive offices are located at 622 Third Avenue, New York, New York 10017. Our telephone number is (212) 351-7200 and our Internet address is http://www.hhgp.net.

Overview of the Distribution

        TMP is spinning off all of the common stock of HH Group by way of a pro rata distribution to TMP's stockholders. HH Group will have one class of common stock with equal voting rights. Following the distribution, we will be an independent, publicly-held company and TMP will own no shares of our capital stock. TMP will continue to own and operate TMP's Monster, Advertising and Communications and Directional Marketing businesses.

        The distribution is intended to separate the eResourcing and Executive Search businesses from the remaining TMP businesses in order to enable each of TMP and HH Group to compete effectively without negatively affecting the other's businesses and to adopt strategies to enhance each company's growth opportunities and prospects. TMP's management and board of directors believe that separating HH Group from TMP will provide the following benefits:

  •
  Enhanced Management Focus. The management team of each of TMP and HH Group will be better able to focus on each company's respective operations, strategic direction and core businesses as well as pursue growth opportunities, which TMP believes will help maximize value over the long term for both TMP and HH Group stockholders.

  •
  Enhanced Ability to Attract and Retain Key Employees. HH Group will have a greater chance of attracting and retaining qualified employees if employee equity compensation is directly related to the operation and success of HH Group as an independent entity.

  •
  Permit Investors to Better Evaluate Company Performance. Stockholders of HH Group and TMP will be better able to evaluate the financial performance of each company, thereby enabling increased investor focus.

Questions and Answers about the Distribution

  Q:
  Why is TMP separating its businesses?

  A:
  TMP's management and board of directors believes that the separation of HH Group from TMP is in the best interests of TMP stockholders. TMP believes that the businesses have distinct financial and operating characteristics and that separating the businesses will: (i) enable the management team of each company to focus exclusively on its operations, strategic direction and core businesses as well as pursue growth opportunities; (ii) enable each company to compete effectively without negatively affecting the other; (iii) attract and retain key employees; and (iv) enable investors and analysts to better measure the performance of both TMP and HH Group against other comparable companies in similar businesses.

  Q:
  Why is the separation of HH Group structured as a spin-off?

  A:
  TMP believes that a tax-free distribution of shares of HH Group to TMP stockholders, or spin-off, offers TMP and its stockholders the greatest long-term value and is the most tax-efficient way to separate the companies.

  Q:
  How many shares of HH Group common stock will I receive?

  A:
  You will receive one share of HH Group common stock for every thirteen and one third (13 1/3) shares of TMP common stock you hold as of the close of business on the record date. For example, if you own one hundred (100) TMP shares, you will receive seven (7) HH Group shares. We estimate that TMP will distribute 8,494,668 shares of HH Group common stock, based on the number of shares of TMP common stock outstanding on February 25, 2003. The shares to be distributed will constitute all of the outstanding shares of HH Group common stock immediately after the distribution.

  Q:
  Should I send in my TMP stock certificates for exchange?

  A:
  No. Holders of TMP common stock should not send stock certificates to TMP, HH Group or the distribution agent. See "The Distribution—Manner of Effecting the Distribution."

  Q:
  What do I have to do to receive my HH Group shares?

  A:
  Nothing. Your HH Group shares will either be reflected in an account statement that HH Group's transfer agent will send to you shortly after April 1, 2003 or credited to your account with your broker or nominee on or about April 1, 2003.

  Q:
  Will the distribution change the number of shares I own in TMP?

  A:
  No. The distribution will not change the number of shares of TMP common stock owned by TMP stockholders. Immediately after the distribution, each TMP stockholder will continue to own the same proportionate interest in TMP that such stockholder owned immediately prior to the distribution and will directly own the same proportionate interest in HH Group. However, stockholders will own their interest in these businesses through ownership of stock in each of two independent public companies, TMP and HH Group.

  Q:
  Will TMP retain any ownership interest in HH Group after the distribution?

  A:
  No. TMP will not own any shares of HH Group common stock after the distribution, and HH Group will not own any shares of TMP common stock after the distribution.

  Q:
  Will there be any ongoing relationships between the HH Group and TMP following the distribution?

  A:
  Yes. Ongoing relationships between HH Group and TMP will occur in the areas of allocation of tax liabilities arising from the distribution or prior operations of each entity; continuing cooperation in the resolution of third party disputes pending against HH Group stemming from activity prior to the distribution; and the provision of certain administrative services by TMP to HH Group or HH Group to TMP, generally for no more than one year following the distribution. There will also be certain sublease arrangements between the parties. TMP has agreed to reimburse HH Group for $10 million of cash payments ($2.5 million per quarter) related to HH Group's accrued integration, restructuring and business reorganization obligations during the first year following the spin-off. TMP has also agreed to extend a short-term secured, revolving line of credit to HH Group in the aggregate principal amount of $15 million, if HH Group has not otherwise closed on a credit facility with a third party. The parties have commenced discussions concerning certain potential commercial arrangements involving the provision of Monster.com and advertising and communication services. Any arrangements will be negotiated on an arms length basis and will be pursuant to customary terms and conditions, including pricing terms. The parties may from time to time also negotiate and purchase other services from the other, on an arms length basis, pursuant to customary terms and conditions.

  Q:
  Will HH Group common stock be publicly traded?

  A:
  The common stock of HH Group is expected to be admitted for trading on The Nasdaq National Market. We expect that HH Group common stock will trade on The Nasdaq National Market under the ticker symbol "HHGP" and that regular trading will begin on or about April 1, 2003. In addition, TMP's common stock will continue to be listed on The Nasdaq National Market under the symbol "TMPW." However, we cannot assure you that an active trading market will develop for HH Group common stock.

  Q:
  Will the distribution affect the trading price of my TMP common stock?

  A:
  Yes. After the distribution, the trading price of TMP common stock may be lower than the trading price immediately prior to the distribution. Moreover, until the market has evaluated the operations of TMP without HH Group's operations, the trading price of TMP common stock and HH Group common stock may fluctuate significantly. The combined trading prices of TMP common stock and HH Group common stock after the distribution may be more or less than the trading price of TMP common stock prior to the distribution. See "The Distribution—Approval and trading of the shares of HH Group common stock."

  Q:
  When will the distribution become effective?

  A:
  Assuming the conditions mentioned below are met, the distribution is expected to be effective as of 11:59 p.m., New York City time on March 31, 2003.

  Q:
  Can TMP decide not to go through with the distribution?

  A:
  Yes. TMP can cancel the distribution for any reason at any time before it is completed.

  Q:
  Will I be taxed on the distribution?

  A:
  TMP has received an IRS ruling to the effect that the distribution will be tax-free to TMP stockholders under Section 355 of the Internal Revenue Code.

  Q:
  Will there be any change in the United States Federal tax basis of my TMP shares as a result of the distribution?

  A:
  Yes. The tax basis in your TMP shares prior to the distribution will be allocated among your shares of TMP and your shares of HH Group in proportion to their relative fair market value at the time of the distribution. If you are the record holder of your TMP shares, you will receive information with your account statement that will help you calculate the adjusted tax basis for your TMP shares, as well as the tax basis for your HH Group shares. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution".

  Q:
  Where can I get more information?

  A:
  If you have any questions relating to the mechanics of the distribution and the delivery of account statements, you can contact the distribution agent at the following address and telephone number: The Bank of New York, 101 Barclay Street, New York, New York 10286 Tel: 1-800-524-4458.

Summary of Historical and Pro Forma Financial Data

        The following table sets forth our summary historical and pro forma financial information derived from our audited combined financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, our unaudited combined financial statements as of December 31, 1999, and 1998 and for the years then ended (not included elsewhere in this information statement), and our unaudited pro forma combined condensed financial statements. The summary financial information may not be indicative of our future performance as an independent company. In our opinion, all adjustments, which consist only of normal and recurring accruals, considered necessary for a fair presentation have been included in our unaudited combined financial statements. For an explanation of the pro forma adjustments made to our historical combined financial statements for the distribution and the transactions related to the distribution to derive the summary pro forma information below, please see "Unaudited Pro Forma Combined Condensed Financial Statements." The unaudited pro forma combined condensed financial statements were prepared as if the estimated effect of the distribution and related transactions had occurred as of December 31, 2002, for the unaudited pro forma combined condensed balance sheet, and as of January 1, 2002, for the unaudited pro forma condensed statements of operations. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma combined condensed financial statements and the notes thereto and the combined financial statements and the notes thereto included elsewhere in this information statement.

						Pro Forma
	Year ended December 31,			Year ended December 31,
						Year ended December 31, 2002
	2002	2001	2000	1999	1998
	(dollars in thousands)			(unaudited)		(unaudited)
STATEMENT OF OPERATIONS:
Revenue	$1,065,439	$1,287,798	$1,325,146	$1,130,010	$964,272	$1,065,439

Direct costs of temporary contractors	631,501	698,598	652,916	590,296	486,271	631,501
Salaries & related, office & general and marketing & promotion	473,990	559,903	612,863	502,998	426,648	473,990
Merger and integration costs and restructuring costs	5,373	43,177	50,995	49,662	23,355	5,373
Business reorganization & other special charges	73,543	—	—	—	—	73,543
Amortization of intangibles	754	14,324	8,947	4,297	2,811	754

Total operating expenses	1,185,161	1,316,002	1,325,721	1,147,253	939,085	1,185,161

Income (loss) from operations	(119,722)	(28,204)	(575)	(17,243)	25,187	(119,722)
Income (loss) before accounting change	(119,251)	(34,195)	(16,867)	(39,751)	14,722	(119,251)
Net income (loss)	(412,251)	(34,195)	(16,867)	(39,751)	14,722	(412,251)
Pro forma basic income (loss) per share before accounting change(1)	(14.04)	(4.03)	(1.99)	(4.68)	1.73	(14.04)
Pro forma basic net income (loss) per share(1)	(48.53)	(4.03)	(1.99)	(4.68)	1.73
CASH FLOW INFORMATION:
Net cash provided by (used in) operating activities	$(110,834)	$11,416	$23,618	$(23,502)	$8,262
Net cash used in investing activities	(16,589)	(118,785)	(109,491)	(39,806)	(43,747)
Net cash provided by financing activities	112,054	103,115	101,671	30,814	40,929
TEMPORARY CONTRACTING DATA(2):
Temporary contracting revenue	$771,253	$898,372	$847,705	$741,185	$608,150
Direct costs of temporary contractors	631,501	698,598	652,916	590,296	486,271

Temporary contracting gross margin	$139,752	$199,774	$194,789	$150,889	$121,879

Gross margin as a percent of revenue	18.1%	22.2%	23.0%	20.4%	20.0%
EBITDA(3):
Income (loss) before benefit for income taxes	$(120,268)	$(30,448)	$(7,315)	$(26,368)	$19,750
Interest expense, net	322	1,901	5,325	7,068	4,484
Depreciation and amortization	21,061	33,290	34,555	23,167	20,333

EBITDA	$(98,885)	$4,743	$32,565	$3,867	$44,567

						Pro Forma
	December 31,			December 31,
						December 31, 2002
	2002	2001	2000	1999	1998
				(unaudited)		(unaudited)
BALANCE SHEET DATA:
Current assets	$215,916	$246,248	$305,581	$242,628	$229,519	$240,008
Total assets	467,104	765,986	686,592	440,868	380,873	491,196
Current liabilities	147,754	237,780	256,913	189,604	138,966	147,754
Long-term debt, less current portion	1,184	2,917	21,441	41,298	40,097	1,184
Divisional/stockholders' equity	316,574	522,680	404,380	201,616	178,880	340,666

(1)
Pro forma basic income (loss) per share amounts for each period presented are based on shares of TMP common stock outstanding at February 25, 2003 multiplied by the anticipated distribution ratio of one share of HH Group common stock for every thirteen and one third shares of TMP common stock. Shares of TMP common stock outstanding at February 25, 2003 were 113,233,930, resulting in shares of HH Group common stock outstanding of 8,494,668. HH Group will not have stock options or other common stock equivalents outstanding as of the distribution date.

(2)
Temporary contracting revenues are a component of eResourcing revenues. Temporary contracting gross margin and gross margin as a percent of revenue are shown to provide additional information on our ability to manage our cost structure and provide further comparability relative to HH Group's peers. Temporary contracting gross margin is derived by deducting direct costs of temporary contractors from temporary contracting revenue. Our calculation of gross margin may differ from those of other companies.

(3)
Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements and is one of the measures, which may determine our ability to borrow under any credit facility to which we are a party. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Furthermore, EBITDA as presented above, may not be comparable with similarly titled measures reported by other companies.

Summary of the Distribution

        Please see "The Distribution" for a more detailed description of the matters described below.

Distributing Company	TMP Worldwide Inc., a Delaware corporation.
Distributed Company	Hudson Highland Group, Inc., a Delaware corporation.
Distribution Ratio
Currently estimated at one share of common stock of HH Group, $.001 par value per share, for every thirteen and one third (13 1/3) shares of common stock of TMP, $.001 par value per share, held of record as of the record date for the distribution.
Securities to be Distributed
Based on approximately 113,233,930 million shares of TMP common stock outstanding on February 25, 2003, including treasury stock and assuming no exercise of outstanding options, approximately 8,494,668 million shares of HH Group common stock will be distributed. These shares will be of one class with identical voting rights. The HH Group common stock to be distributed will constitute all of the outstanding HH Group common stock immediately following the distribution. TMP stockholders will not be required to pay for the shares of HH Group common stock to be received in the distribution or to surrender or exchange shares of TMP common stock or to take any other action in connection with the distribution.
Fractional Share Interests
Fractional shares of HH Group common stock will not be distributed nor credited to book-entry accounts. Fractional shares of HH Group common stock will be aggregated and sold in the public market by the distribution agent, and the aggregate net cash proceeds will be distributed ratably to those stockholders entitled to fractional interests. The distribution agent, in its sole discretion, without any influence from TMP or HH Group, will determine when, how, through which broker-dealer and at what price to sell such aggregated fractional shares. Any broker-dealer used by the distribution agent will not be an affiliate of either TMP or HH Group. These sale proceeds generally will be taxable to TMP stockholders. TMP will bear the cost of brokerage commissions in connection with such sales.
Record Date	March 14, 2003.
Distribution Date	March 31, 2003.
Mailing Date	, 2003.
Distribution Agent
The Bank of New York will act as the distribution agent for the distribution. Stockholders of TMP with questions concerning procedural issues related to the distribution may call the distribution agent at 1-800-524-4458.

Book-Entry Shareholding
Effective as of the distribution date, the distribution agent will distribute shares of HH Group common stock to each eligible holder of TMP common stock by crediting book-entry accounts with that holder's proportionate share of whole shares of HH Group common stock. For stockholders who own TMP common stock through a broker or other nominee, their shares of HH Group common stock will be credited to their account by the broker or other nominee.
Reasons for the Distribution
The distribution is intended to separate the eResourcing and Executive Search businesses from the other businesses of TMP in order to enable each of TMP and HH Group to compete effectively without negatively affecting the other's businesses and to adopt strategies and pursue objectives appropriate to its specific needs and to enhance the growth opportunities of each company. See "The Distribution—Background and Reasons for the Distribution."
Conditions to the Distribution
The distribution is conditioned upon certain events, including the absence of any order, injunction, decree or any other legal constraint or prohibition preventing the distribution and final approval of the TMP board of directors. See "The Distribution—Conditions Precedent to the Distribution." The board of directors of TMP has reserved the right to waive all of the conditions to the distribution except the absence of any order, injunction, decree or legal constraint or prohibition preventing the distribution or, even if the conditions to the distribution are satisfied, to abandon the distribution at any time prior to the distribution.
U.S. Federal Income Tax Consequences of the Distribution
The distribution will be tax-free to U.S. persons, except for any cash received in lieu of fractional shares, and TMP has received an Internal Revenue Service ruling to that effect. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution."
Dividend Policy
HH Group does not currently anticipate that it will pay a dividend in the foreseeable future. The HH Group dividend policy will be established by HH Group's board of directors from time to time based on the results of operations and financial condition of HH Group and other business considerations the board of directors of HH Group considers relevant. See "Dividend Policy."
Trading Market
There is not currently a public market for the HH Group common stock, although we expect that a "when-issued" trading market will develop on or about the record date for the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of the HH Group common stock will end and regular trading will begin. We cannot predict the trading prices for the HH Group common stock before or after the distribution date; however, we believe the presence of a when-issued trading market prior to the distribution may have a stabilizing effect on the price of the HH Group common stock following the distribution. The HH Group common stock is expected to be admitted for trading on The Nasdaq National Market under the symbol "HHGP". See "Risk Factors — Risks relating to our common stock — Our common stock has no prior public market, and it is not possible to predict how our stock will perform after the distribution" and "The Distribution — Approval and trading of the shares of HH Group common stock."

Debt Incurrence
Contemporaneously with the distribution TMP will extend to us a $15 million secured revolving credit facility which will mature on the earlier of six months from the distribution or the date on which we secure a credit facility from a third party. We will be restricted from borrowing under the facility until such time as our aggregate cash and cash equivalents balance falls below $10 million. We intend to use any proceeds from borrowings under the credit facility for future capital expenditures, working capital and letter of credit requirements.
Anti-Takeover Effects
In connection with the distribution, HH Group will agree (subject to certain exceptions) to indemnify TMP for any tax and certain other costs or expenses resulting from any acquisition or any issuance of HH Group common stock that triggers the application of Section 355(e) of the Internal Revenue Code of 1986, as amended, or otherwise causes the spin-off to become taxable to TMP. See "Arrangements Between TMP and HH Group Relating to the Distribution." These obligations could discourage, delay or prevent a change of control of HH Group.

Certain provisions of the HH Group certificate of incorporation and by-laws and of Delaware law, as each will be in effect immediately following the distribution, could have the effect of making it more difficult for a third party to acquire control of HH Group in a transaction not approved by HH Group's board of directors. These provisions have been designed to permit HH Group to develop its business without disruptions caused by the threat of a takeover not deemed by its board of directors to be in the best interests of HH Group and its stockholders. See "Risk Factors—Risks relating to our common stock—Provisions in our organizational documents and Delaware law will make it more difficult for someone to acquire control of us." In addition, provisions of HH Group's certificate of incorporation eliminate certain liabilities of its directors in connection with the performance of their duties. See "Liability and Indemnification of Officers and Directors."

Relationship Between TMP and HH Group
TMP will have no stock ownership in HH Group after completion of the distribution. For purposes of governing certain ongoing relationships between TMP and HH Group after the distribution, to provide for an orderly transition and to govern certain tax matters, among other things, HH Group and TMP have entered into or will enter into certain agreements to be effective following the distribution as mutually agreed upon. In addition, TMP and HH Group may also purchase services that the other offers the public, at market rates as its management may desire. See "Arrangements Between TMP and HH Group Relating to the Distribution."
Risk Factors	The distribution and ownership of the HH Group common stock involve various risks. You should carefully consider the matters discussed under "Risk Factors."

RISK FACTORS

        You should carefully consider and evaluate all of the information set forth in this information statement, including the risk factors listed below. Some of the following risks relate principally to our separation from TMP and ownership of HH Group common stock. Other risks relate principally to HH Group's business. The risks and uncertainties described below are not the only ones facing HH Group. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect HH Group's business.

        If any of the following risks or uncertainties develops into actual events, the business, financial condition or results of operations of HH Group, and the value of your holdings in HH Group common stock, could be materially adversely affected. Neither HH Group nor TMP makes, nor is any other person authorized to make, any representation as to the future market value of our common stock.

Risks relating to our separation from TMP

We have no history of operating as an independent company upon which you can evaluate us.

        The HH Group management team has not operated our company as a public, stand-alone company, and we will have a new board of directors appointed by TMP. Our ability to satisfy our obligations and maintain profitability will be solely dependent upon the future performance of the businesses we own and operate, and we will not be able to rely upon the financial and other resources and cash flows of those business lines remaining with TMP. Since HH Group does not have an operating history as a separate entity, it will be difficult for anyone to accurately forecast our future revenues and other operating results, and we cannot assure you that HH Group will be able to satisfy its obligations and maintain profitability. Further, historically, eResourcing has utilized other services offered by TMP, most notably, Monster. After the spin-off, we will only have the same access to Monster as would any other third party, thereby potentially making our eResourcing services less attractive to some of our customers or potential customers.

Our historical and pro forma financial information may not be representative of our results as a separate company.

        The financial statements included in this information statement differ from the results of operations, financial condition and cash flows that would have been achieved had HH Group been operated independently during the periods and as of the dates presented. Prior to the distribution, HH Group's businesses were operated by TMP as part of its broader corporate organization rather than as a stand-alone company. Historically, TMP performed certain corporate functions for us, including legal functions, treasury administration, insurance administration, internal audit and corporate income tax administration. Following the distribution, TMP will not provide assistance to us, other than to provide various corporate support services during a transition period for which we will compensate TMP.

        We are in the process of creating our own, or engaging third parties to provide, corporate administrative functions to replace many of the corporate administrative functions TMP currently provides. We may incur costs for these functions that are higher than the amounts reflected in our historical financial statements.

        Our historical financial statements contain assumptions about our expenses that may change after the distribution:

  •
  our historical financial statements reflect allocations, primarily with respect to corporate overhead, for services provided to us by TMP, including branding and marketing, which may not reflect the actual costs we will incur for similar services as a stand-alone company; and
  •
  our historical financial statements do not reflect changes that we expect to occur in the future as a result of our separation from TMP, including changes in how we fund our operations as well as tax and employee matters.

        Although we believe that our historical financial statements allocate to us a reasonable share of such expenses, we cannot assure you that our actual costs will not increase, perhaps substantially, after the distribution. Following the distribution, we also will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues.

        Therefore, you should not make any assumptions regarding our future performance based on the financial statements included in this information statement.

If the distribution is taxable, you could be required to pay tax on the fair market value of the shares of our common stock you receive in the distribution.

        TMP has received an IRS ruling that the distribution will qualify as tax-free to TMP's stockholders, except for cash received in lieu of fractional shares. Although the ruling relating to the qualification of the distribution as a tax-free transaction is generally binding on the IRS, the continuing validity of the ruling is subject to factual representations and assumptions. Neither HH Group nor TMP are aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

        If the distribution fails to qualify as a tax-free distribution for U.S. federal income tax purposes, TMP stockholders who receive shares of our common stock in the distribution would be treated as if they had received a taxable distribution in an amount equal to the fair market value of our common stock received. The amount of the taxable distribution would be taxed as a dividend to the extent of TMP's current and accumulated earnings and profits. If the distribution fails to qualify as a tax-free distribution for U.S. federal income tax purposes to TMP stockholders, then, in general, a corporate income tax could also be payable on the excess of the fair market value of the stock over TMP's adjusted tax basis in the stock at the time of the distribution by the combined tax group of which TMP is the common parent.

TMP could incur a corporate tax liability for which we could be responsible under some circumstances.

        Even if the distribution qualifies as a tax-free distribution to TMP stockholders, TMP could be subject to corporate income tax under Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), on gain inherent in the stock of HH Group if one or more persons acquire a 50% or greater interest or HH Group as part of a plan or series of related transactions that included the distribution. Any acquisition that occurs during the four-year period beginning two years before the distribution will be presumed to be part of a plan or a series of transactions relating to the distribution. Under the tax separation agreement, HH Group will bear any related taxes that arise from the application of Section 355(e) in such circumstances. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution" and "Arrangements Between TMP and HH Group Relating to the Distribution."

We may be required to indemnify TMP, or may not be able to collect on indemnification rights from TMP.

        Under the terms of the distribution agreement and the tax separation agreement, we and TMP have agreed to indemnify one another from and after the distribution with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies. These indemnification obligations could be significant. Our ability to satisfy any such indemnification obligations will depend upon the future financial strength of our company. We cannot determine whether we will have to indemnify TMP for any substantial obligations after the distribution. We also cannot assure you that, if TMP becomes obligated to indemnify us for any substantial obligations, TMP will have the ability to satisfy those obligations. Any payment by TMP or HH Group pursuant to these indemnification provisions could have a material adverse effect on their respective business. Any failure by TMP or HH Group to satisfy its indemnification obligations could have a material adverse effect on the other's business. See "Arrangements Between TMP and HH Group Relating to the Distribution."

We may be unable to make the changes necessary to operate as an independent entity and may incur greater costs.

        Historically, we have been part of a consolidated entity, and we have relied on the results of operations, assets and cash flow of TMP's other business segments. Following the spin-off, TMP will have no obligation to provide financial, operational or organizational assistance to us other than limited services of a short duration. We may not be able to implement successfully the changes necessary to operate independently.

        The distribution agreement, transition services agreement and tax separation agreement that we will have entered into in connection with the spin-off provide that our businesses will be conducted differently and that our relationship with TMP will be different from what it has historically been. These differences may have a detrimental effect on our results of operations or financial condition.

Following the spin-off, we will need to obtain financing on a stand-alone basis.

        Historically, all of our financing was done by TMP at the parent level. TMP was able to use its overall balance sheet to finance our operations. After the spin-off, we will have to raise financing on a stand-alone basis without reference to or reliance on TMP's financial condition. Following the spin-off, we may not be able to secure adequate debt or equity financing on desirable terms or at all. Following the distribution, we will have less financial and other resources than TMP. Our ability to obtain financing, and the terms thereof, will in large part depend on our financial condition and performance. The cost to us of stand-alone financing may be materially higher than the cost of financing that we incurred as part of TMP. If we do not obtain debt financing prior to the date of the spin-off, TMP will extend to us a secured $15 million revolving credit facility. The latest maturity date of the facility will be only six months from the date of the spin-off, however.

After spin-off, we will have outstanding debt and an increased cost of capital, both of which could harm our businesses.

        We intend to enter into new credit facilities subsequent to the spin-off. The interest rates on these new credit facilities and notes are expected to be consistent with that of other industry participants of similar credit quality although likely at a higher rate than currently enjoyed by TMP. If the spin-off had occurred on December 31, 2002, we would have had total indebtedness outstanding of approximately $2.2 million, which amount does not contemplate any outstanding borrowings under the third party financing agreements or the TMP revolving credit facility. Any debt incurred by us under these new credit facilities could adversely affect our ability to conduct our businesses and put us at a competitive disadvantage.

Our new credit facilities and other debt instruments may restrict our operating flexibility.

        Any new credit facilities and other debt instruments are likely to contain a number of significant provisions that will restrict our operating flexibility, which could have important consequences for investors, including the following:

  •
  we may have to use a portion of our cash flow from operations for debt service rather than for our operations;
  •
  we may not be able to incur additional debt financing for future working capital or capital expenditures;
  •
  we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions; and
  •
  we may not be able to sell assets, grant or incur liens on our assets, repay indebtedness pay dividends, repurchase or redeem capital stock, or engage in mergers or consolidations.
  •
  we are restricted from borrowing under the TMP credit facility until such time as our aggregate cash and cash equivalent balance is equal to or less than $10 million.

        These restrictions could hurt our ability to finance our future operations or capital needs and to make acquisitions that may be in our best interest, and they could put us at a disadvantage compared to our competitors. In addition, our proposed new credit facilities will require that we satisfy several financial covenants. Our ability to comply with these financial requirements and other restrictions may be affected by events beyond our control, and our inability to comply with them could result in a default under the new credit facilities or other debt instruments. If a default occurs under these new credit facilities, the lenders under these facilities could elect to declare all of the outstanding borrowings, as well as accrued interest and fees, to be due and payable and require us to apply all of our available cash to repay those borrowings. In addition, a default may result in higher rates of interest and the inability to obtain additional capital. Further, debt incurred under any credit facility will likely bear interest at variable rates. Any increase in interest expense could reduce the funds available for operations.

Risks relating to our common stock

Our common stock has no prior public market and it is not possible to predict how our stock will perform after the distribution.

        There is not currently a public market for our common stock, although we expect that a "when-issued" trading market will develop on or about the record date, and after our common stock has been admitted for trading, subject to official notice of the distribution, on The Nasdaq National Market. We cannot assure you that an active public market will develop for our common stock.

        The trading price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the professional staffing and executive search industries, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industries, sales of common stock by insiders, as well as other factors unrelated to our operating results. Prices may also be affected by certain provisions of our certificate of incorporation and by-laws and Delaware law, as each will be in effect following the distribution, which may have anti-takeover effects. See "Provisions in our organizational documents and Delaware law will make it more difficult for someone to acquire control of us" and "Certain Anti-Takeover Effects." Accordingly, we cannot provide any assurance as to the prices at which trading in our common stock will occur on a "when-issued" basis or after the distribution. See "The Distribution—Approval and trading of the shares of HH Group common stock."

The distribution will likely cause the trading price of TMP common stock to initially decline and may cause continued fluctuations in the trading price of the TMP and HH Group common stock.

        Following the distribution, shares of TMP common stock will continue to be listed and traded on The Nasdaq National Market under the symbol "TMPW". As a result of the distribution, the trading price of TMP common stock immediately following the distribution may be lower than the trading price of TMP common stock immediately prior to the distribution. The combined trading prices of TMP common stock and HH Group common stock after the distribution may be less than the trading price of TMP common stock immediately prior to the distribution. Until the market has fully analyzed the separate operations of TMP and HH Group, the prices at which TMP and HH Group common stock trades may fluctuate significantly.

Substantial sales of our stock may occur after the distribution, causing an adverse impact on the trading price of our stock.

        Based on the number of shares of TMP common stock outstanding on February 25, 2003, TMP will distribute to its stockholders a total of approximately 8,494,668 shares of our common stock. Under the United States federal securities laws, almost all of these shares may be resold immediately in the public market, except for shares of our common stock held by our affiliates. Investors holding TMP common stock may hold that common stock because of a decision to invest in a company that operates in multiple businesses. Following the spin-off, shares of HH Group will represent an investment in a smaller company with its business concentrated in the temporary contracting and executive search and professional staffing industries. We cannot predict whether stockholders will resell large amounts of our common stock in the public market following the distribution or how quickly they may resell those shares. In addition, a portion of TMP's common stock is held by funds tied to broad stock market indices, such as the Standard & Poor's 500 index. Our stock will not be included in such indices at the time of TMP's distribution of our common stock, and therefore these index funds will be required to sell our stock. Any sales of substantial amounts of our common stock could have a material adverse effect on the trading price of our common stock.

Provisions in our organizational documents and Delaware law will make it more difficult for someone to acquire control of us.

        Upon consummation of the spin-off, our certificate of incorporation and by-laws and the Delaware General Corporation Law contain several provisions that make more difficult an acquisition of control of us in a transaction not approved by our board of directors, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and that may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. Our certificate of incorporation and by-laws include provisions:

  •
  dividing our board of directors into three classes to be elected on a staggered basis, one class each year;
  •
  authorizing our board of directors to issue shares of our preferred stock in one or more series without further authorization of our stockholders;
  •
  requiring that stockholders provide advance notice of any stockholder nomination of directors or any proposal of new business to be considered at any meeting of stockholders;
  •
  permitting removal of directors only for cause;
  •
  providing that vacancies on our board of directors will be filled by the remaining directors then in office;
  •
  requiring that a supermajority vote be obtained to amend or repeal specified provisions or our certificate of incorporation or by-laws; and
  •
  eliminating the right of stockholders to call a special meeting of stockholders.

        In addition, Section 203 of the Delaware General Corporation Law generally provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that the stockholder becomes an interested stockholder, unless a majority of the directors then in office approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

        We have agreed not to engage in certain specified transactions, including a sale of HH Group to a third party acquiror, for two years following the distribution. In addition, we have agreed to indemnify TMP for any tax and certain other costs and expenses resulting from any acquisition or other issuance of HH Group common stock that causes the spin-off to become taxable to TMP.

Risks relating to our business

We may not be able to manage our growth.

        Historically, our business has grown rapidly through acquisitions and internally. This prior growth of our business has placed a significant strain on our management and operations. Our expansion has resulted in substantial growth in the number of our employees. In addition, this growth has resulted in increased responsibility for both existing and new management personnel and incremental strain on our existing operations and financial and management information systems. Our success depends to a significant extent on the ability of our executive officers and other members of senior management to operate effectively both independently and as a group. If we are not able to manage any existing or future growth, our business, financial condition and operating results may be materially adversely affected.

We face risks associated with expansion.

        TMP has completed 63 professional staffing and executive search acquisitions since 1999, and we expect that if we continue to grow, it will be, in part, by acquiring businesses. The success of this strategy depends upon several factors, including:

  •
  our ability to identify and acquire businesses on a cost-effective basis;
  •
  our ability to integrate acquired personnel, operations, products and technologies into our organization effectively; and
  •
  our ability to retain and motivate key personnel and to retain the clients of acquired firms.

        We cannot assure that financing for acquisitions will be available on terms we find acceptable, or at all, or that we will be able to identify or consummate new acquisitions, or manage and integrate our recent or future expansions successfully. Any inability to do so may materially adversely affect our business, financial condition and operating results. Our level of indebtedness may increase in the future if we finance acquisitions with debt, which would cause us to incur additional interest expense and could increase our vulnerability to general adverse economic and industry conditions and limit our ability to obtain additional financing. If we issue shares of our stock as currency in any future acquisitions, then our earnings per share may be diluted as a result of the issuance of such stock. In addition, we cannot assure you that participants in potential acquisitions will view our stock attractively.

We rely on our information systems and if we lose that technology, or fail to further develop our technology, our business could be harmed. We have not operated these systems by ourselves.

        Our success depends in large part upon our ability to store, retrieve, process and manage substantial amounts of information, including our client and candidate databases. To achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our information systems. This may require the acquisition of equipment and software and the development, either internally or through independent consultants, of new proprietary software. Our inability to design, develop, implement and utilize, in a cost-effective manner, information systems that provide the capabilities necessary for us to compete effectively, or any interruption or loss of our information processing capabilities, for any reason, could harm our business, results of operations or financial condition. Further, prior to the distribution, we relied on TMP for the provision of our information systems. Consequently, we have not operated the information systems by ourselves. To the extent we are unable to do so as efficiently as did TMP, our business, results of operations or financial condition could be negatively impacted.

Our markets are highly competitive.

        The markets for our services are highly competitive. They are characterized by pressures to:

  •
  reduce prices;
  •
  incorporate new capabilities and technologies; and
  •
  accelerate job completion schedules.

        Furthermore, we face competition from a number of sources. These sources include other executive search firms and search and professional staffing firms and several of our competitors have greater financial and marketing resources than we do. In addition, TMP will not be prohibited from competing against us.

        Due to competition, we may experience reduced margins on our products and services, as well as loss of market share and our customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be materially adversely affected.

        We have no significant proprietary technology that would preclude or inhibit competitors from entering the mid-market professional staffing and temporary contracting and executive search markets. We cannot assure you that existing or future competitors will not develop or offer services and products which provide significant performance, price, creative or other advantages over our services. This could have a material adverse effect on our business, financial condition and operating results.

Our operating results fluctuate from quarter to quarter.

        Our quarterly operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are a result of a variety of factors, including:

  •
  mismatches between resource allocation and client demand due to difficulties in predicting client demand in a new market;
  •
  the hiring cycles of employers;
  •
  changes in general economic conditions, such as recessions, that could affect recruiting efforts generally;
  •
  the magnitude and timing of marketing initiatives;
  •
  the attraction and retention of key personnel;
  •
  our ability to manage our anticipated growth and expansion;
  •
  our ability to attract and retain clients; and
  •
  the timing of our acquisitions, if any.

Our temporary contracting operations will be affected by global economic fluctuations.

        Demand for our temporary contracting services is significantly affected by the general level of economic activity in the regions and industries in which we operate, and such business may suffer during economic downturns. Companies use temporary contracting services to manage personnel costs and staffing needs due to business fluctuations. When economic activity increases, temporary employees are often added before full-time employees are hired. As economic activity slows, many companies reduce their use of temporary employees before undertaking layoffs of their regular employees. During expansions, there is intense competition among temporary contracting firms for qualified personnel. In addition, we may experience increased competitive pricing and temporary contracting cost pressures during those periods. Pricing pressures may arise as a result of our competitors seeking to maintain or expand their market share by adopting pricing strategies during periods of declining economic activity that offer customers prices lower than the general market. Similarly, during periods of economic expansion, our costs to recruit and retain qualified temporary personnel may rise along with other temporary contractor providers and companies hiring on a permanent basis as we compete for a limited pool of qualified personnel. These cost increases will cause our profit margins to erode to the extent that we are unable to pass the increased personnel costs on to our customers in the form of higher prices. Additionally, a slowdown in the economy may result in decreased demand for our temporary personnel, and thus in our revenues, and may adversely affect our financial condition and results of operations. Further, we may face increased pricing pressures during economic downturns. For example, during 2001 and 2002, our customers across the United States reduced their overall workforce to reflect the slowing demand for their products and services, which in turn significantly reduced our revenues in the United States. We expect that continued economic slowing will continue to challenge revenue and profit growth in 2003. Therefore, a significant economic downturn or recession, especially in regions or industries where our operations are heavily concentrated, could have a material adverse effect on our business, financial condition and operating results.

The performance of our executive search and mid-market professional staffing businesses is difficult to forecast and are cyclical, and a decline in these businesses could have a material adverse effect on our overall business, financial condition and operating results.

        The performance of our executive search and mid-market professional staffing businesses has fluctuated in the past and can be expected to continue to fluctuate in the future. We provide executive search and mid-market professional staffing services on an assignment-by-assignment basis, which clients can generally terminate at any time, and existing clients may not continue to use our executive search and professional staffing services at historical levels which, for the years ended December 31, 2002, 2001 and 2000, accounted for approximately 6%, 8% and 13% of our revenue, respectively. Like our temporary contracting business, our executive search and professional staffing business is significantly affected by the general level of economic activity in the regions and industries in which we operate, and our executive search and professional staffing business may suffer during economic downturns. When economic activity slows, many companies hire fewer employees, and some companies engage in hiring freezes. A recession could cause employers to reduce or postpone their recruiting efforts and therefore affect demand for our services. During the current economic downturn affecting the United States and European markets, our fees and commissions from our executive search and mid-market professional staffing businesses have been adversely affected. Because we operate from many small offices with fixed overhead, we have only limited flexibility to reduce expenses during economic downturns.

We face risks relating to our foreign operations.

        We conduct operations in foreign countries, including Australia, Belgium, Canada, France, Germany, Italy, the Netherlands, New Zealand and the United Kingdom. For the years ended December 31, 2002, 2001 and 2000 approximately 67%, 62% and 58%, respectively, of our revenues were earned outside of the United States. Our current or future international operations might not succeed for a number of reasons including:

  •
  difficulties in staffing and managing foreign operations;
  •
  competition from local recruiting services;
  •
  operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;
  •
  language and cultural differences;
  •
  taxation issues;
  •
  unexpected changes in regulatory requirements;
  •
  issues relating to uncertainties of laws and enforcement relating to the regulation and protection of intellectual property; and
  •
  general political and economic trends.

        If we are forced to discontinue any of our international operations, we could incur material costs to close down such operation.

        We are also subject to taxation in foreign jurisdictions. In addition, transactions between us and our foreign subsidiaries may be subject to United States and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which we will receive credit in the United States for taxes we pay in foreign jurisdictions will depend upon the application of limitations set forth in the Code, as well as the provisions of any tax treaties which may exist between the United States and such foreign jurisdictions.

Foreign currency fluctuations may have a material adverse effect on our operating results.

        For the years ended December 31, 2002, 2001 and 2000, approximately 67%, 62% and 58% of our revenue was generated outside the United States. The results of our local operations are reported in the applicable foreign currencies and then translated into U.S. dollars at the applicable foreign currency exchange rates for inclusion in our financial statements. In addition, we generally pay operating expenses in the corresponding local currency. Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations in addition to economic exposure. This risk could have a material adverse effect on our business, financial condition and operating results.

We depend on our highly skilled professionals.

        The success of our employment recruiting business depends upon our ability to attract and retain highly skilled professionals who possess the skills and experience necessary to fulfill our clients' employee search needs. Competition for highly skilled professionals is intense. We believe that we have been able to attract and retain highly qualified, effective professionals as a result of our reputation and our performance-based compensation system. These professionals have the potential to earn substantial bonuses based on the amount of revenue they generate by:

  •
  obtaining executive search assignments;
  •
  executing search assignments; and
  •
  assisting other professionals to obtain or complete executive search assignments.

        Bonuses represent a significant proportion of these professionals' total compensation. Any diminution of our reputation could impair our ability to retain existing or attract additional highly skilled professionals. Any inability to attract and retain highly skilled professionals could have a material adverse effect on our executive search business, financial condition and operating results.

Our employees may depart with existing executive search clients.

        The success of our executive search business depends upon the ability of employees to develop and maintain strong, long-term relationships with clients. Usually, one or two employees have primary responsibility for a client relationship. When an employee leaves a recruiting firm and joins another, clients that have established relationships with the departing employee may move their business to the employee's new employer. The loss of one or more clients is more likely to occur if the departing employee enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a specific industry or management function. Historically, we have not experienced significant problems in this area. However, a failure to retain our most effective employees or maintain the quality of service to which our clients are accustomed could have a material adverse effect on our business, financial condition and operating results. Also, the ability of a departing employee to move business to his or her new employer could have a material adverse effect on our business, financial condition and operating results.

We face risks maintaining our professional reputation and establishing and maintaining our brand name.

        Our ability to secure new employee recruiting engagements and to hire qualified professionals is highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements by referrals from existing clients. Therefore, the dissatisfaction of any client could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on our executive search business, financial condition and operating results. In addition, we are not able to predict how our professional reputation will be affected when we are no longer part of TMP.

We face restrictions imposed by blocking arrangements.

        Either by agreement with clients or for marketing or client relationship purposes, executive search firms frequently refrain, for a specified period of time, from recruiting certain employees of a client, and possibly other entities affiliated with such client, when conducting executive searches on behalf of other clients. This is known as a "blocking" or "off-limits" arrangement. Blocking arrangements generally remain in effect for one or two years following completion of an assignment. The actual duration and scope of any blocking arrangement, including whether it covers all operations of a client and its affiliates or only certain divisions of a client, generally depends on such factors as:

  •
  the length of the client relationship;
  •
  the frequency with which the executive search firm has been engaged to perform executive searches for the client; and
  •
  the number of assignments the executive search firm has generated or expects to generate from the client.

        Some of our executive search clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential candidates for other companies in that client's industry. Blocking arrangements with a client of this nature, or the awareness by a client's competitors of such an arrangement, may make it difficult for us to obtain executive search assignments from, or to fulfill executive search assignments for, competitors while employees of that client may not be solicited. As our client base grows, particularly in our targeted business sectors, blocking arrangements increasingly may impede our growth or ability to attract and serve new clients. This could have an adverse effect on our executive search business, results of operations and financial condition.

We may be exposed to employment-related claims, legal liability and costs from both clients and employers that could adversely affect our business, financial condition and results of operations, and our insurance coverage may not cover all of our potential liability.

        We are in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

  •
  claims of misconduct or negligence on the part of our employees;
  •
  claims by our employees of discrimination or harassment directed at them, including claims relating to action of our clients;
  •
  claims related to the employment of illegal aliens or unlicensed personnel;
  •
  payment of workers' compensation claims and other similar claims;
  •
  violations of wage and hour requirements;
  •
  retroactive entitlement to employee benefits;
  •
  errors and omissions of our temporary employees, particularly in the case of professionals;
  •
  claims by taxing authorities related to our employment of independent contractors and the risk that such contractors could be considered employees for tax purposes;
  •
  claims related to our non-compliance with European data protection laws which require the consent of a candidate to transfer resumes and other data; and
  •
  claims by our clients relating to our employees' misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

        We are also exposed to potential claims with respect to the recruitment process. A client could assert a claim for matters such as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. Further, the current employer of a candidate whom we place could file a claim against us alleging interference with an employment contract. In addition, a candidate could assert an action against us for failure to maintain the confidentiality of the candidate's employment search or for alleged discrimination or other violations of employment law by one of our clients.

        We may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact or our business. In some cases, we have agreed to indemnify our clients against some or all of these types of liabilities. We cannot assure you that we will not experience these problems in the future or that our insurance will cover all claims or that our insurance coverage will continue to be available at economically feasible rates.

We depend on our key management personnel.

        Our continued success will depend to a significant extent on our senior management, including Jon F. Chait, our Chairman and CEO. The loss of the services of Mr. Chait or one or more key employees could have a material adverse effect on our business, financial condition and operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could have a material adverse effect on our business, financial condition and operating results.

Government regulations may result in the prohibition or restriction of certain types of employment services we offer or in the imposition of additional licensing or tax requirements that may reduce our future earnings.

        In many jurisdictions in which we operate, such as France, Germany and Japan, the temporary staffing industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts of temporary employees and the industries in which temporary employees may be used. In some countries, special taxes, fees or costs are imposed in connection with the use of temporary workers. For example, temporary workers in France are entitled to a 10% allowance for the precarious nature of employment which is eliminated if a full-time position is offered to them within three days. The countries in which we operate may:

  •
  create additional regulations that prohibit or restrict the types of employment services that we currently provide;
  •
  impose new or additional benefit requirements;
  •
  require us to obtain additional licensing to provide staffing services; or
  •
  increase taxes, such as sales or value-added taxes, payable by the providers of staffing services.

        Any future regulations that make it more difficult or expensive for us to continue to provide our staffing services may have a material adverse effect on our financial condition, results of operations and liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This information statement contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations and future business prospects in this information statement. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions, including industry and economic conditions, that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed under "Risk Factors," as well as any cautionary language in this information statement and our filings with the SEC, provide examples of these risks and uncertainties.

        You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement. Except as required by law, we have no obligation, and expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

DIVIDEND POLICY

        We do not expect to pay a dividend in the foreseeable future. Our dividend policy will be established by our board of directors from time to time based on our results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant. In addition, the terms of our debt agreements may place limits on our ability to pay dividends and make other distributions.

THE DISTRIBUTION

Background and Reasons for the Distribution

        Management and the board of directors of TMP have concluded that the separation of TMP's eResourcing and Executive Search businesses by way of a pro rata distribution of the common stock of HH Group to TMP stockholders is in the best interests of TMP stockholders. On October 18, 2002, the board of directors of TMP authorized TMP's management to take the steps necessary to effect the distribution, subject to final approval. Consummation of the distribution is subject to several conditions described in greater detail below.

        The distribution is intended to separate the eResourcing and Executive Search businesses from the remaining TMP businesses in order to enable each of TMP and HH Group to compete effectively without negatively affecting the other's businesses and to adopt strategies and pursue objectives appropriate to their specific needs and to enhance each company's growth opportunities. TMP initially entered the eResourcing and Executive Search businesses to further its "intern to CEO" strategy, however, as time went by, it became increasingly clear that these businesses were not furthering TMP's strategy and, in fact, were negatively impacting TMP's relations with some of its other clients. TMP management believes that separating HH Group from TMP will provide the following additional benefits and greater growth opportunities:

  •
  Enhanced Management Focus. The management team of each company will be better able to focus on each company's respective operations, strategic direction and core businesses as well as pursue growth opportunities, which TMP believes will help maximize value over the long term for both TMP and HH Group stockholders.

  •
  Enhanced Ability to Attract Key and Retain Employees. HH Group will have a greater chance of attracting and retaining qualified managerial employees if employee equity compensation is directly related to the operations and success of HH Group as an independent entity.
  •
  Permit Investors To Better Evaluate Company Performance. Stockholders of HH Group and TMP will be better able to evaluate the financial performance of each company thereby enabling increased investor focus. Following the distribution, TMP will continue to own and operate its Monster, Advertising and Communications and Directional Marketing businesses.

Conditions Precedent to the Distribution

        It is expected that the distribution of our common stock to TMP stockholders will be effective on or about March 31, 2003, the ("Distribution Date") so long as:

  •
  the Securities and Exchange Commission has not issued a stop order with respect to the Form 10 or instituted a proceeding for that purpose;
  •
  the actions with respect to the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by the distribution agreement have been taken, and, where applicable, have become effective or been accepted;
  •
  our common stock to be delivered in the distribution has been admitted on The Nasdaq National Market, subject to official notice of issuance;
  •
  TMP's board of directors has been satisfied that the distribution will be made out of TMP's surplus within the meaning of Section 170 of the Delaware General Corporation Law and TMP shall have received a solvency opinion with respect to us;
  •
  TMP's board of directors has not abandoned, deferred or modified the distribution at any time prior to the distribution date;
  •
  the required corporate restructuring transactions have been effected;
  •
  the distribution agreement, the ancillary agreements described in the distribution agreement and each of the other agreements reasonably necessary or appropriate to consummate the corporate restructuring transactions and the distribution have been duly executed and delivered by the parties;
  •
  no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution or any of the other transactions contemplated by the distribution agreement and the other agreements relating to the distribution may be in effect; and
  •
  any material governmental approvals and consents necessary to consummate the distribution have been obtained and are in full force and effect.

Distribution Agent

        The distribution agent is The Bank of New York, 101 Barclay Street, New York, New York 10286, telephone 1-800-524-4458.

Manner of Effecting the Distribution

        The general terms and conditions relating to the distribution will be set forth in the distribution agreement to be executed on or prior to the distribution date between TMP and us. See "Arrangements Between TMP and HH Group Relating to the Distribution."

        In the event that all conditions to the distribution are satisfied or waived, and subject to the right of the board of directors of TMP to provide final approval for the distribution or to abandon the distribution and related transactions, the distribution will be made on or about the distribution date to stockholders of record of TMP on the record date. As part of the spin-off, HH Group will be adopting a book-entry share transfer and registration system for HH Group common stock. Instead of receiving physical share certificates, for every thirteen and one third (13 1/3) shares of TMP common stock on the record date, registered holders thereof will receive one share of our common stock credited to book-entry accounts established for them by the distribution agent. The distribution agent will mail an account statement to each registered holder stating the number of shares of HH Group common stock credited to such holder's account. For stockholders who own TMP common stock through a broker or other nominee, their shares of HH Group common stock will be credited to their account by the broker or other nominee. After the distribution, holders may request that their shares of HH Group common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.

        Fractional shares of our common stock will not be issued to holders of TMP common stock as part of the distribution nor credited to book-entry accounts. Instead, the distribution agent will aggregate fractional shares into whole shares and sell them in the open market at then-prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive a cash payment in the amount of their pro rata share of the net sale proceeds. The distribution agent, in its sole discretion, without any influence from TMP or HH Group, will determine when, how, through which broker-dealer and at what price to sell such whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either TMP or HH Group. Sales of fractional shares of our common stock are expected to be made as soon as practicable after the distribution date, and checks representing proceeds of these sales will be mailed thereafter. TMP will bear the cost of brokerage commissions incurred in connection with such sales. See "The Distribution—Certain U.S. Federal Income Tax Consequences of the Distribution" for a discussion of the federal income tax treatment of fractional share interests. None of TMP, the Distribution Agent nor we guarantee that you will receive any minimum sale price for your fractional shares of HH Group common stock. You will not be paid any interest on the proceeds of the sale.

        Holders of TMP common stock will not be required to pay any cash or other consideration for the shares of our common stock received in the distribution or to surrender or exchange shares of TMP common stock or take any other action in order to receive our common stock. The distribution will not affect the number of, or the rights attaching to, the outstanding shares of TMP common stock.

        Holders of TMP common stock should not send certificates to TMP, HH Group or the Distribution Agent. Shares of our common stock will be credited to book-entry accounts by the Distribution Agent on or about April 1, 2003. TMP stock certificates will continue to represent shares of TMP common stock after the distribution in the same amount of shares shown on the certificates.

Treatment of options and restricted stock

        Generally, any outstanding options to purchase TMP common stock issued under a TMP stock plan will remain outstanding following the distribution in accordance with and subject to their terms (including terms relating to vesting and exercisability), but will be adjusted in a manner determined by the compensation committee of TMP's board of directors to reflect the economic value of the distribution and will continue to represent only the right to purchase TMP common stock. Upon completion of the distribution the number of shares and exercise price will be adjusted so that each option will have the same aggregate intrinsic value and the same ratio of the exercise price to the market value per share of the TMP stock options prior to the distribution. In addition, the number of shares of TMP common stock underlying certain outstanding restricted stock grants will be adjusted by the compensation committee of TMP's board of directors to reflect the economic value of the distribution.

Results of the Distribution

        Following the distribution, we will be a separate public company. The number and identity of the holders of our common stock immediately following the distribution will be substantially the same as the number and identity of the holders of TMP common stock on the record date. Immediately following the distribution we expect to have approximately 1,998 holders of record of our common stock and 8,494,668 shares of common stock outstanding based on the number of stockholders of record of TMP common stock and the number of outstanding shares of TMP common stock as of the close of business on February 25, 2003 and the distribution ratio of one share of HH Group common stock for every thirteen and one third (13 1/3) shares of TMP common stock. The actual number of shares of our common stock to be distributed will be determined as of the record date. The distribution will not affect the number of shares outstanding of TMP common stock or any rights of holders of TMP common stock.

Incurrence of Debt

        Subsequent to the distribution, we expect to enter into one or more senior credit facilities. The terms of these credit facilities are still being negotiated, including whether the credit facilities will be secured or unsecured. We intend to use any proceeds from borrowings under the credit facility for future capital expenditures, working capital and letter of credit requirements. As of December 31, 2002, our long-term debt was $2.2 million, with a total long-term debt to total capitalization ratio of 0.37%.

        TMP will extend a secured revolving credit facility to HH Group on the distribution date if HH Group has not otherwise closed on a credit facility with a third party. The credit facility will provide for an interest rate equal to the prime rate and be limited to $15 million outstanding at any one time. The maturity date of the credit facility will be the earlier of six months from the distribution date or the date on which HH Group closes on a credit facility with a third party. The credit facility will be secured by our accounts receivable.

Certain U.S. Federal Income Tax Consequences of the Distribution

        The following is a summary description of the material U.S. federal income tax consequences of the distribution. This summary is not intended as a complete description of all of the tax consequences of the distribution and does not discuss tax consequences under the laws of any state, local or foreign governments or any other jurisdiction. Moreover, the following discussion may not apply to particular categories of holders subject to special tax treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions, broker-dealers, estates, trusts, tax-exempt organizations, real estate investment trusts, regulated investment companies, non-United States holders, or persons that will hold their shares of our common stock as a position in a straddle, as part of a synthetic security or hedge, or as part of a conversion transaction or other integrated investment. This summary does not include a description of any alternative minimum tax consequences that may be applicable to the receipt of our shares pursuant to the spin-off. This summary assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code.

        The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary Treasury Department regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

        TMP has received an IRS ruling to the effect that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Although the ruling relating to the qualification of the distribution as a tax-free transaction is generally binding on the IRS, the continuing validity of the ruling is subject to factual representations and assumptions. Neither HH Group nor TMP are aware of any facts or circumstances that would cause such representations and assumptions to be untrue.

        The ruling provides that for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by and no amount will be included in the income of TMP's stockholders upon the receipt of HH Group stock from TMP in the distribution;
  •
  the aggregate basis of TMP stock and HH Group stock in the hands of TMP's stockholders after the distribution will be the same as the aggregate basis of the TMP stock in the hands of TMP's stockholders immediately before the distribution, allocated between the TMP stock and HH Group stock in proportion to the fair market values of each;
  •
  the holding period of the HH Group stock to be received by TMP stockholders will include the holding period of their TMP stock;
  •
  neither TMP nor HH Group will recognize any gain or loss as a result of the distribution.

        TMP stockholders who receive cash in lieu of fractional shares, if any, will recognize gain or loss on the sale of the fractional share equal to the difference between the cash received and the stockholder's basis in such fractional share.

        U.S. Treasury regulations require each TMP stockholder that receives shares of HH Group stock in the distribution to attach to the stockholder's U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such information as may be appropriate to demonstrate the applicability of Section 355 of the Code to the distribution. Such statement shall include a description of the HH Group stock received and the names and addresses of all the corporations involved in the transaction. Within a reasonable period of time after the distribution, TMP will provide its stockholders that receive shares of HH Group stock in the distribution the information necessary to comply with such requirement.

        In addition, even if the distribution qualifies as a tax-free distribution for U.S. federal income tax purposes, TMP could be subject to corporate income tax under Section 355(e) of the Code on gain inherent in the stock of HH Group if one or more persons acquire a 50% or greater interest of HH Group as part of a plan or a series of related transactions that included the distribution. Any acquisition that occurs during the four-year period beginning two years before the distribution will be presumed to be part of a plan or a series of transactions relating to the distribution. Under the Tax Separation Agreement HH Group will bear any related taxes that arise from the application of Section 355(e) of the Code in such circumstances.

        We urge you to consult your tax advisor as to the particular tax consequences to you of the distribution described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

Approval and trading of the shares of HH Group common stock

        There is no existing market for our common stock. We have applied for quotation of our common stock on The Nasdaq National Market. It is anticipated that our common stock will be traded on The Nasdaq National Market under the symbol "HHGP". If the shares are accepted for quotation, a when-issued trading market for our common stock is expected to develop on or about the record date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. There can be no assurance about the trading prices for our common stock before or after the distribution date, and until the shares of our common stock are fully distributed and an orderly market develops, the trading prices for such securities may fluctuate. Prices for our common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in "Risk Factors," investor perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions. See "Risk Factors—Risks relating to our common stock."

        TMP common stock will continue to trade on The Nasdaq National Market under the symbol "TMPW". After the distribution, the trading price of TMP common stock may be lower than the trading price immediately prior to the distribution. Until the market has evaluated the operations of TMP without HH Group, the trading price of TMP common stock may fluctuate. In addition, the combined trading prices of our common stock and TMP common stock held by stockholders after the distribution may be less than, equal to or greater than the trading price of TMP common stock prior to the distribution.

        The transfer agent and registrar for the HH Group common stock will be The Bank of New York, 101 Barclay Street, New York, New York 10286, telephone 1-800-524-4458.

        For certain information regarding options to purchase HH Group common stock that will be granted in connection with the distribution, see "Arrangements Between TMP and HH Group Relating to the Distribution" and "Management—Compensation of Directors" and "—Compensation of Executive Officers."

        Shares of our common stock distributed to TMP stockholders in the distribution will be freely transferable under the Securities Act, except for shares of our common stock received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with, our company, and may include certain of our officers, directors or principal stockholders. After we become a publicly-traded company, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. As of the date of our spin-off, our affiliates will own 220 shares of our common stock.

Reasons for furnishing this Information Statement

        This information statement is being furnished solely to provide information to TMP stockholders who will receive shares of our common stock in the distribution as required by applicable law. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of TMP or of us. The information contained in this information statement is believed by TMP and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither TMP nor we will update the information except in the normal course of its or our public disclosure practices.

ARRANGEMENTS BETWEEN TMP AND HH GROUP
RELATING TO THE DISTRIBUTION

        Immediately before the distribution, we were wholly owned by TMP. Our results of operations for time periods before the distribution have been and will be included in the consolidated financial results of TMP. Following the distribution, TMP will not have any ownership interest in HH Group.

        Before the distribution, we will enter into agreements with TMP to define our ongoing relationship after the distribution and to provide for an orderly transition to our status as a separate, independent company. We believe that the terms of these agreements will be similar to terms that would be achieved through arm's length negotiations with third parties. This section summarizes the material agreements, the initial forms of which we have filed as exhibits to the registration statement on Form 10 of which this information statement will form a part. We may enter into additional or modified agreements, arrangements and transactions with TMP before or after the distribution, which we will attempt to negotiate at arm's length as well.

Distribution Agreement

        We will enter into a distribution agreement with TMP in connection with the distribution. This agreement will, as discussed in greater detail below:

  •
  provide for the principal corporate transactions to be effected in connection with the distribution; and
  •
  provide for other matters relating to our relationship with TMP, and our rights and obligations and the rights and obligations of TMP, following the distribution.

  Corporate Restructuring Transactions and Assignments

        On or before the distribution date, we and TMP will take such actions as are necessary to effect the corporate restructuring transactions identified in the distribution agreement and any other agreement relating to the distribution.

        In addition, on or before the distribution date or as soon as reasonably practicable after that date, subject to obtaining any required third party consent:

  •
  TMP will transfer or cause to be transferred to us or a subsidiary of ours all material transferable licenses and permits that relate to our business and are held in the name of TMP or any of its subsidiaries or their respective employees, officers, directors, stockholders or agents;
  •
  we will transfer to TMP or a subsidiary of TMP all material transferable licenses and permits that relate to their business and are held in our name or the name of any of our subsidiaries or any such subsidiary's respective employees, officers, directors, stockholders or agents;
  •
  TMP will transfer to us or a subsidiary of ours all of its right, title and interest in and to any and all agreements that relate exclusively to our business, us or any of our subsidiaries;
  •
  we will transfer to TMP or a subsidiary of TMP all of our right, title and interest in and to any and all agreements that relate exclusively to TMP's business, TMP or any of TMP's subsidiaries; and
  •
  any agreement that inures to our benefit or the benefit of a subsidiary of ours, and to the benefit of TMP or a subsidiary of TMP, will be assigned so that each party will be entitled to the rights and benefits inuring to its business under that agreement provided that the full benefit of all mandatory arbitration, non-competition, non-solicitation and non-disclosure of confidential information provisions in favor of TMP will be retained by TMP.

  Conditions to the Distribution

        The distribution agreement will provide that the following conditions must be satisfied or waived before or as of the date of the distribution for the distribution to occur:

  •
  the Securities and Exchange Commission has not issued a stop order with respect to the Form 10 or instituted a proceeding for that purpose;
  •
  the actions with respect to the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by the distribution agreement have been taken, and, where applicable, have become effective or been accepted;

  •
  our common stock to be delivered in the distribution has been admitted on The Nasdaq National Market, subject to official notice of issuance;
  •
  TMP's board of directors has been satisfied that the distribution will be made out of its surplus within the meaning of Section 170 of the Delaware General Corporation Law and TMP shall have received a solvency opinion with respect to us;
  •
  TMP's board of directors has not abandoned, deferred or modified the distribution at any time prior to the distribution date;
  •
  the required corporate restructuring transactions have been effected;
  •
  the distribution agreement, the ancillary agreements described in the distribution agreement and each of the other agreements reasonably necessary or appropriate to consummate the corporate restructuring transactions and the distribution must have been duly executed and delivered by the parties;
  •
  no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the distribution or any of the other transactions contemplated by the distribution agreement and the other agreements relating to the distribution may be in effect; and
  •
  any material governmental approvals and consents necessary to consummate the distribution have been obtained and are in full force and effect.

  Cross Indemnification

        We and TMP will indemnify one another against specified liabilities. We will indemnify TMP and its subsidiaries other than us and our subsidiaries (which we refer to collectively as the "TMP Group") and their directors, officers and affiliates, which we refer to collectively as the "TMP Indemnitees," from and against any and all damage, loss, liability and expense incurred by any of the TMP Indemnitees arising out of or due to our failure to discharge any obligations or liabilities of ours or of our subsidiaries (which we refer to collectively as the "HH Group") under the distribution agreement, as well as all liabilities, whenever arising, of the HH Group, and liabilities arising from or in connection with our conduct of our business or our ownership or use of assets in connection with our business.

        TMP will indemnify the HH Group and our directors, officers and affiliates, which we refer to collectively as "HH Group Indemnitees", from and against any and all damage, loss, liability and expense incurred by any of the HH Group Indemnitees arising out of or due to TMP's failure to discharge any obligations or liabilities of the TMP Group under the distribution agreement, as well as all liabilities, whenever arising, of the TMP Group, liabilities arising from or in connection with the conduct of the TMP Group's businesses, other than our business, or the TMP Group's ownership or use of assets in connection with their businesses.

        In addition, we and TMP will indemnify each other and the other's affiliates and controlling persons from specified liabilities under the securities laws relating to the Form 10 and this information statement and will contribute under specified circumstances to the amount paid or payable by the other in respect of the liabilities.

        None of these indemnities will apply to indemnification for tax liabilities, which will be addressed in the tax separation agreement described below under "—Tax Separation Agreement." We do not believe that any of these indemnities will have a material adverse effect on our business, financial condition or results of operations.

        The distribution agreement will also include procedures for notice and payment of indemnification claims and generally provide that the indemnifying party may assume the defense of a claim or suit brought by a third party. Any indemnification amount paid under the indemnities will be paid net of the amount of any insurance or other amounts actually received from a third party that reduce the liability, and net of any tax benefit to the indemnified party that is attributable to the relevant payment or liability. The indemnification amount will be increased so that the indemnified party receives 100% of the after-tax amount of any payment or liability.

  Release of Pre-Distribution Claims

        Effective as of the distribution date:

  •
  we will, for ourselves and each other member of the HH Group and our and their respective affiliates (other than any member of the TMP Group), successors and assigns, release each of TMP, the members of the TMP Group, their affiliates (other than any member of the HH Group), successors and assigns, and all persons who at any time prior to the distribution date have been stockholders, directors, officers, agents or employees of any member of the TMP Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever, with respect to actions and omissions on or before the distribution date, including in connection with the corporate restructuring transactions and all other activities to implement the distribution, except as otherwise provided in the distribution agreement or any other agreement entered into in connection with the distribution; and
  •
  TMP will, for itself and each other member of the TMP Group, its affiliates (other than any member of the HH Group), successors and assigns, release us, the members of the HH Group, their affiliates (other than any member of the TMP Group), successors and assigns, and all persons who at any time prior to the distribution date have been stockholders, directors, officers, agents or employees of any member of the HH Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever, with respect to actions and omissions on or before the distribution date, including in connection with the corporate restructuring transactions and all other activities to implement the distribution, except as otherwise provided in the distribution agreement or any other agreement entered into in connection with the distribution.

  Employee Matters

        The distribution agreement will provide that:

  •
  following the distribution, we will continue to employ the HH Group employees on substantially the same terms and conditions (including compensation and benefits, other than equity compensation) as in effect immediately prior to the distribution, subject to our right to prospectively terminate the employment of, and to change the position, responsibilities, compensation or benefits of, any such HH Group employee;
  •
  we will assume, pay and perform all liabilities and other obligations with respect to current and former employees of the HH Group, arising in connection with their employment with the TMP Group and their participation in the TMP Group's employee benefit plans and programs before the distribution; and
  •
  we will maintain employee benefit plans and programs that are substantially similar to those maintained by the TMP Group for the HH Group employees before the distribution date, and HH Group employees who are participants in the TMP Group benefit plans and programs immediately before the distribution date will generally automatically become participants in our corresponding plans and programs on the distribution date.

  Access To Information

        Under the distribution agreement, we and TMP will, for a reasonable period of time and with specified exceptions, allow the other party and their specified representatives reasonable access to all records in our or its possession relating to the business and affairs of the other party as reasonably required. Access will be allowed for such purposes as auditing, accounting, litigation, regulatory compliance, disclosure and reporting. Each party will also use reasonable efforts to make available to the other its officers, directors, employees and representatives as witnesses and will otherwise cooperate with the other party in connection with any proceeding arising out of its or the other party's business before the distribution.

        Except as otherwise provided in the distribution agreement, we, TMP and our respective officers, directors, employees, agents and representatives will hold all information in our, its or their possession concerning the other party in strict confidence.

  Real Property

        Pursuant to the distribution agreement, on or prior to the distribution date, we and TMP will enter into long-term and short-term subleases, assignments and licenses relating to the division and sharing of leased real property throughout the world.

  Intellectual Property

        The distribution agreement will provide that:

  •
  from and after the distribution date, TMP will own or continue to own all rights in and to the use of all names, brands and marks and other intellectual property that pertain to TMP's business, do not pertain exclusively to our business, pertain to both TMP's business and our business or that pertain to neither TMP's business nor our business, and we will have no rights in or to the use of those names, brands, marks and other intellectual property or derivatives of them, except as otherwise agreed with TMP;
  •
  TMP will grant us for a period of two years, subject to specified limitations and conditions, a royalty-free license to use the marks "TMP/Hudson Global Resources", "TMP/Hudson Human Resource Consulting", "TMP/Highland Partners", "TMP De Witte & Morel", "TMP Melville Craig", "TMP Solér" and "TMP Legal Flex Force";
  •
  TMP will grant us, in addition to the marks specified above, a license to other specified intellectual property, subject to certain limitations and conditions, including the requirement that we not utilize any of the licensed intellectual property in a manner competitive with TMP's business; and
  •
  we will transfer or assign or cause to be transferred or assigned to the appropriate member of the TMP Group all of our rights in and to the use of all intellectual property that pertains to TMP's business, does not pertain exclusively to our business, pertains to both TMP's business and our business or that pertains to neither TMP's business nor our business, or, if any of those rights are non-transferable, will grant the appropriate member of the TMP Group a royalty-free and unrestricted license to those rights.

  Competitive Business Activities

        Following the distribution, neither we nor TMP or any of our respective subsidiaries will have any duty to refrain from engaging in the same or similar activities or lines of business as the other party, doing business with any potential or actual supplier or customer of the other party, or engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other party.

  Discontinuation of Existing Arrangements

        Unless otherwise agreed, if not terminated earlier, all previously existing arrangements and agreements between us and TMP and our respective subsidiaries will be terminated effective as of the distribution date.

  Transaction Expenses

        TMP will generally be responsible for all transaction expenses relating to the distribution incurred by TMP, its subsidiaries, us and our subsidiaries. However, we will be responsible for and pay the fees, expenses and other amounts payable to the lenders under our credit facilities and all related fees and expenses, including the fees and expenses of our counsel.

  TMP Funding of HH Group Obligations

        TMP has agreed to reimburse us for $10 million of cash payments ($2.5 million per quarter) related to our accrued integration, restructuring and business reorganization obligations during the first year following the spin-off. Payment from TMP will be received at the end of each quarter. Legal obligations for such liabilities will remain with us.

  Termination

        TMP's board of directors may abandon the distribution and terminate the distribution agreement at any time before the distribution.

Transition Services Agreement

        We intend to enter into a transition services agreement with TMP effective as of the date of the distribution. Under the agreement, TMP will provide to us, and we will provide to TMP, the insurance, tax, legal, facilities, human resources, information technology and other services that we each require for a limited time (generally, for one year following the distribution date, except as we otherwise agree with TMP).

        Under the transition services agreement, we and TMP will provide or arrange to provide services to each other in exchange for fees which we believe are similar in material respects to what a third-party provider would charge. Fees for transition services will be based on two billing methods, "agreed billing" and "pass-through billing." Under the agreed billing method, TMP will provide or arrange to provide us, or we will provide or arrange to provide TMP, services at the specified cost of providing the services, subject to increase by the party providing the relevant service, in the exercise of its reasonable judgment, after the distribution. Under the pass-through billing method, we and TMP will reimburse each other for all third party expenses, out-of-pocket costs and other expenses incurred in providing or arranging to provide the relevant service.

        We and TMP generally will invoice each other monthly for the costs of services provided under the transition services agreement. If either party fails to pay an invoice by its due date, it will be obligated to pay interest to the invoicing party at the prime rate as reported in The Wall Street Journal.

        The services that TMP will initially provide or arrange to provide to us include:

  •
  facilities services worldwide in specified cities;
  •
  information technology services in North America and Europe;
  •
  limited accounting system access worldwide;
  •
  insurance services, upon request;
  •
  administrative, human resources and legal services in Europe;
  •
  accounting services in North America;
  •
  tax services; and

  •
  others which may be mutually agreed.

        The services that we will initially provide or arrange to provide to TMP include:

  •
  tax services in the Asia Pacific region;
  •
  facilities, accounting and administrative services in Europe;
  •
  information technology services in the Asia Pacific region; and
  •
  others which may be mutually agreed.

        The transition services agreement will also provide that:

  •
  we will indemnify TMP, its subsidiaries and their respective directors, officers, agents or employees from and against all damages arising out of the services rendered by any of them under the services agreement, except for damages caused by their gross negligence or willful misconduct, for which TMP will indemnify us and our subsidiaries and their respective directors, officers, agents or employees;
  •
  TMP will indemnify us, our subsidiaries and our subsidiaries' respective directors, officers, agents or employees from and against all damages arising out of the services rendered to TMP under the services agreement, except for damages caused by our own gross negligence or willful misconduct, for which we will indemnify TMP and its subsidiaries and their respective directors, officers, agents and employees; and
  •
  TMP and its subsidiaries, and we and our subsidiaries, will maintain the confidentiality of all confidential information relating to the other party, as provided in the distribution agreement.

Tax Separation Agreement

        After the distribution, we will no longer be included in TMP's consolidated group for United States federal income tax purposes. We and TMP will enter into a tax separation agreement to reflect our separation from TMP with respect to tax matters. The primary purpose of the agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the distribution and any taxes resulting from transactions effected in connection with the distribution.

        The tax separation agreement will provide for payments between the two companies to reflect tax liabilities which may arise before and after the distribution. It will also cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

        Specifically, with respect to any period referred to above, TMP will:

  •
  continue to have the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state tax returns which include HH Group;
  •
  be designated as the sole and exclusive agent for us in all matters relating to tax liabilities of HH Group which are reflected in any such return;
  •
  conduct and bear any costs of tax audits, including tax assessments and any related interest and penalties and any legal, litigation, accounting or consulting expenses, except to the extent such tax audits relate solely to our tax liability; and
  •
  generally have authority to conduct proceedings relating to the contest or compromise of any tax liability reflected on any consolidated or combined return.

        After the distribution, if one or more persons were to acquire a 50% or greater interest in either TMP or us as part of a plan that included the distribution, TMP could recognize gain on the shares of our common stock that it distributes in the distribution. Other transactions could also jeopardize the tax-free nature of the distribution. To minimize these risks, we will agree to refrain from engaging in specified transactions for two years after the distribution.

        Transactions that may be affected by these restrictions relating to an acquisition of a 50% or greater interest and other restrictions include:

  •
  a liquidation;
  •
  a merger or consolidation with, or acquisition by, another company;
  •
  issuances and redemptions of shares of our common stock;
  •
  the granting of stock options;
  •
  the sale, distribution or other disposition of assets in a manner that would adversely affect the tax consequences of the distribution; or
  •
  the discontinuation of material businesses.

        We have agreed to indemnify TMP for any tax liability attributable to the distribution resulting from any action taken by us.

Loan Agreement and Security Agreement

        TMP will extend a secured revolving credit facility to HH Group on the distribution date if HH Group has not otherwise closed on a credit facility with a third party. The credit facility will provide for an interest rate equal to the prime rate and be limited to $15 million outstanding at any one time. The maturity date of the credit facility will be the earlier of six months from the distribution date or the date on which HH Group closes on a credit facility with a third party. The credit facility will be secured by our accounts receivable pursuant to a security agreement.

Other Discussions

        The parties have commenced discussions concerning certain potential commercial arrangements involving the provision of Monster.com and advertising and communication services. Any arrangements will be negotiated on an arms length basis and will be pursuant to customary terms and conditions, including pricing terms. The parties may from time to time also negotiate and purchase other services from the other, on an arms length basis, pursuant to customary terms and conditions.

SELECTED HISTORICAL FINANCIAL DATA

        The following table shows selected historical financial data of HH Group and has been derived from, and should be read together with, the combined financial statements and corresponding notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this information statement. The selected financial information may not be indicative of the future performance of HH Group as an independent company. The historical combined financial data as of and for the three years ended December 31, 2002, 2001 and 2000 are derived from our audited financial statements. The historical combined financial data as of December 31, 1999 and 1998 and for the years then ended (which are not included in this information statement) are derived from our unaudited combined financial statements.

	Year Ended December 31,			Year Ended December 31,
	2002	2001	2000	1999	1998
	(dollars in thousands)			(unaudited)
STATEMENT OF OPERATIONS:
Revenue	$1,065,439	$1,287,798	$1,325,146	$1,130,010	$964,272

Direct costs of temporary contractors	631,501	698,598	652,916	590,296	486,271
Salaries & related, office & general and marketing & promotion	473,990	559,903	612,863	502,998	426,648
Merger and integration costs and restructuring costs	5,373	43,177	50,995	49,662	23,355
Business reorganization & other special charges	73,543	—	—	—	—
Amortization of intangibles	754	14,324	8,947	4,297	2,811

Total operating expenses	1,185,161	1,316,002	1,325,721	1,147,253	939,085

Income (loss) from operations	(119,722)	(28,204)	(575)	(17,243)	25,187
Income (loss) before accounting change	(119,251)	(34,195)	(16,867)	(39,751)	14,722
Net income (loss)	(412,251)	(34,195)	(16,867)	(39,751)	14,722
Pro forma basic income (loss) per share before accounting change(1)	(14.04)	(4.03)	(1.99)	(4.68)	1.73
Pro forma basic net income (loss) per share(1)	(48.53)	(4.03)	(1.99)	(4.68)	1.73
OTHER FINANCIAL DATA:
Net cash provided by (used in) operating activities	$(110,834)	$11,416	$23,618	$(23,502)	$8,262
Net cash used in investing activities	(16,589)	(118,785)	(109,491)	(39,806)	(43,747)
Net cash provided by financing activities	112,054	103,115	101,671	30,814	40,929
	December 31,			December 31,
	2002	2001	2000	1999	1998
				(unaudited)
BALANCE SHEET DATA:
Current assets	$215,916	$246,248	$305,581	$242,628	$229,519
Total assets	467,104	765,986	686,592	440,868	380,873
Current liabilities	147,754	237,780	256,913	189,604	138,966
Long-term debt, less current portion	1,184	2,917	21,441	41,298	40,097
Divisional equity	316,574	522,680	404,380	201,616	178,880

(1)
Pro forma basic income (loss) per share amounts for each period presented are based on shares of TMP common stock outstanding at February 25, 2003 multiplied by the anticipated distribution ratio of one share of HH Group common stock for every thirteen and one third shares of TMP common stock. Shares of TMP common stock outstanding at February 25, 2003 were 113,233,930, resulting in shares of HH Group common stock outstanding of 8,494,668. HH Group will not have stock options or other common stock equivalents outstanding as of the distribution date.

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements of our company as of, and for the year ended December 31, 2002, have been prepared to illustrate the effect of the distribution and should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this information statement. The unaudited pro forma statement of operations have been prepared to give effect to the distribution and the related transactions as if they had occurred as of January 1, 2002. The unaudited pro forma balance sheet has been prepared giving the estimated effect to the distribution and the related transactions as if they occurred on December 31, 2002. There are no required pro forma adjustments on our unaudited pro forma combined statements of operations for the year ended December 31, 2002.

        These unaudited pro forma combined financial statements do not reflect any significant changes that may occur after the distribution in our financing plans and cost structure. Amounts reported as Divisional Equity in the Pro Forma Combined Balance Sheet represent TMP's historical investment in HH Group. The terms of our distribution agreement with TMP do not require repayment or distribution of any portion of this amount and we do not intend to distribute any of such amounts back to TMP. Furthermore, although we have secured a commitment from TMP on a $15 million revolving credit facility, we are prohibited from borrowing under the facility until the aggregate balance of our cash and cash equivalents is less than or equal to $10 million. Because TMP intends to provide us cash, in the aggregate value of $40 million on the distribution date, we do not anticipate a need to borrow under any credit facility immediately following the distribution.

        We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the distribution and the related transactions. The unaudited historical pro forma combined condensed balance sheet and statement of operations included in this information statement have been derived from the combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position and results of operations would have been had the distribution and related transactions occurred on the dates indicated or to project our financial performance for any future period. TMP did not account for us as, and we were not operated as, a single stand-alone entity for the periods presented.

 HUDSON HIGHLAND GROUP, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2002

(in thousands, except per share amounts)

	Historical	Pro forma Adjustments		Pro forma
ASSETS:
Current assets:
Cash and cash equivalents	$25,908	$14,092	(a)	$40,000
Accounts receivable, net	161,831			161,831
Work-in-process	9,260			9,260
Due from TMP	—	10,000	(b)	10,000
Prepaid and other	18,917			18,917

Total current assets	215,916	24,092		240,008
Property and equipment, net	34,106			34,106
Intangibles, net	201,937			201,937
Other assets	15,145			15,145

	$467,104	$24,092		$491,196

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$28,305			$28,305
Accrued expenses and other liabilities	80,370			80,370
Accrued integration and restructuring costs	8,935			8,935
Accrued business reorganization costs	25,845			25,845
Unearned revenue	3,321			3,321
Current portion of long-term debt	978			978

Total current liabilities	147,754			147,754
Long-term debt, less current portion	1,184			1,184
Other long-term liabilities	1,592			1,592

Total liabilities	150,530			150,530

Commitments and Contingencies
Divisonal/Stockholders' equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—			—
Common stock, $0.001 par value, 100,000 authorized, shares; 8,495 shares issued and outstanding	—	8	(c)	8
Additional paid-in capital	—	14,092 10,000 (8 291,914	(a) (b) )(c) (d)	315,998
Net advances from parent	291,914	(291,914	)(d)	—
Accumulated other comprehensive income—translation adjustments	24,660	—		24,660

Total Divisional/Stockholders' Equity	316,574	24,092		340,666

	$467,104	$24,092		$491,196

(a)
Represents the additional cash contribution of $14.1 million needed to reflect a total cash balance of $40 million to be funded by TMP on the distribution date.
(b)
TMP has agreed to reimburse us for $10 million of cash payments ($2.5 million per quarter) due for our accrued integration, restructuring and business reorganization obligations during the first year following the spin-off. Legal obligations for these liabilities will remain with HH Group.
(c)
The distribution will consist of approximately 8.5 million shares of common stock of HH Group, $.001 par value per share, consisting of one HH Group share for every thirteen and one third shares of TMP common stock, held of record, as of the record date for the distribution.
(d)
This amount reflects TMP's investment in HH Group, on a historical basis, which was recorded as Divisional Equity in our combined financial statements.

 HUDSON HIGHLAND GROUP, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share amounts)

	Historical	Pro forma Adjustments	Pro forma
Revenue	$1,065,439	$	$1,065,439

Operating expenses:
Direct costs of temporary contractors	631,501		631,501
Salaries & related	323,753		323,753
Office & general	139,383		139,383
Marketing & promotion	10,854		10,854
Merger & integration	5,373		5,373
Business reorganization and other special charges	73,543		73,543
Amortization of intangibles	754		754

Total operating expenses	1,185,161		1,185,161

Operating loss	(119,722)		(119,722)

Other expense:
Interest expense, net	(322)		(322)
Other, net	(224)		(224)

Loss before benefit for income taxes	(120,268)		(120,268)
Benefit for income taxes	(1,017)		(1,017)

Loss before accounting change	$(119,251)		$(119,251)

PRO-FORMA LOSS PER SHARE BEFORE ACCOUNTING CHANGE(e):
Basic (based on 8,495 shares outstanding)	$(14.04)		$(14.04)

Diluted (based on 8,495 shares outstanding)	$(14.04)		$(14.04)

(e)
The computation of pro forma basic and diluted loss per share before accounting change for the period presented is based on shares of TMP common stock outstanding at February 25, 2003, multiplied by the anticipated distribution ratio of one share of HH Group common stock for every thirteen and one third shares of TMP common stock outstanding at February 25, 2003. Shares of TMP common stock outstanding at February 25, 2003 were 113,233,930, resulting in shares of HH Group common stock outstanding of 8,494,668. HH Group will not have stock options or other common stock equivalents outstanding as of the date of the distribution.

CAPITALIZATION

        The following table sets forth our unaudited capitalization as of December 31, 2002, on a historical and pro forma basis, to give effect to the distribution and transactions related to the distribution. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma financial statements and notes thereto included elsewhere in this information statement. For an explanation of the pro forma adjustments made to our historical financial statements for the distribution and transactions related to the distribution to derive the pro forma capitalization described below see "Unaudited Pro Forma Combined Financial Data".

	Historical	Pro-forma
	(dollars in thousands)

Cash	$25,908	$40,000

Debt:
Current maturities of long-term debt	$978	$978

Long-term debt	$1,184	$1,184

Divisional/Stockholders' Equity:
Common stock	—	8
Additional paid-in capital	—	315,998
Retained earnings	—	—
Net advances from parent	291,914	—
Accumulated other comprehensive income—translation adjustments	24,660	24,660

Total divisional/stockholders' equity	316,574	340,666

Total capitalization	$317,758	$341,850

        On a historical basis, the amount of TMP's investment in HH Group was recorded as Divisional Equity in our combined financial statements. The terms of our distribution agreement with TMP do not require repayment or distribution of any portion of this amount and we do not intend to distribute any of such amounts back to TMP. The pro forma amount of common stock is based on each holder of TMP common stock receiving an estimated dividend of one share of our common stock, par value $.001 per share, for every thirteen and one third shares of TMP common stock, based on 113,233,930 shares of TMP common stock outstanding as of February 25, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the combined financial statements and the notes thereto, and the unaudited pro forma condensed combined financial statements and the notes thereto, included elsewhere in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking statements. Please see "Forward Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

        As one of the world's largest executive search and professional staffing agencies, we help our clients (employers and professional recruiters) find the right employee, from mid-level candidates to senior executives. We will be formed from the distribution of TMP's Executive Search and eResourcing divisions and currently operate in 31 countries and employ approximately 4,000 people globally. For the years ended December 31, 2002, 2001 and 2000, 67%, 62% and 58% of our revenues were earned outside of the United States, respectively. Our two principal business segments are as follows:

          eResourcing.    Our eResourcing division, which focuses on the mid-market permanent recruitment business, identifies professionals who typically earn between $50,000 and $150,000 annually, and possess the set of skills outlined by our clients. We use both traditional and interactive methods to identify potential candidates for our clients, employing a suite of products which assess talent and help predict whether a candidate will be successful in a given role. Temporary contracting is a significant component of our eResourcing business. Within our temporary contracting business, we place professionals and executives in assignments that can range from one day to more than 12 months.

          Executive Search.    We offer a comprehensive range of executive search services aimed at finding the appropriate executive or professional for a wide range of clients operating in sectors such as health care, technology, financial services, retail and consumer and industrial. We also have an active practice in assisting clients who desire to augment their boards of directors. Our executive search service identifies senior executives who typically earn in excess of $150,000 annually.

        Our executive offices are currently located at 622 Third Avenue, New York, New York 10017. Our telephone number is (212) 351-7200 and our Internet address is http://www.hhgp.net.

        For all of the periods presented in this information statement, we operated as part of TMP. TMP's board of directors has approved a pro rata distribution to its stockholders of all of the outstanding shares of the common stock of HH Group, which is currently a wholly owned subsidiary of TMP. The businesses described in this information statement have been conducted by TMP through various divisions and subsidiaries. Immediately prior to the distribution, TMP will transfer the assets and liabilities of it eResourcing and Executive Search business segments to us at TMP's historical cost. Following the distribution, we will be an independent public company and TMP will have no continuing stock ownership interest in us. Prior to the distribution, we will enter into several agreements with TMP in connection with, among other things, employee matters, income taxes, leased real property and transitional services. The transition services agreement will relate to transitional services that TMP will provide to us or arrange to provide to us for services such as administrative, financial, management and other services that we may require for a limited time (generally, for one year following the distribution date, except as otherwise agreed with TMP). The transition services agreement provides for specified charges, generally intended to allow TMP to fully recover the allocated direct costs of providing the services, plus 5% of these costs. In addition, TMP will extend a secured revolving credit facility to us on the distribution date if we have not otherwise closed on a credit facility with a third party. The credit facility will provide for an interest rate equal to the prime rate with outstanding borrowings limited to $15 million at one time. However, we are restricted from borrowing under the TMP credit facility until such time as our cash and cash equivalent balance is equal to, or less than $10 million. The maturity date of the credit facility will be the earlier of six months from the distribution date or the date on which we close a credit facility with a third party. The credit facility will be secured by our accounts receivable. See "Arrangements Between HH Group and TMP Relating to the Distribution" for a more detailed discussion of these arrangements.

        Our combined financial statements, which are discussed below, reflect the historical financial position, results of operations and cash flows of the businesses to be transferred to us from TMP as part of the distribution. Additionally, net intercompany balances due to TMP have been contributed to us and are reflected as divisional equity in the accompanying combined financial statements. The financial information included herein, however, may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented.

        Our costs and expenses in the accompanying combined financial statements include allocations from TMP for executive, legal, accounting, treasury, real estate, information technology, merger and integration costs and other TMP corporate services and infrastructure costs because specific identification of the expenses is not practicable. The total corporate services allocation to us from TMP was $31.7 million for the year ended December 31, 2002, $27.4 million in 2001 and $44.3 million in 2000. The year ended December 31, 2000 also includes $1.1 million of interest expense paid to TMP in 2002, in connection with certain cash funding arrangements in the period. The expense allocations have been determined on the basis that TMP and HH Group considered to be reasonable reflections of the utilization of services provided or the benefit received by us using ratios that are primarily based on our revenue, net of costs of temporary contractors compared to TMP as a whole. Except as discussed above, interest charges from TMP have been allocated to us, only for that portion of third-party debt attributed to HH Group.

        We recorded merger, integration and restructuring expense of $5.4 million $43.2 million and $51.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The charges were recorded in connection with our pooling of interest transactions and consist of costs to integrate and/or exit certain aspects of the operations of our pooled entities, particularly in areas where we had duplicate functions and facilities.

        In the second quarter of 2002, TMP announced a reorganization initiative to further streamline our operations, lower our cost structure, integrate businesses we previously acquired and improve our return on capital. This reorganization program included a workforce reduction, consolidation of excess facilities, restructuring of certain business functions and other special charges, primarily for exiting activities that are no longer part of our strategic plan. In the second quarter of 2002, we recorded a charge of approximately $52.3 million in connection with this reorganization initiative.

        In the fourth quarter of 2002, TMP announced further reorganization efforts related to our separation from TMP. The charge consists primarily of workforce reduction, office consolidation costs and related write-offs, professional fees and other special charges. In the fourth quarter of 2002, we recorded a charge of approximately $21.2 million in connection with our planned separation from TMP. We will incur additional charges of approximately $31 million through the effective date of the distribution, primarily relating to workforce reduction, office consolidation costs and related asset write-offs.

        Prior to the distribution, we are not a separate taxable entity for federal, state or local income tax purposes and our operating results are included in TMP's tax return. Income taxes have been calculated as if we filed separate tax returns. However, TMP was managing its tax position for the benefit of its entire portfolio of businesses, and its tax strategies are not necessarily reflective of the tax strategies that we would have followed or will follow as a stand-alone company.

Critical Accounting Policies and Items Affecting Comparability

        Quality financial reporting relies on consistent application of company accounting policies that are based on generally accepted accounting principles. The accounting policies discussed below are considered by management to be critical in order to understand HH Group's financial statements and often require management judgment and estimates regarding matters that are inherently uncertain. Although our revenue recognition policy contains a relatively low level of uncertainty, it does require judgment on complex matters that is subject to multiple sources of authoritative guidance.

Revenue Recognition

        eResourcing.    For permanent placement services provided by our eResourcing division, a fee of 20% to 30% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (the average length of time needed to successfully complete an assignment) and is recognized upon successful completion of the placement, net of an allowance for estimated fee reversals. eResourcing's temporary contracting revenues are recognized over the contract period as services are performed. Revenues from other, less significant, services offered by our eResourcing division are recognized as the services are rendered.

        Executive Search.    Revenue for our Executive Search services is recognized when such services are earned and realizable. Revenue consists of retainers and indirect expenses billed to clients. For each assignment, we enter into a contract with our clients that outlines the general terms and conditions of the assignment. Typically, we are paid a retainer for our executive and management search services equal to approximately one-third of the estimated guaranteed first year compensation for the position to be filled. In addition, if the actual compensation of a placed candidate exceeds the estimated compensation, we often will be authorized to bill the client for one-third of the excess. Indirect expenses are calculated as a percentage of the retainer with certain dollar limits per search. We generally bill our clients for their retainer and indirect expenses in one-third increments over a three-month period commencing in the month of acceptance of the contract by the client and recognize the revenue over this period.

Direct Costs of Temporary Contractors and Salaries and Related Expenses

        Direct costs of contractors include salaries, payroll taxes, employee benefits, travel expenses, and insurance costs for temporary contractors who are employees of HH Group as well as contractor fees and travel expenses for temporary contractors who are independent contractors. Salaries and related expenses consist primarily of salaries, payroll taxes, and employee benefits related to recruitment professionals, executive level employees, administrative staff and other employees of HH Group who are not temporary contractors.

Accounts Receivable

        We are required to estimate the collectibility of our trade receivables and notes receivable. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including the current credit-worthiness of each customer. Changes in required reserves may occur due to changing circumstances, including changes in the current market environment or in the particular circumstances of individual customers.

Merger, Integration, Restructuring and Business Reorganization Plans

        We have recorded significant charges and accruals in connection with our merger, integration, restructuring and business reorganization plans. These reserves include estimates pertaining to employee separation costs and the settlement of contractual obligations resulting from our actions. Although we do not anticipate significant changes, the actual costs may differ from these estimates.

Contingencies

        We are subject to proceedings, lawsuits and other claims related to labor, service and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Intangibles

        Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of client lists, non-compete agreements, trademarks and goodwill. With the exception of goodwill these costs are being amortized over periods ranging from two to thirty years. In conjunction with our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), we will evaluate our goodwill annually for impairment, or earlier if indicators of potential impairment exist. The determination of whether or not goodwill or other intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the business units. In assessing the recoverability of goodwill, we utilize a discounted cash flow approach that takes into consideration our estimate of future market share, revenue and costs for each business segment as well as appropriate discount rates. Changes in our strategy and market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets. In addition, SFAS 142 eliminates the amortization of indefinite lived intangible assets. As a result of the adoption of SFAS 142 on January 1, 2002, we recorded a non-cash impairment charge of $293.0 million, during the first quarter of 2002, to reduce the carrying value of goodwill. Results of operations for the years ended December 31, 2001 and 2000 include $13.5 million and $7.4 million, respectively, of amortization expense that will not continue in future periods as a result of our adoption of SFAS 142.

        We have adopted a policy to review each reporting unit for impairment using a discounted cash flow approach that uses forward-looking information regarding market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result, changes in these assumptions and current working capital could materially change the outcome of each reporting unit's fair value determinations in future periods, which could require a further permanent write-down of goodwill.

Business Combinations

        For the period January 1, 2000 through December 31, 2002, we completed 32 acquisitions accounted for as purchases with estimated annual revenues of approximately $858.9 million. The results of operations of these businesses are included in the accompanying combined financial statements from their respective dates of acquisition. Given the significant number of acquisitions affecting the periods presented, the results of operations from period to period may not necessarily be comparable.

        The accompanying combined financial statements also include 12 acquisitions accounted for as poolings of interests. The combined financial statements as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 have been retroactively restated as if the pooling of interests transactions had been combined from the earliest period presented.

Results of Operations

        The following table sets forth our revenue, operating expenses, operating loss, loss before accounting change, net loss, temporary contracting data, EBITDA and cash flow information (dollars in thousands).

	Year Ended December 31,
	2002	2001	2000
REVENUE:
eResourcing	$998,467	$1,178,338	$1,146,717
Executive Search	66,972	109,460	178,429

Revenue	$1,065,439	$1,287,798	$1,325,146

Total operating expenses(3)	$1,185,161	$1,316,002	$1,325,721

Operating loss(3)	(119,722)	(28,204)	(575)

Loss before accounting change	(119,251)	(34,195)	(16,867)

Net loss	(412,251)	(34,195)	(16,867)

TEMPORARY CONTRACTING DATA(1):
Temporary contracting revenue	$771,253	$898,372	$847,705
Direct costs of temporary contractors	631,501	698,598	652,916

Temporary contracting gross margin	$139,752	$199,774	$194,789

Gross margin as a percent of revenue	18.1%	22.2%	23.0%
EBITDA(2):
Loss before benefit for income taxes(3)	$(120,268)	$(30,448)	$(7,315)
Interest expense, net	322	1,901	5,325
Depreciation and amortization	21,061	33,290	34,555

EBITDA	$(98,885)	$4,743	$32,565

CASH FLOW INFORMATION:
Cash provided by (used in) operating activities	$(110,834)	$11,416	$23,618
Cash used in investing activities	(16,589)	(118,785)	(109,491)
Cash provided by financing activities	112,054	103,115	101,671

(1)
Temporary contracting revenues are a component of eResourcing revenues. Temporary contracting gross margin and gross margin as a percent of revenue are shown to provide additional information on our ability to manage our cost structure and provide further comparability relative to HH Group's peers. Temporary contracting gross margin is derived by deducting the direct costs of temporary contractors from temporary contracting revenue. Our calculation of gross margin may differ from those of other companies.
(2)
Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements and is one of the measures, which may determine our ability to borrow under any credit facility to which we are a party. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Furthermore, EBITDA as presented above, may not be comparable with similarly titled measures reported by other companies.
(3)
Includes merger and integration expenses for the years ended December 31, 2002, 2001 and 2000 of $5,373, $43,177 and $50,995, respectively. The year ended December 31, 2002 also includes business reorganization costs of $73,543.

The Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Total revenues for the year ended December 31, 2002 were $1,065.4 million, a decrease of $222.4 million or 17.3%, as compared to total revenues of $1,287.8 million in 2001. This decrease is primarily due to the effects of weak global economic and labor environments, which reduced demand for our services. Temporary contracting gross margins in our eResourcing division decreased $60.0 million or 30.0% for the year ended December 31, 2002 compared to $199.8 million in the year ended December 31, 2001 primarily due to lower demand for temporary labor sources and our inability to maintain overall gross margin percentages in transactions with our clients.

        eResourcing revenues were $998.5 million for the year ended December 31, 2002, down 15.3% from $1,178.3 million for 2001, reflecting lower demand for both permanent employees and temporary contractors. As a result of the weak global economic and labor environment, we have had to lower temporary contracting fees to remain competitive within certain professional groups, such as engineering, offset by fee increases in other professional groups, such as accounting and finance. Overall, temporary contracting gross margin decreased from 22.2% in 2001 to 18.1% for the year ended December 31, 2002.

        Executive Search revenues of $67.0 million in the year ended December 31, 2002 were down 38.9% from $109.5 million in 2001, again reflecting the continued impact that the challenging global economy is having on executive level search placements, particularly in the United States.

        Total operating expenses for the year ended December 31, 2002 were $1,185.2 million, compared with $1,316.0 million for 2001. The decrease of $130.8 million or 9.9% is due primarily to cost cutting measures that we began implementing near the end of 2001, a reduction in amortization of intangibles resulting from the adoption of new accounting principles regarding goodwill amortization in 2002 and a decrease in merger and integration costs of $37.8 million as we finalized the integration of our acquisitions accounted for as pooling-of-interests. These decreases were offset by our business reorganization and other special charges of $73.5 million in 2002.

        Direct costs of temporary contractors for the year ended December 31, 2002 were $631.5 million, compared to $698.6 million for 2001. The decrease of $67.1 million or 9.6% is primarily due to staff reductions in our eResourcing division that began in the latter part of 2001 as a result of our clients' reduced demand for temporary labor.

        Salaries and related costs for the year ended December 31, 2002 were $323.8 million compared with $397.1 million for 2001. The decrease of $73.3 million primarily relates to the implementation of cost cutting in reaction to the current economic and labor environment. During 2002, we terminated approximately 1,000 employees in connection with our business reorganization and other special charges. Such reductions are expected to further reduce our salaries and related costs in 2003.

        Office and general expenses for the year ended December 31, 2002 were $139.4 million compared with $143.4 million for 2001. The $4.0 million decrease is primarily due to cost cutting measures in connection with our business reorganization charges partially offset by increased rent and related expenses associated with the significant amount of acquisitions in 2001 and their effect on our results in the first half of 2002.

        Marketing and promotion expenses decreased $8.5 million to $10.9 million for the year ended December 31, 2002 from $19.4 million for the year ended December 31, 2001 a decrease of 44.0%. Marketing was incrementally higher in 2001 as a result of significant business acquisition activity in the prior year and costs incurred to re-brand acquired companies under a common name.

        Merger and integration expenses reflect costs incurred as a result of pooling-of-interests transactions and the integration of such companies. For the year ended December 31, 2002, merger and integration costs were $5.4 million, a decrease of $37.8 million or 87.6%, compared with $43.2 million for the same period in 2001. These expenses include lease obligations, office integration costs, the write-off of fixed assets that will not be used in the future, separation pay, professional fees and employee stay bonuses to certain key personnel of the merged companies. The decrease in 2002 is a result of the finalization of our exit strategies related to our pooled businesses.

        Business reorganization and other special charges were $73.5 million for the year ended December 31, 2002. The charge is comprised of severance and related costs of $30.7 million, accruals for future lease obligations on exited properties of $24.6 million and the write-off of fixed assets, primarily leasehold improvements, computer equipment and software of $9.7 million and professional fees of $8.5 million. The continued weakness in our markets has required a renewed emphasis on streamlining our operations. To this end, we continue to work toward bringing our cost structure in line with our revenue.

        Amortization of intangibles was $0.8 million for the year ended December 31, 2002 compared to $14.3 million for 2001. The decrease relates to our adoption of SFAS 142. As a result, goodwill arising from purchase acquisitions has not been amortized in the current period. Had goodwill not been amortized in the prior period, amortization expense would have been approximately $0.7 million for the year ended December 31, 2001.

        Operating loss for the year ended December 31, 2002 was $119.7 million, compared to an operating loss of $28.2 million for the comparable period in 2001. Excluding goodwill amortization, operating loss would have been $14.7 million in the year ended December 31, 2001.

        The benefit for income taxes for the year ended December 31, 2002 was $1.0 million on a pretax loss of $120.3 million, compared with a provision of $3.7 million on a pretax loss of $30.4 million for 2001. We have provided for income taxes in profitable jurisdictions, and recorded a full valuation allowance on the tax benefit of losses in certain jurisdictions where it cannot currently be demonstrated that it is more likely than not that the tax benefits will be realized. In each period, the effective tax rate differs from the U.S. Federal statutory rate of 35% due to valuation allowances on deferred tax assets, net operating losses retained /utilized by TMP, certain non-deductible expenses such as amortization, merger costs from pooling of interests transactions, and variations from the U.S. tax rate in foreign jurisdictions and other international tax strategies.

        In conjunction with the adoption of SFAS 142, as of the beginning of fiscal year 2002, we completed a goodwill impairment review for both of our operating segments. The results of our impairment review indicated that the carrying value of goodwill may not be recoverable. Accordingly, we recorded a goodwill impairment charge of $293.0 million at January 1, 2002 to reduce the carrying value of goodwill to its estimated fair value. This charge is reflected in our statement of operations for the year ended December 31, 2002 as a cumulative effect of accounting change. According to our policy and under the new rules, we will perform a similar review annually, or sooner if indicators of potential impairment exist. Our impairment review is based on a discounted cash flow approach that uses our estimates of market share, revenues and costs for each operating segment as well as appropriate discount rates. The estimates that we have used are consistent with the plans and estimates that we are using to manage the underlying business. If we fail to achieve our estimates of market share or if labor markets fail to improve, we may incur further charges for impairment of goodwill.

        Net loss was $412.3 million for the year ended December 31, 2002, compared with a net loss of $34.2 million for the prior year.

The Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Total revenues for the year ended December 31, 2001 were $1,287.8 million, a decrease of $37.3 million or 2.8% as compared to total revenues of $1,325.1 million for 2000. The decrease is primarily a result of softening global labor markets in the latter portion of 2001, offset by approximately $75.6 million of revenue from purchase acquisitions in our eResourcing business in 2001. Temporary contracting gross margins in our eResourcing division increased $5.0 million or 2.6%, compared to $194.8 million reported for the year ended December 31, 2000.

        eResourcing revenues were $1,178.3 million for the year ended December 31, 2001, a $31.6 million increase or 2.8%, compared to revenues of $1,146.7 million for 2000, primarily as a result of higher temporary contracting revenues, offset by lower permanent placement billings and the weakening economic environment in the U.S. and U.K. in the 2001 period. Temporary contracting revenues were $898.4 million in 2001, an increase of $50.7 million or 6.0% compared to $847.7 in the 2000 period, reflecting a shift by our clients toward temporary labor sources, in response to difficult economic conditions.

        Executive Search revenues of $109.5 million in 2001 were down 38.7% from $178.4 million in the same period in 2000, again reflecting the continued impact that the slowing U.S. economy is having on executive level search bookings, particularly in the U.S. financial services and information technology sectors.

        Total operating expenses for the year ended December 31, 2001 were $1,316.0 million compared with $1,325.7 million for 2000. The decrease of $9.7 million or 0.7% is due primarily to cost cutting to keep expenses in line with the declining revenue base related to our permanent placement services, as well as benefits derived from the integration of our acquired businesses. The increase in direct costs of temporary contractors of $45.7 million compared to the 2000 period was primarily due to a reallocation of resources by our clients toward temporary labor in anticipation of a swift U.S. economic recovery. Salaries and related expenses decreased $40.7 million, primarily reflecting lower staff compensation costs and a reduction in headcount as a result of the economic downturn in the United States and Europe. Office and general expenses decreased $12.3 million reflecting lower occupancy costs and properties that were exited in connection with the integration of our acquisition strategy.

        Merger and integration expenses reflect costs incurred as a result of pooling of interests transactions and the planned integration of such companies. For the year ended December 31, 2001, merger and integration costs were $43.2 million, a decrease of $7.8 million or 15.3%, compared with $51.0 million for the same period in 2000. Merger and integration expense includes office integration costs, the write-off of fixed assets that will not be used in the future, separation pay, professional fees, and employee stay bonuses to certain key personnel of the merged companies. The $7.8 million decrease reflects the finalization of our exit strategies related to our pooled businesses. There were four pooling of interest transactions for the year ended 2001, compared to eight pooling of interest transactions in 2000.

        Amortization of intangibles was $14.3 million for the year ended December 31, 2001 compared to $8.9 million for the same period in 2000. The increase is due to our continued growth through acquisitions. As a percentage of total revenues, amortization of intangibles was 1.1% and 0.7% for the years December 31, 2001 and 2000, respectively. Furthermore, goodwill arising on acquisitions occurring after July 1, 2001 has not been amortized in accordance with SFAS 142.

        As a result of the above, our loss from operations for the year ended December 31, 2001 was $28.2 million, an increase of $27.6 million from an operating loss of $0.6 million for the comparable period in 2000.

        Net interest expense was $1.9 million for the year ended December 31, 2001 compared to $5.3 million in 2000. The decrease of $3.4 million reflects the pay-off of debt incurred in pooling of interest transactions and substantially lower U.S. interest rates in 2001, offset by interest on acquisition notes payable entered into throughout 2001.

        The provision for income taxes for the year ended December 31, 2001 was $3.7 million on a pretax loss of $30.4 million, compared with a provision of $9.6 million on pretax loss of $7.3 million for 2000. We have provided tax in profitable jurisdictions, and recorded a full valuation allowance on the tax benefit of losses in certain jurisdictions where it cannot currently be demonstrated that it is more likely than not that the tax benefits of the net operating losses will be realized. In each period, the effective tax rate differs from the U.S. Federal statutory rate of 35% due to valuation allowances on deferred tax assets net operating losses retained/utilized by TMP, certain non-deductible expenses such as amortization, and merger costs from pooling of interests transactions, profits from certain pooled entities which are not taxed at the corporate level prior to acquisition and variations from the U.S. tax rate in foreign jurisdictions and other international tax strategies.

        As a result of the above we incurred a net loss of $34.2 million for the year ended December 31, 2001, compared with net loss of $16.9 million for the year ended December 31, 2000.

Liquidity and Capital Resources

        Historically, TMP has managed cash on a centralized basis. Cash receipts associated with our business have largely been retained by TMP and TMP has provided funds to cover our disbursements for operating activities, capital expenditures and acquisitions. The cash balances reported by us at December 31, 2002 and 2001 are based on the results of our operations and the net cash resulting from inter-company transfers between us and TMP. The investing and financing activities discussed below were funded as a result of activities entered into by TMP and relating to our operations. The long-term debt amounts reported by us primarily relate to capital lease obligations and long-term debt that TMP incurred to acquire businesses and other assets that will be transferred to us immediately prior to the distribution.

        Our liquidity needs arise primarily from capital investment in information technology as well as funding working capital requirements. To ensure long-term liquidity, we have historically relied upon TMP's centralized cash management function and TMP's line of credit facility. In connection with the distribution, we intend to enter into one or more credit facilities, the terms of which are currently being negotiated. TMP intends to provide us cash, in the aggregate amount of $40 million, upon completion of the spin-off and will also reimburse us for $10 million of cash payments ($2.5 million per quarter), due under our accrued integration restructuring and business reorganization plans in the first year following the spin-off. In addition, TMP will extend a secured revolving credit facility to us on the distribution date if we have not otherwise closed on a credit facility with a third party. The credit facility extended by TMP will provide for an interest rate equal to the prime rate and be limited to $15 million outstanding at any one time. However, we are restricted from borrowing under the TMP credit facility until such time as our cash and cash equivalent balance is equal to, or less than $10 million. The maturity date of the credit facility will be the earlier of six months from the distribution date or the date on which we close on a credit facility with a third party. The credit facility will be secured by our accounts receivable.

        During the year ended December 31, 2002, we used $110.8 million of cash in operating activities, primarily relating to a decline in our revenue base and our net loss before accounting change of $119.3 million. Also contributing to our use of cash was an increase in working capital of $59.7 million including the effect of our business reorganization and other special charges. Our accounts receivable days sales outstanding decreased from 67 days in December 2001, to 66 days in December 2002. Cash flow from operations in the year ended December 31, 2001 was $11.4 million, reflecting decreases in accounts receivable and prepaid expenses, substantially offset by comparable decreases in accounts payable and accrued expenses. These decreases primarily relate to the weakening labor markets globally and the negative impact it had on the revenues of both our Executive Search and eResourcing businesses in the period.

        During the year ended December 31, 2002 we used cash in investing activities of $16.6 million, primarily related to capital expenditures in the normal course of operations and payments for intangible assets related to restructuring our purchase business combinations. Cash used in investing activities for the year ended December 31, 2001 was $118.8 million reflecting $103.5 million of cash used for acquisitions and restructuring payments related to our purchased businesses and $15.3 million of capital expenditures.

        During the year ended December 31, 2002 and the year ended December 31, 2001 we generated cash from financing activities of $112.1 million and $103.1 million, respectively, primarily as a result of funding from TMP. Cash funding from TMP was partially offset by payments on long-term debt of $53.3 million in the year ended December 31, 2002 and $22.5 million in the year ended December 31, 2001. Payments on long-term debt primarily relate to third-party debt that we incurred to acquire businesses in the 2001 period.

        We have entered into various commitments that will affect our cash generation capabilities going forward. Particularly, we have entered into several non-cancelable operating and capital leases for our facilities worldwide. Future minimum lease payments under these commitments as of December 31, 2002 are as follows (amounts in thousands):

	Capital Leases	Operating Leases
2003	$1,012	$42,181
2004	448	38,451
2005	263	34,049
2006	—	28,109
2007	—	23,838
Thereafter	—	96,723

	$1,723	$263,351

        Of the $2.2 million of long term debt on our balance sheet at December 31, 2002 $1.0 million is due within one year with approximately $1.2 million due over the following two years.

        We believe that the cash and cash equivalents to be contributed or made available by TMP supplemented by a line of credit, when negotiated, will provide us with sufficient liquidity to satisfy our working capital needs, capital expenditures, investment requirements and commitments through at least the next twelve months. Our cash generated from operating activities is subject to fluctuations in the global economy and unemployment rates.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations ("SFAS 141"), and SFAS 142. SFAS 141 eliminates the pooling of interests method of accounting for all business combinations initiated after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. We adopted SFAS 141 as of July 1, 2001.

        As of January 1, 2002, we adopted SFAS 142, which addresses the financial reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and indefinite-lived assets are no longer amortized but tested for the impairment on an annual basis, or more frequently is circumstances warrant. The provisions of the standard also require the completion of a transitional impairment test in the year of adoption, with any impairment identified upon initial implementation treated as a cumulative effect of a change in accounting principle.

        In conjunction with the implementation of the new accounting standards for goodwill, we have completed the transitional goodwill impairment review. The impairment review is based on a discounted cash flow approach that uses our estimates of future market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result of the adoption of SFAS 142, we recorded a non-cash impairment charge or $293.0 million to reduce the carrying amount of goodwill as of January 1, 2002.

        In October 2001, the FASB issued SFAS 144, Accounting for the Impairment of Disposal or Long-Lived Assets ("SFAS 144"). SFAS 144 requires that long-lived assets be measured at the lower of carrying amount of fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively. The adoption of SFAS 144 in fiscal 2002 did not have a material effect on our financial condition or results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Restructuring Costs ("SFAS 146"). SFAS 146 applies to costs associated with an exit (including restructuring) or disposal activity. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company may not restate its previously issued financial statements. We intend to adopt SFAS 146 for disposal activities initiated after December 31, 2002. Liabilities recognized as a result of disposal activities prior to the adoption of SFAS No. 146 will continue to be accounted for under Emerging Issues Task Force Issue No. 94-3. The adoption of SFAS 146 is not expected to have a material impact of our financial position or results of operations.

        In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS 123, Accounting for Stock-Based Compensation, which provides alternatives and required disclosures for companies electing to account for stock-based compensation using the fair value criteria established by SFAS 123. We intend to account for stock-based compensation under the provisions of APB 25.

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of the Indebtedness of Others, which addresses the accounting for and disclosure of guarantees. Interpretation No. 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of Interpretation No. 45 is not expected to have a material effect on our financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. We do not expect this interpretation to have an effect on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The majority of our borrowings are in fixed rate equipment leases and seller financed notes. The carrying amounts of long-term debt approximates fair value, generally due to the short-term nature of the underlying instruments. We do not trade derivative financial instruments for speculative purposes.

        We also conduct operations in various foreign countries, including Australia, Belgium, Canada, France, Germany, Italy, the Netherlands, New Zealand and the United Kingdom. For the year ended December 31, 2002 approximately 67% of our revenues were earned outside the United States and collected in local currency and related operating expenses were also paid in such corresponding local currency. Accordingly, we will be subject to increased risk for exchange rate fluctuations between such local currencies and the dollar.

        The financial statements of our non-U.S. subsidiaries are translated into U.S. dollars using current rates of exchange, with translation gains or losses included in the cumulative translation adjustment account, a component of stockholders' equity. During the year ended December 31, 2002, we had a translation gain of $42.6 million, primarily attributable to the weakening of the U.S. dollar against the Australian dollar, the British pound, and the Euro.

BUSINESS

General

        We are one of the world's largest specialized staffing and executive search firms. We provide professional staffing services on a permanent, contract and temporary basis, as well as executive search and career management services to clients operating in a wide range of sectors. We focus on mid-level executives in specialized professional areas and at the senior executive level. We currently employ approximately 4,000 employees in 31 countries. We are organized into two divisions, eResourcing and Executive Search.

        eResourcing.    Our eResourcing division primarily focuses on mid-market executive search and professional temporary and contract businesses. We focus on mid-level executives and professionals who typically earn between $50,000 and $150,000 annually, and possess the set of skills and/or profile outlined by our clients. In the case of the temporary and contracting business, we place professionals and executives in temporary assignments that can range from one day to more than 12 months. Our sales strategy focuses on clients operating in particular sectors, such as health care, financial services, and technology and communications. We supply candidates in a variety of specialist fields such as law, accounting, banking and finance, health care, engineering, technology and scientific, regardless of contract length. We use both traditional and interactive methods to select potential candiates for our clients, employing a suite of products which assess talent and help predict whether a candidate will be successful in a given role.

        Within the eResourcing division, we also provide a variety of other services, including career management, executive assessment and coaching, and human resources consulting. These service offerings are growing rapidly and we believe, will help balance the cyclical nature of our core offerings. These services allow us to offer clients a comprehensive set of human capital management services, ranging from temporary workers, to assessment or coaching of permanent staff to recruitment or search for permanent workers, to outplacement.

        eResourcing operates on a global basis with our revenues divided approximately evenly among North America, Europe, primarily the UK, and the Asia/Pacific region, primarily Australia and New Zealand.

        Executive Search.    We offer a comprehensive range of executive search services aimed at finding the appropriate executive or professional for a wide range of clients operating in sectors such as health care, technology, financial services, retail and consumer and industrial. We also have an active practice in assisting clients who desire to augment their boards of directors. Our executive search service identifies senior executives who typically earn in excess of $150,000 annually.

        Executive Search operates on a global basis with our revenues primarily derived from North America and the remainder primarily from Europe.

Industry Overview

        Mid-Market Professional Staffing and Temporary Contracting.    The mid-market professional staffing industry, which encompasses our eResourcing business, is generally comprised of professionals who typically earn between $50,000 and $150,000 annually. According to the Staffing Industry Report, the United States temporary staffing market grew from approximately $77 billion in revenue in 1999 to approximately $97 billion in revenue in 2001. The temporary staffing industry has experienced significant growth in response to the changing work environment. This growth is the result of a number of factors, but principally the challenge posed by increasing global competition and the market driven demand for increased efficiency. In recent years, many employers have responded to these challenges by turning to temporary and contract personnel to keep personnel costs variable, achieve greater flexibility, outsource highly specialized skills, and avoid the negative effect of layoffs. There has been significant growth, within the general temporary market, in the use of temporary or contract workers in professional fields. In the area of technology specialists, demand is also driven by the need for new or additional skills, or project work related to the implementation of new technology. In other fields, demand is driven by peak or special needs, or a "try before buying" hiring philosophy. We believe fundamental changes in the employer-employee relationship will continue to occur, with employers developing increasingly stringent criteria for permanent employees, while moving toward project-oriented temporary and contract hiring.

        Executive Search.    The market for executive search firms is generally separated into two broad categories: retained executive search firms and contingency executive search firms. Retained executive search firms service their clients' senior management needs by acting in an ongoing client-consultant relationship to actively identify, evaluate, assess and recommend to the client suitable candidates for senior level positions. Retained executive search firms are generally engaged on an exclusive basis and paid a contractually agreed-to fee. Contingency executive search firms are generally paid a percentage of the hired candidate's salary only when a candidate is successfully placed with the client. We provide executive search services on a retained basis. Our Executive Search service identifies senior executive candidates who typically earn in excess of $150,000 annually.

Our Human Capital Solutions

        eResourcing.    Candidates for mid-level management positions were traditionally attracted by classified advertising or chosen through the use of computerized database files, a process we call "professional staffing." We have enhanced the professional staffing process through the use of interactive media and online resume databases. Prior to providing our clients with a short list of qualified candidates, we screen and interview applicants using traditional and online assessment tools. Upon acceptance of the short list of suitable candidates, the client then proceeds to interview the selected candidates. The next steps in the process include reference checking, negotiation of an offer, confirmation of acceptance and start date, and performance follow-ups at the end of one and three months.

        For these assignments involving mid-level executives, we have also developed a process which is designed to evaluate a person's capacity to perform in a current or future role. It can be used for internal and external candidates and is based on the premise that if the requirements for an individual job are thoroughly understood, it is possible to develop testing protocols that assess and help predict a candidate's ability to succeed in a specific position. Tools and exercises include aptitude testing, job simulations, behavioral and situational interviews, leadership and team exercises, group discussions, role plays and work sample tests. The goals of the professional staffing process are to put the right people in the right job, boosting both individual job satisfaction and productivity.

        We also provide temporary and contract employees, primarily in Australia, New Zealand, the United States and throughout the United Kingdom. The demand for contract employee services was created by organizations' need for flexible work forces with the types of skills required to meet their particular circumstances in an increasingly competitive market. Through our temporary contracting services, we place qualified executives and professionals in temporary positions, or for specific short-term projects. Contractors can be used for emergency support or to complement or supplement the skills of a client's core, permanent staff. Contracting can also be linked to our professional staffing services, with the client using a "try before you buy" strategy. Our largest speciality staffing products are accounting/finance, information technology and telecommunications, engineering, legal and healthcare.

        Executive Search.    We offer an advanced and comprehensive range of executive search services on a retained search basis, focusing on those executives earning in excess of $150,000 annually. We currently have 30 executive search offices in 13 countries.

        We employ a multilevel process to identify appropriate candidates for our clients. This process begins with our analysis of the vacant position and our thorough understanding of it and the client's workplace. The vacancy is then matched against a pool of qualified candidates. We then assist the client with the interview process and help the client structure the compensation package for the best candidate.

        Our Executive Search business has six specialty practice groups which are designed to enable us to better understand the market conditions and strategic management issues faced by clients within their specific industry. Our specialty practice groups are each comprised of consultants who have extensive backgrounds in placing executives in certain positions within an industry. Our specialty practices are: Energy/Natural Resources, Professional Services, Supply Chain Management, Legal, Human Resources and Boards of Directors.

Strategy

        Our strategy to grow our business is based on the following elements:

          Maintain and expand our focus on specialized practice areas

      •
      Management believes that we have established market leadership in several specialty practice areas including our Executive Search insurance practice in North America, our eResourcing legal practice in Europe and our eResourcing accounting and finance practice in Australia/New Zealand. We intend to pursue leading positions in other specialized practice areas, such as our health care and government services practices, on a global basis. In addition, in Executive Search, we plan to further diversify into additional areas such as healthcare and consumer.

          Focus on expansion of the temporary/contracting revenue base

      •
      Consistent with global employment trends, we believe that temporary/contract staffing provides us with the greatest growth opportunity as well as the most stable revenue stream within our specialized practice groups. While over 70% of our revenue currently comes from temporary/contract staffing, we intend to focus further on growing this segment as a percentage of our total revenues. For example, in Continental Europe and in Asia, with the exception of Australia and New Zealand, our business is almost all permanent recruitment.

          Maximize the benefit of our global operating platform

      •
      We believe that our global presence provides us with a significant competitive advantage. With an active presence in the Americas, Europe and Asia Pacific we are able to provide our entire suite of services on a local, cross-border and inter-regional basis. We believe that there are significant opportunities to further leverage our global platform both with new and existing clients.

          Promote cross-selling initiatives between our eResourcing and Executive Search divisions

      •
      We believe that there are significant opportunities to sell additional products and services to our existing clients. For example, there are opportunities for our Executive Search consultants to promote or sell our eResourcing offerings. To date we have implemented compensation incentives to encourage cross-selling but intend to focus further on these opportunities.

Sales and Marketing

        We maintain separate sales and marketing staffs for our eResourcing and Executive Search businesses. Our sales, marketing and customer service staffs are divided along industry sectors, such as health care, financial services, technology, consumer and retail. In some countries, such as the United States and the United Kingdom, our sales force is also organized according to the specialized professional qualifications of candidates, such as accounting, banking and finance, legal, engineering, scientific and human resource professionals. In some instances, sales personnel are dedicated to sales, but in many other cases we rely on staff within our branch organization to provide both sales and service. We also divide our sales force in eResourcing between temporary contracting and permanent placement. In addition to focusing on sales of the services of its own organization, each sales professional is accountable for, and incentivised to, cross-sell each others products within its existing client base. Our philosophy is to place primary reliance on our field sales force and our branch structure for sales and marketing since we believe that a business service transaction in the human capital industry is best sold on a face-to-face basis. We also use broad based media (Internet and business publications) and trade publications to promote the HH Group brand.

Clients

        Our clients include small to large-sized organizations, enterprises, government agencies and educational institutions. No one client accounts for more than 5% of our total annual revenue. At December 31, 2002, we had over 10,000 eResourcing clients and over 1,000 executive search clients.

Competition

        The markets for our services and products are highly competitive and are characterized by pressure to reduce prices, incorporate new capabilities and technologies, and accelerate job completion schedules.

        We face competition from other executive search, professional staffing and temporary contracting agencies, many of which are far larger than us. Many of our competitors or potential competitors have long operating histories, and some have greater financial, management, technological, development, sales, marketing and other resources than do we. In addition, our ability to maintain our existing clients and generate new clients depends to a significant degree on the quality of our services, pricing and our reputation among our clients and potential clients.

Employees

        We employ approximately 4,000 people worldwide. Our employees are not represented by a labor union or a collective bargaining agreement. We regard the relationships with our employees as satisfactory.

Properties

        Substantially all of our offices are located in leased premises.

        Our principal office is currently located at 622 Third Avenue, New York, New York, where we occupy approximately 40,000 square feet of space under a lease held by TMP Worldwide Inc. expiring in July 2015.

        We also have leases covering local offices throughout the United States and in the foreign countries where we have operations.

        All leased space is considered to be adequate for the operation of our business, and no difficulties are foreseen in meeting any future space requirements.

Legal Proceedings

        We are involved in various legal proceedings that are incidental to the conduct of our business. We are not involved in any pending or threatened legal proceedings which we believe could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

        The executive officers and directors of HH Group are as follows:

Name	Age	Position
Jon F. Chait	52	Chairman of the Board, Chief Executive Officer and Director
Richard W. Pehlke	49	Chief Financial Officer
Margaretta Noonan	45	Executive Vice President, Human Resources
Richard A. Harris	44	Chief Information Officer
Latham Williams	50	General Counsel and Secretary
Brendan Flood	38	Senior Vice President, Finance
David G. Offensend	49	Director Nominee
Nicholas G. Moore	61	Director Nominee
René Schuster	41	Director Nominee

Key Employees

        The key employees of HH Group are as follows:

Name	Age	Position
Robert Goodman	47	Chairman Asia Pacific
Thomas B. Moran	38	President eResourcing Americas
Michael T. Kelly	49	Global Chief Executive Officer, Executive Search
John Wallace	49	CEO—North America Executive Search
Christopher Herrmannsen	38	President eResourcing Europe
Andrew Simpson	43	President Executive Search Europe
Anne Hatton	38	President eResourcing Australia/New Zealand

        Jon F. Chait joined TMP as the Chief Executive Officer of HH Group in October 2002. Prior to joining HH Group, Mr. Chait was the Chairman and Chief Executive of Spring Group plc from May 2000 through July 2002. From 1998 through 2000 Mr. Chait founded and acted as Chairman of Magenta Limited (a software development firm), which was subsequently sold to Spring Group plc. Mr. Chait served as the managing director, international operations of Manpower Inc. from 1995 to 1998, and prior to that time he served as an executive vice president at Manpower Inc. Mr. Chait is also a director of the Marshall and Illstey Corporation and Krueger Inc., a manufacturer of office furniture.

        Richard W. Pehlke joined HH Group in February 2003. Prior to joining HH Group Mr. Pehlke served as an independent consultant for various companies from 2001 to 2003. From 2000 to 2001, Mr. Pehlke served as the Chief Financial Officer of ONE, Inc. Mr. Pehlke served as Vice President, Treasurer for Ameritech Corporation from 1994 to 1999 and as Vice President, Investor Relations from 1986 to 1993. Mr. Pehlke holds a B.S. in Accounting from Valparaiso University and a M.B.A. from DePaul University.

        Margaretta Noonan joined HH Group in January 2003. Prior to joining HH Group, Ms. Noonan served as Senior Vice President, Global Human Resources and corporate officer of TMP. Prior to joining TMP in 1998, Ms. Noonan was Vice President, Human Resources—Stores, for Lord & Taylor from February 1997 to May 1998 and was Vice President, Human Resources, of Kohl's from November 1992 to February 1997. Ms. Noonan holds a B.A. in Philosophy and Religious Studies from Virginia Commonwealth University.

        Richard A. Harris joined HH Group in January 2003. Prior to joining HH Group, Mr. Harris served as the Chief Information Officer of Spring Group, PLC from March 2001 to December 2002. Prior to joining Spring Group, PLC, Mr. Harris was the interim Chief Information Officer at TRS Staffing Services from 1999 to 2000. Mr. Harris also served as Chief Information Officer between 1994 and 1998 at TAC Worldwide. Mr. Harris received a B.S. from Boston College.

        Latham Williams joined HH Group in January 2003 as its senior legal affairs officer. Prior to joining HH Group, Mr. Williams was a Partner, Leader Diversity Practice Group and Co-Leader Global Legal Practice in TMP's executive search division. Prior to joining TMP in 2001, Mr. Williams was an equity partner with the international law firm of Sidley Austin Brown and Wood from 1993 to 2000, specializing in health care mergers and acquisitions and other insurance arrangements. Before joining Sidley Austin Brown and Wood, Mr. Williams was an equity partner in the Chicago-based law firm of Gardner, Carton & Douglas from 1981 to 1993. Mr. Williams holds a J.D. from Northwestern University and a M.A. in Business/Health Services Administration from the University of Wisconsin (Madison), and his undergraduate degree in psychology from Macalester College.

        Brendan Flood joined HH Group in January 2003. Prior to joining HH Group, Mr. Flood served as the Senior Vice President, Finance of TMP. Mr. Flood joined TMP in November 1999 and from that date until November 2001 he was the CFO for the eResourcing and executive search divisions in Europe. In November 2001, Mr. Flood became CFO for all of TMP's operations in the Americas. Prior to joining TMP, Mr. Flood was Finance Director of Bridge Information Systems (formerly Dow Jones Telerate) for Europe, the Middle East and Africa and was based in London. Prior to 1996 when he joined Dow Jones Telerate, Mr. Flood was Finance Director of Spillers Petfoods, a division of Dalgety PLC, a UK public company. Mr. Flood is a Fellow of the Chartered Institute of Management Accountants in the United Kingdom and an International Affiliate Member of the American Institute of Certified Public Accountants. Mr. Flood graduated from Dublin City University (Ireland) with a B.A. in Accounting and Finance.

        David G. Offensend will become a director of HH Group upon the consummation of the distribution. Mr. Offensend co-founded Evercore Parners Inc. in 1995 and co-heads its investment business. Evercore operates in the private equity business and provides merger and acquisition and restructuring advice to companies. Prior to founding Evercore, Mr. Offensend spent five years in the investment organization of Robert M. Bass, the Texas investor. Prior to joining the Bass organization in 1990, Mr. Offensend spent 13 years at Lehman Brothers. Mr. Offensend received a B.A., magna cum laude, in public and international affairs from Princeton University in 1975 and an M.B.A., with highest honors, from Harvard Business School in 1977, where he was a Baker Scholar.

        Nicholas G. Moore will become a director of HH Group upon the consummation of the distribution. Mr. Moore recently retired as global Chairman of PricewaterhouseCoopers, the professional services firm formed in July 1998 by the merger of Coopers & Lybrand International and Price Waterhouse. Mr. Moore most recently served as Chairman of Coopers & Lybrand International as well as Chairman and CEO of Coopers & Lybrand LLP. Following the merger, Mr. Moore served for over two years as CEO of the U.S. firm of PricewaterhouseCoopers, and for three years as global Chairman of PricewaterhouseCoopers. Mr. Moore presently serves on the Board of Directors of Network Appliance and several private venture capital backed technology companies. Mr. Moore is also Chairman of Co-operation Ireland and is on the Board of Trustees of the Committee for Economic Development. Mr. Moore serves as a member of the Board of Trustees of St. Mary's College of California and the Board of Directors of Catholic Charities. Mr. Moore received a B.S. in Accounting from St. Mary's College and a J.D. from Hastings College of Law, the University of California at Berkeley.

        René Schuster will become a director of HH Group upon the consummation of the distribution. Mr. Schuster has served as Senior Vice President and General Manager of Worldwide Consulting and

Integration for Hewlett Packard since 2002. Hewlett Packard is a leading provider of products, technologies, solutions and services to consumers and business. In May 2002, Hewlett Packard merged with Compaq Computer Corporation. Prior to the merger, Mr. Schuster served as Chief Executive Officer, UK and Ireland for Compaq. From 1996 to 2000, Mr. Schuster worked for KPMG Management Consulting, as Managing Partner and subsequently Chief Operating Officer and Senior Partner for Europe, Middle East and Africa. Mr. Schuster received a B.A. and M.A. from San Diego University and a M.B.A. from the University of La Verne.

        Robert Goodman joined HH Group in January 2003. Prior to joining HH Group, Mr. Goodman served for over 26 years, from 1971 to 1998, in many management capacities with Manpower Inc., a leading temporary employment services company. After leaving Manpower in 1998, Mr. Goodman served as President and CEO of an Internet startup until its sale to an industry consolidator. Mr. Goodman is an active member of the Young President's Organization having served on their International Board of Directors and as the Senior Vice President, I.T. Mr. Goodman has also served on the Board of the Toronto International Film Festival.

        Thomas B. Moran joined HH Group in January 2003. Prior to joining HH Group, Mr. Moran served as President of TMP Worldwide, eResourcing Americas. Mr. Moran also served as District President of Operations for Robert Half International, where he was employed for seven years prior to joining TMP Worldwide eResourcing. During his employment at Robert Half International he also served as Area Manager and Regional President. Mr. Moran holds a B.A. in Economics from Illinois State University.

        Michael T. Kelly joined HH Group in January 2003. Prior to joining HH Group, Mr. Kelly served as the President of TMP Worldwide Executive Search, Americas, a subsidiary of TMP, and the Global Healthcare Sector Head from 2001 to 2003. Prior to joining TMP Worldwide Executive Search, Mr. Kelly was the President of Korn/Ferry International's Global Healthcare Practice from 1997 to 2001. Mr. Kelly graduated from the U.S. Naval Academy and received an M.A. from Pepperdine University.

        John Wallace joined HH Group in January 2003. Prior to joining HH Group, Mr. Wallace served as CEO, North America Executive Search of TMP. Prior to assuming that position, Mr. Wallace served as Managing Partner of the Canadian executive search practice of TMP. Mr. Wallace joined TMP in March 2000 when TMP acquired the Toronto practice of Ilsley Bourbonnis. At the time of the acquisition by TMP, Mr. Wallace had been the Managing Partner of the Toronto practice of Ilsley Bourbonnais for the previous five years.

        Christopher Herrmannsen joined HH Group in January 2003. Prior to joining HH Group, Mr. Herrmannsen was the President of TMP, eResourcing, Europe. Mr. Herrmannsen joined TMP in February 2000 when H W Group PLC was acquired by TMP. Mr. Herrmannsen served as Group Managing Director, as well as Executive Director, of H W Group PLC, where he was employed from July 1990 to February 2000. Mr. Herrmannsen graduated from the University of Cape Town (South Africa) with a Bachelor of Commerce degree, majoring in Finance and Economics.

        Andrew Simpson joined HH Group in January 2003. Prior to joining HH Group, Mr. Simpson served as the European President of TMP Worldwide Executive Search and Managing Partner of its London office. Prior to joining TMP in 1998, Mr. Simpson was the joint Global Head of the Insurance Practice at TASA Worldwide and a Managing Partner of TASA Worldwide's London office from 1990 to 1998. TASA Worldwide was acquired by TMP in 1998. Mr. Simpson graduated from Edinburgh University with an M.A. in History.

        Anne Hatton joined HH Group in January 2003. Prior to joining HH Group, Ms. Hatton served as the President of TMP's eResourcing business in Australia and New Zealand since 1999. Prior to joining TMP, Ms. Hatton was employed by Morgan & Banks from 1993 to 1999 when Morgan & Banks was acquired by TMP. Ms. Hatton is a member of the Axiss Australia Advisory Board. Ms. Hatton holds a B.A. in Economics and Japanese from Sydney University.

Committees of the Board of Directors

        We will have two standing committees: Compensation and Audit.

        Compensation Committee.    The compensation committee will be charged with recommending to the board the compensation for our executives and administering our stock option and other employee benefit plans. The compensation committee will periodically review the compensation philosophy, policies and practices of HH Group and make recommendations to the board of directors concerning major changes as appropriate. The members of the compensation committee will be independent directors to be determined. We anticipate that Mr. Offensend will serve as chairman of our compensation committee.

        Audit Committee.    The audit committee will be charged with reviewing and evaluating the scope of the audits to be performed, the adequacy of services performed by, and fees and compensation of the independent auditors and receive and review a report from the independent auditors prior to the publication of the audited financial statements of HH Group. It will also select the independent auditors to examine the financial statements of HH Group for the next year. The audit committee will review and evaluate the scope and appropriateness of HH Group's internal audit programs and plans and its system of internal control. The audit committee will review and evaluate the appropriateness of HH Group's accounting principles and practices and financial reporting. The audit committee will be comprised of independent directors, consisting of Messrs. Moore, Offensend and Schuster with Mr. Moore acting as the chairman.

Compensation of Directors

        We expect to pay each of our non-employee directors an annual cash fee of $20,000 for services rendered as a director. Further, we plan to pay a per meeting fee for each meeting of the board of directors of $1,000 ($500 for telephonic meeting under two hours) and $1,000 for each meeting of a committee of the board of directors attended in person or telephonically. The chairman of each committee will receive $2,000. In addition, it is contemplated that each of our non-employee directors will receive an annual grant of an option to purchase 3,500 shares of our common stock.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers will serve as a director or member of the compensation committee or other board committee performing equivalent functions.

Compensation of Executive Officers

        The following table sets forth information concerning annual and long-term compensation for services rendered to TMP or the applicable subsidiary for fiscal 2002, 2001 and 2000 by those persons who are expected to be the Chief Executive Officer and the other four most highly compensated executive officers of HH Group (determined by reference to fiscal 2002 compensation) immediately following the distribution (the "Named Executive Officers").

EXECUTIVE COMPENSATION SUMMARY TABLE

							Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Securities Underlying Options/SARs	All Other Compensation
Jon F. Chait	2002	$64,808	(1)	—	—		—	—
Chairman and CEO	2001	—		—	—		—	—
	2000	—		—	—		—	—
Richard W. Pehlke(2)	2002	—		—	—		—	—
Chief Financial Officer	2001	—		—	—		—	—
	2000	—		—	—		—	—
Brendan Flood	2002	300,000		—	$14,997	(3)	20,000	—
Senior Vice President, Finance	2001	209,250		$114,700	33,713	(3)	10,825	—
	2000	155,000		56,629	29,450	(3)	—	—
Margaretta Noonan	2002	259,584		—	—		—	—
Executive Vice President, Human Resources	2001	185,000		46,250	—		16,500	—
	2000	186,928		39,875	—		—	—
Lathan Williams	2002	165,000		1,250	2,900	(4)	—	$22,235	(5)
General Counsel and Secretary	2001	194,360		37,500	—		—	—
	2000	—		—	—		—	—

(1)
Mr. Chait joined TMP in October 2002. Mr. Chait's current annual salary is $300,000.

(2)
Mr. Pehlke joined HH Group in February 2003. Mr. Pehlke's current annual salary is $350,000.

(3)
Consists of a $6,975 and $13,950 car allowance paid to Mr. Flood in 2000 and 2001, respectively, and TMP's contribution of $22,475, $19,763 and $14,997 to Mr. Flood's pension scheme in 2000, 2001 and 2002, respectively.

(4)
Consists of $2,500 for club dues and $400 for bar association dues paid to Mr. Williams in 2002.

(5)
Consists of a grant of 500 shares of TMP common stock in 2002.

Option Grants in Last Fiscal Year

        The following table sets forth information with respect to the options to purchase TMP common stock granted to each of the Named Executive Officers in 2002. No stock appreciation rights were granted in 2002.

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Exercise or Base Price ($/sh)
Name				Expiration Date	5%($)	10%($)
Jon F. Chait	—	—	—	—	—	—
Richard W. Pehlke	—	—	—	—	—	—
Brendan Flood	20,000.5%		27.18	2/22/12	341,800	918,200
Margaretta Noonan	—	—	—	—	—	—
Latham Williams	—	—	—	—	—	—

(1)
Options generally vest in four equal annual installments commencing on the first anniversary date of the grant.

(2)
Based on options to purchase 3,743,860 shares granted in 2002 under TMP's 1999 Long Term Incentive Plan.

(3)
These amounts represent assumed rates of appreciation in the price of TMP's common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercise will depend on the future price of the common stock and overall stock market conditions. The 5% rate of appreciation over the term of the $27.18 stock price on the date of grant would result in a stock price of $44.27. The 10% rate of appreciation over the term of the $27.18 stock price on the date of grant would result in a stock price of $73.09. There is no representation that the rates of appreciation reflected in this table will be achieved.

Option Values for 2002

        The following table sets forth information with respect to (i) TMP shares acquired upon the exercise of stock options in 2002, (ii) the number of securities underlying unexercised options and (iii) the value of unexercised options held by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jon F. Chait	—	—	—	—	—	—
Richard W. Pehlke	—	—	—	—	—	—
Brendan Flood	—	—	12,837	27,888	—	—
Margaretta Noonan	—	—	50,555	22,500	—	—
Latham Williams	—	—	—	—	—	—

(1)
Computed based upon the difference between the stock option exercise price and $11.31, the closing price of the TMP's common stock on December 31, 2002.

Long Term Incentive Plan

        Prior to the distribution, our long term incentive plan (the "LTIP") will be adopted by our board of directors and approved by our sole stockholder, TMP. Upon adoption, the LTIP will authorize the grant of stock options, stock appreciation rights ("SARs"), restricted stock, performance-based awards and other equity-based awards (including, without limitation, phantom stock, stock bonus awards and dividend equivalents) to any member of HH Group's board of directors (whether or not an employee of HH Group), any officer or other employee of HH Group or any consultant or other independent contractor who performs or will perform services for HH Group.

        Subject to adjustment to reflect stock dividends and other capital changes, 1,000,000 shares of HH Group common stock may be issued under the LTIP, provided however, that no more than 333,333 shares may be issued pursuant to restricted stock or other full value awards. Shares subject to awards under the LTIP that are canceled, expired, terminated, forfeited or settled in cash shall again be available for issuance under the LTIP.

        Subject to adjustment to reflect stock dividends and other capital changes, the maximum number of shares of HH Group common stock with respect to which stock options, SARs or any other awards may be granted under the LTIP to any person for any calendar year shall, in each case, be 1,000,000 shares. With certain exceptions, not more than $1,000,000 may be paid to any individual under the LTIP with respect to any single cash performance-based award (or multiple cash performance-based awards ending with or within the same fiscal year).

        The LTIP will, generally be administered by the compensation committee of our board of directors. Subject to the provisions of the LTIP, the committee will, except with respect to awards to non-employee directors, have the authority to grant awards under the LTIP, to interpret the provisions of the LTIP, to fix and interpret the provisions of agreements governing awards made under the LTIP, to supervise the administration of the LTIP, and to take such other actions as may be necessary or desirable in order to carry out the provisions of the LTIP. The LTIP will be administered by our board of directors with respect to discretionary awards to non-employee directors.

        Under the LTIP, our compensation committee may grant stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and stock options which do not qualify as ISOs. ISOs may only be granted to our employees. The exercise price for shares covered by an option may not be less than the fair market value of the HH Group common stock on the date of grant (or, in the case of ISOs granted to an employee who is more than a 10% stockholder of the HH Group, 110% of the fair market value). All options will, unless sooner terminated, expire ten years (or, in the case of an ISO granted to an employee who is more than a 10% stockholder, five years) from the date of grant.

        Our compensation committee has the discretion to determine the vesting and other restrictions on the exercise of an option and/or upon the disposition of stock acquired upon the exercise of an option. Unless the compensation committee determines otherwise, each option will be subject to a four-year vesting schedule pursuant to which the option will generally become 25% vested on each of the first four anniveraries of the grant date. Special rules apply upon a change in control of us. Except as otherwise permitted by the compensation committee, no option that is otherwise exercisable may be exercised more than six months after the termination of the optionee's employment of service with us (or, if the optionee's service is terminated by reason of disability or death, one year). If any optionee's employement or service is terminated for cause, all options held by such optionee immediately terminate.

        The LTIP also prohibits the repricing of outstanding options without the approval of our stockholders.

        The compensation committee may grant restricted shares of HH Group common stock in amounts, and subject to terms and conditions (such as time vesting and/or performance-based vesting criteria) as it may determine. Generally, prior to vesting, the recipient will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may establish. Upon participant's termination of employment or service for any reason, the participant will, unless otherwise determined by the compensation committee, automatically forfeit all restricted stock which has not yet become fully vested.

        The compensation committee may grant other types of equity-based awards related to our common stock under the LTIP, including SARs, phantom stock, stock bonus awards, restricted stock units and dividend equivalents, in amounts and subject to terms and conditions as the compensation commitee may determine. These awards may involve the transfer of actual shares of HH Group common stock or the payment in cash or otherwise of amounts based on the value of shares of HH Group common stock.

        Unless sooner terminated by our board of directors, the LTIP will terminate on the tenth anniversary of its adoption by our board of directors. The LTIP may be amended or terminated at any time by our board of directors, subject, however, to stockholder approval in the case of certain material amendments, such as an increase in the number of shares available under the LTIP or a change in the class of individuals eligible to receive awards under the LTIP.

        We expect that the compensation committee will award options to our executive officers and key employees after the distribution. In addition, we intend to grant options to purchase 3,500 shares of our common stock to each of our non-employee directors following the distribution.

Employee Stock Purchase Plan

        Prior to the distribution, the HH Group employee stock purchase plan (the "ESPP") will be adopted by our board of directors and approved by our sole stockholder, TMP. It is contemplated, however, that the ESPP will not be in effect until some time after the distribution. Our board of directors believes that the ESPP will encourage broader stock ownership by employees of HH Group who might not otherwise own shares of HH Group common stock and who, as owners of HH Group common stock, will have a greater incentive to contribute to the profitability and long term growth of HH Group.

        Subject to appropriate adjustment for stock splits and other capital changes, 1,000,000 shares of HH Group common stock may be issued under the ESPP. The ESPP will be administered by the compensation committee of our board of directors or such other committee appointed by the board of directors from time to time. Subject to the provisions of the ESPP, the compensation committee will have full power and authority to construe, interpret and apply the terms of the ESPP.

        Any employee of HH Group and any of its present or future participating affiliates who satisfies the applicable eligibility requirements established by the compensation committee of our board of directors from time to time in accordance with the ESPP will be eligible to participate in the ESPP. No employee who owns or holds options to purchase, or who as a result of his or her participation in the ESPP would own or hold options to purchase, five percent or more of HH Group's common stock may participate in the ESPP. In addition, participants may not purchase shares of HH Group common stock having a fair market value exceeding $25,000 in any calendar year. For this purpose, the fair market value of HH Group common stock purchased in a given offering is determined as of the first day of that offering.

        Participation in the ESPP is completely voluntary. Each offering of HH Group common stock under the ESPP will be for such offering period as designated by our compensation committee; provided, that each offering period shall, in no event, end later than: (i) five years from the date the option is granted if the purchase price is to be not less than eighty-five percent of the fair market value of HH Group common stock on the purchase date; or (ii) otherwise, twenty-seven months from the grant date. The purchase price per share of HH Group common stock for each offering period shall be the price designated by the compensation committee of our board of directors, at which each share may be purchased, but in no event shall such price be less than eighty-five percent of the lesser of

(i) the fair market value of HH Group common stock on the first trading day of the offering period, or (ii) the fair market value of HH Group common stock on the last trading day of the offering period.

        The compensation committee of our board of directors may designate the time and manner for payment for shares to be purchased during an offering period, including, payment in cash or by certified check or through payroll deductions, subject to applicable withholdings. All payment amounts shall be credited to a participant's account under the ESPP. Any option held by a participant which remains outstanding as of a purchase date shall be automatically exercised for the number of shares which the funds accumulated in the participant's account as of the purchase date will purchase at the applicable purchase price

        Our board of directors may amend, alter, suspend, or terminate the ESPP at any time; provided, however, that the ESPP may not be amended in a way which will cause the ESPP to fail to meet the requirements of Section 423 of the Code; and no amendment which would amend or modify the ESPP in a manner requiring stockholder approval under applicable law or the requirements of any securities exchange on which HH Group common stock is traded shall be effective unless such stockholder approval is obtained.

Employment Agreements

        HH Group intends to enter into an executive employment agreement with each of the Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        TMP's Chairman and CEO, Andrew J. McKelvey, by virtue of his stock ownership of TMP, will own in excess of 5% of HH Group's common stock. It is contemplated that for a transition period, generally not expected to exceed one year, TMP will provide certain facilities, information technology, insurance, administrative, legal, human resources, tax, accounting and other mutually agreed services to HH Group. TMP will also extend a secured revolving credit facility to us on the distribution date if we have not otherwise closed on a credit facility with a third party. We will provide to TMP for a transition period, generally not expected to exceed one year, certain tax and information technology services in the Asia Pacific region and certain facilities, accounting, administrative, business license and accounting services in Europe, as well as other mutually agreed services. In additition, there will be certain other arrangements between TMP and HH Group in connection with the spin-off. See "Arrangements Between TMP and HH Group Related to the Distribution."

        The parties have commenced discussions concerning certain potential commercial arrangements involving the provision of Monster.com and advertising and communication services. Any arrangements will be negotiated on an arms length basis and will be pursuant to customary terms and conditions, including pricing terms. The parties may from time to time also negotiate and purchase other services from the other, on an arms length basis, pursuant to customary terms and conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        HH Group is currently a wholly-owned subsidiary of TMP. To the extent directors and executive officers own or will own TMP common stock prior to the distribution, they will receive shares of HH Group common stock in the distribution on the same basis as other holders of TMP common stock.

        The following table sets forth information regarding the beneficial ownership of HH Group common stock immediately after the distribution, as if the distribution took place on February 25, 2003 by (1) each person or entity known by TMP who would beneficially own more than 5% of the outstanding HH Group common stock; (2) each of the persons who are expected to serve as directors of HH Group; (3) each of the Named Executive Officers; and (4) all persons expected to be HH Group directors and executive officers after the distribution, as a group. The information below is based on the number of shares of TMP common stock beneficially owned by each entity or person at February 25, 2003 as evidenced by TMP's records and a review of statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act, as adjusted to give effect to the distribution. The percentage ownership of HH Group common stock held by any entity or person immediately following the distribution will be approximately the same as the percentage ownership of such entity or person immediately prior to the distribution. Percentage ownership is calculated based on 113,233,930 shares of TMP common stock outstanding on February 25, 2003, or 8,494,668 shares of HH Group common stock after giving effect to the distribution ratio of one share of HH Group common stock for every thirteen and one third shares of TMP common stock. Except as set forth in the table below, upon completion of the distribution, we do not expect any entity or person to own more than five percent of HH Group's outstanding common stock.

        Share ownership of directors and Named Executive Officers is as of February 25, 2003 and includes (i) shares in which they may be deemed to have a beneficial interest; and (ii) shares to be credited to individual accounts in TMP's 401(k) Plan which will receive the HH Group dividend.

Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percentage of Common Stock
Jon F. Chait	—	—
Richard W. Pehlke	—	—
Brendan Flood	—	—
Margaretta Noonan	145	*
Latham Williams	75	*
David G. Offensend	—	—
Nicholas G. Moore	—	—
René Schuster	—	—
Andrew J. McKelvey(1)	995,079	11.7%
Capital Group International, Inc.(2)	1,283,653	16.1
Capital Research and Management Company(3)	990,247	12.4
FMR Corp.(4)	508,791	6.2
All directors and executive officers as a group (9 persons)(5)	220	*

*
Less than 1%.

(1)
Includes 308 shares of common stock owned by Mr. McKelvey's wife, 15 shares of common stock owned by Mr. McKelvey's daughter and 101 shares of common stock held by Mr. McKelvey's 401(k) plan.

(2)
Capital Group International, Inc. may be deemed to beneficially own 1,283,653 shares of our common stock which are held of record by clients of Capital Group International, Inc. Capital Group International, Inc. has sole voting power with respect to 1,138,949 shares and sole dispositive power with respect to 1,283,653 of the shares and does not have shared voting power or dispositive power with respect to any shares. Information with respect to Capital Group International, Inc. including their percentage ownership, has been derived from their Schedule 13G/A dated February 14, 2003 as filed with the SEC.

(3)
Capital Research and Management Company may be deemed to beneficially own 990,247 shares of our common stock which are held of record by clients of Capital Research and Management Company. Capital Research and Management Company does not have sole voting power with respect to any of the shares and has sole dispositive power with respect to 990,247 of the shares and does not have shared voting power or dispositive power with respect to any shares. Information with respect to Capital Research and Management Company including their percentage ownership, has been derived from their Schedule 13G/A dated February 13, 2003 as filed with the SEC.

(4)
FMR Corp. may be deemed to beneficially own 508,791 shares of our common stock which are held of record by clients of FMR Corp. FMR Corp. has sole voting power with respect to 46,385 shares and sole dispositive power with respect to 508,791 of the shares and does not have shared voting power or dispositive power with respect to any shares. Information with respect to FMR Corp. including their percentage ownership, has been derived from their Schedule 13G dated February 14, 2003 as filed with the SEC.

(5)
Includes 25 shares held by a 401(k) plan and 195 shares beneficially owned.

 DESCRIPTION OF CAPITAL STOCK OF HH GROUP

        The following information reflects the HH Group certificate of incorporation and by-laws as these documents will be in effect at the time of the distribution.

        Our certificate of incorporation provides us with the authority to issue 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. No shares of our preferred stock are outstanding. Based on the number of shares of TMP common stock outstanding as of February 25, 2003, and the expected distribution ratio, we expect that 8,494,668 shares of our common stock will be distributed to TMP stockholders in the distribution. All of the shares of our common stock to be distributed to TMP stockholders in the distribution will be fully paid and non-assessable and will constitute all the shares of our capital stock that will be outstanding immediately after the distribution.

HH Group common stock

        Dividends. Each share of HH Group common stock is entitled to dividends if, as and when dividends are declared by HH Group's board of directors and paid. Under Delaware corporate law, HH Group may declare and pay dividends only out of its surplus, or in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of HH Group has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Any dividend so declared and payable in cash, capital stock of HH Group (other than HH Group common stock) or other property will be paid equally, share for share, on HH Group common stock.

        Voting Rights. Each share of HH Group common stock is entitled to one vote on all matters.

        Liquidation Rights.    In the event of the liquidation, dissolution or winding up of HH Group, holders of the shares of HH Group common stock are entitled to share equally, share for share, in the assets available for distribution.

        Other.    No stockholder of HH Group has preemptive or other rights to subscribe for additional shares of HH Group.

HH Group preferred stock

        HH Group preferred stock may be issued from time to time in one or more series as determined by the HH Group board. The HH Group board is authorized to issue the shares of HH Group preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of such HH Group preferred stock may have the effect of delaying, deferring or preventing a change in control of HH Group without further action by the stockholders and may adversely affect the voting and other rights of the holders of HH Group common stock, including the loss of voting control to others. HH Group currently has no plan to issue any shares of HH Group preferred stock.

CERTAIN ANTI-TAKEOVER EFFECTS

Delaware Anti-Takeover Law

        Under Section 203 of the Delaware General Corporation Law (the "Delaware Anti-Takeover Law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and any person acquiring 15% or more of the voting stock of such Delaware corporation (an "interested stockholder") are prohibited for a three-year period following the time that such stockholder became an interested stockholder, unless (i) either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors of the corporation prior to the time the other party to the business combination became an interested stockholder, (ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers and stock held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and authorized by 66 2/3% of the voting stock which the interested stockholder did not own. The corporation may opt out of the effect of this statement by (i) including a provision to such effect in the corporation's original certificate of incorporation, or (ii) amendment of the corporation's certificate of incorporation or by-laws approved by holders of a majority of the shares entitled to vote; provided that such amendment shall generally not take effect until 12 months after its adoption and shall not effect any business combination with interested stockholders which are effected during such 12 months. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of HH Group.

Classified Board of Directors

        Upon the spin-off, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of our board will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board to fill vacant directorships or increase the size of the board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to us or our stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors shall automatically be limited to the fullest extent provided by law. Our by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we plan to enter into indemnification agreements with our directors. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

INDEPENDENT ACCOUNTANTS

        The financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in the information statement have been audited by BDO Seidman, LLP, as stated in their report appearing herein.

        The board of directors of HH Group expects to appoint BDO Seidman, LLP as its independent accountants to audit its financial statements as of and for the year ended December 31, 2003.

ADDITIONAL INFORMATION

        HH Group has filed a Registration Statement with the Securities and Exchange Commission with respect to the HH Group common stock. This information statement, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the schedules and other exhibits thereto, and reference is made to the Registration Statement for further information regarding HH Group and the HH Group common stock. In particular, copies of certain agreements and other documents in this information statement are qualified by reference to such agreements and other documents as filed. When the Registration Statement becomes effective, HH Group will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by HH Group with the Commission can be inspected and copied at the Public Reference Room of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the Commission at the address given above. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        HH Group has applied for the listing of its common stock on The Nasdaq National Market.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

        We have audited the accompanying combined balance sheets of Hudson Highland Group, Inc. (combined divisions of TMP Worldwide Inc. ("TMP")) and Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related combined statements of operations, divisional equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hudson Highland Group, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        The Company represents combined divisions of TMP. The Company relies on TMP for administrative, cash management and other services, including financing. The financial position, results of operations and cash flows of the Company may differ from those that would have resulted had Hudson Highland Group, Inc. operated autonomously or as an entity independent of TMP. See Note 1 for further explanations regarding allocations of expenses from TMP to the Company and other related information.

        As discussed in Note 3 to the financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP

New York, New York
February 12, 2003

 HUDSON HIGHLAND GROUP, INC.
(combined divisions of TMP Worldwide Inc.)

COMBINED BALANCE SHEETS

(in thousands)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$25,908	$37,672
Accounts receivable, less allowance for doubtful accounts of $10,281 and $11,119, respectively	161,831	165,280
Work-in-process	9,260	4,565
Prepaid and other	18,917	38,731

Total current assets	215,916	246,248
Property and equipment, net	34,106	48,369
Intangibles, net	201,937	460,879
Other assets	15,145	10,490

	$467,104	$765,986

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
Accounts payable	$28,305	$36,816
Accrued expenses and other current liabilities	80,370	122,416
Accrued integration and restructuring costs	8,935	24,199
Accrued business reorganization costs	25,845	—
Unearned revenue	3,321	1,793
Current portion of long-term debt	978	52,556

Total current liabilities	147,754	237,780
Long-term debt, less current portion	1,184	2,917
Other long-term liabilities	1,592	2,609

Total liabilities	150,530	243,306

Commitments and Contingencies
Divisional equity:
Net advances from parent	291,914	540,580
Accumulated other comprehensive income (loss)—translation adjustments	24,660	(17,900)

Total divisional equity	316,574	522,680

	$467,104	$765,986

See accompanying notes to combined financial statements.

 HUDSON HIGHLAND GROUP, INC.
(combined divisions of TMP Worldwide Inc.)

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Revenue	$1,065,439	$1,287,798	$1,325,146

Operating expenses:
Direct costs of temporary contractors	631,501	698,598	652,916
Salaries & related	323,753	397,102	437,782
Office & general	139,383	143,430	155,724
Marketing & promotion	10,854	19,371	19,357
Merger & integration	5,373	43,177	50,995
Business reorganization and other special charges	73,543	—	—
Amortization of intangibles	754	14,324	8,947

Total operating expenses	1,185,161	1,316,002	1,325,721

Operating loss	(119,722)	(28,204)	(575)

Other expense:
Interest expense, net	(322)	(1,901)	(5,325)
Other, net	(224)	(343)	(1,415)

Loss before provision (benefit) for income taxes and accounting change	(120,268)	(30,448)	(7,315)
Provision (benefit) for income taxes	(1,017)	3,747	9,552

Loss before accounting change	(119,251)	(34,195)	(16,867)
Cumulative effect of accounting change	(293,000)	—	—

Net loss	$(412,251)	$(34,195)	$(16,867)

See accompanying notes to combined financial statements.

 HUDSON HIGHLAND GROUP, INC.
(combined divisions of TMP Worldwide Inc.)

COMBINED STATEMENTS OF DIVISIONAL EQUITY

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Divisional equity, beginning of the year	$522,680	$404,380	$201,616

Net loss	(412,251)	(34,195)	(16,867)
Other comprehensive income (loss)—translation adjustments	42,560	(8,362)	(9,610)

Total comprehensive loss	(369,691)	(42,557)	(26,477)
Cash transfers from parent, net	165,365	125,570	139,485
Non-cash equity contribution (distribution) from (to) parent, net	(1,780)	35,287	89,756

Divisional equity, end of year	$316,574	$522,680	$404,380

See accompanying notes to combined financial statements

 HUDSON HIGHLAND GROUP, INC.
(combined divisions of TMP Worldwide Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(412,251)	$(34,195)	$(16,867)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	293,000	—	—
Depreciation and amortization	21,061	33,290	34,555
Provision (credit) for doubtful accounts	3,323	(1,568)	6,917
Net loss on disposal and write-off of fixed assets	9,192	513	70
Net loss on write-off of other assets	5,054	—	—
Benefit for deferred income taxes	(4,343)	(1,109)	(770)
Changes in assets and liabilities, net of effects from purchases of businesses:
Decrease (increase) in accounts receivable, net	125	92,097	(18,263)
Decrease (increase) in work-in-process, prepaid and other	4,998	16,173	(31,815)
(Decrease) increase in unearned revenue	1,528	229	(1,360)
Increase in accrued business reorganization costs	25,845	—	—
(Decrease) increase in accounts payable, accrued expenses and other current liabilities	(58,366)	(94,014)	51,151

Total adjustments	301,417	45,611	40,485

Net cash provided by (used in) operating activities	(110,834)	11,416	23,618

Cash flows used in investing activities:
Capital expenditures	(8,354)	(15,297)	(17,046)
Payments for acquisitions and intangible assets, net of cash acquired	(8,235)	(103,488)	(92,445)

Net cash used in investing activities	(16,589)	(118,785)	(109,491)

Cash flows from financing activities:
Net payments on long-term debt	(53,311)	(22,455)	(37,814)
Net cash transfers received from TMP Worldwide Inc.	165,365	125,570	139,485

Net cash provided by financing activities	112,054	103,115	101,671

Effect of exchange rates on cash and cash equivalents	3,605	(1,449)	(1,580)

Net increase (decrease) in cash and cash equivalents	(11,764)	(5,703)	14,218
Cash and cash equivalents, beginning of year	37,672	43,375	29,157

Cash and cash equivalents, end of year	$25,908	$37,672	$43,375

See accompanying notes to combined financial statements

 HUDSON HIGHLAND GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

1. REORGANIZATION, BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  Reorganization

        The accompanying combined financial statements include the operations, assets and liabilities of TMP Worldwide Inc.'s ("TMP" or the "Parent") eResourcing and Executive Search business segments. In October 2002, TMP announced a plan to distribute to its shareholders the shares of Hudson Highland Group, Inc. (the "Company" or "HH Group"), a wholly owned subsidiary of TMP (the "Distribution"). Immediately prior to the Distribution, TMP will transfer the assets and liabilities of its eResourcing and Executive Search business segments (the "Contributed Businesses") to HH Group. Those assets and liabilities are reflected in HH Group's financial statements at TMP's historical cost.

        The assets and liabilities of the Company consist primarily of businesses TMP acquired (the "Contributed Businesses") at various times from January 1, 2000 through December 31, 2002. The Contributed Businesses include 32 purchase acquisitions made by TMP, and also includes 12 mergers during the three-year period, which were accounted for as poolings of interests. The Combined Financial Statements are presented as if each of the pooled companies had been combined for all periods presented.

  Basis of Presentation

        The combined financial statements have been derived from the financial statements and accounting records of TMP using the historical results of operations and historical bases of the assets and liabilities of the Company's business. In connection with the Distribution the intercompany balances due to TMP are expected to be contributed to equity. Accordingly, they are reflected as divisional equity for all periods presented. Non-cash contributions from parent in 2001 and 2000 consist primarily of stock funding by TMP for HH Group purchase acquisitions. The non-cash distribution to parent in the year ended December 31, 2002 represents the net assets of a subsidiary that the Company transferred to TMP's Monster division (see note 3) in 2002. The terms of the distribution agreement with TMP do not require repayment or distribution of any portion of the divisional equity back to TMP. The Company's costs and expenses in the accompanying combined financial statements include allocations from TMP for executive, legal, accounting, treasury, real estate, information technology, merger and integration costs, business reorganization costs, and other TMP corporate services and infrastructure costs because specific identification of the expenses is not practicable. The total corporate services allocation to the Company from TMP was $31.7 million in 2002, $27.4 million in 2001 and $44.3 million in 2000. The year ended December 31, 2000 also includes $1.1 million of interest expense paid to TMP in 2002 in connection with certain cash funding arrangements in the period. The expense allocations have been determined on the basis that TMP and the Company considered to be reasonable reflections of the utilization of services provided or the benefit received by the Company using ratios that are primarily based on the Company's revenue, net of direct costs of temporary contractors compared to TMP as a whole. The financial information included herein may not necessarily reflect the financial position and results of operations of HH Group in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. However, management believes that if the Company had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.

  Business

        HH Group's business consists of the following business segments:

        eResourcing.    HH Group's eResourcing division, which focuses on the mid-market professional staffing business, places professionals who typically earn between $50,000 and $150,000 annually, and possess the set of skills outlined by our clients. eResourcing uses traditional and interactive methods to select potential candidates for clients. Temporary contracting supplements the eResourcing selection services, primarily in Australia, New Zealand, the United States and throughout Europe. The division typically places employees, ranging from clerical workers to executives, in temporary situations for as little as one day to over 12 months. Contractors can be used for emergency support or to complement the skills of a client's own staff.

        Executive Search.    The Executive Search division offers a comprehensive range of executive search services aimed at finding the appropriate executive for our clients. Our executive search service identifies senior executives who typically earn in excess of $150,000 annually.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

        The combined financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions between and among the Contributed Businesses have been eliminated in combination. Transactions and balances between any of the Contributed Businesses and TMP are included in the accompanying combined financial statements.

Nature of Business and Credit Risk

        The Company operates in two business segments: eResourcing and Executive Search. The Company's revenues are earned from executive placement services, mid-level employee professional staffing and temporary contracting services. These services are provided to a large number of customers in many different industries. The Company operates principally throughout North America, the United Kingdom, Continental Europe and the Asia-Pacific region (primarily Australia).

        Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

Fair Value of Financial Instruments

        The carrying amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

        The carrying amount reported for long-term debt approximates fair value generally due to the short-term nature of the underlying instruments. In instances where long-term debt carries fixed interest rates, the obligation is recorded at the present value of the future payments.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include, among others, allocations of costs to the Company by TMP, allowances for doubtful accounts and net realizable values for long-lived assets. Actual results could differ from these estimates.

Cash and Cash Equivalents

        The Company has historically participated in TMP's cash management program, and TMP has substantially funded the Company's cash requirements. Cash balances in excess of daily operating needs were transferred to and invested by TMP in short-term commercial paper rated P1 by Moody's or A1 by Standard & Poors or better.

        Cash and cash equivalents, which consist primarily of commercial paper and time deposits, are stated at cost, which approximates fair value. For financial statement presentation purposes, the Company considers all highly liquid investments having an original maturity of three months or less as cash equivalents. At December 31, 2002 and 2001, outstanding checks in excess of cash account balances were included in accounts payable on the balance sheet.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Years
Furniture and equipment	4-7
Capitalized software costs	2-5
Computer equipment	3-7
Transportation equipment	3-6

        Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

Capitalized Software Costs

        Capitalized software costs consist of costs to purchase and develop software for internal use. The Company capitalizes certain incurred software development costs in accordance with, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). Costs incurred during the application-development stage for software bought and further customized by outside vendors for the Company's use and software developed by a vendor for the Company's proprietary use have been capitalized. Costs incurred for the Company's own personnel who are directly associated with software development are capitalized as appropriate.

Intangibles

        Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of client lists, trademarks and goodwill. With the exception of goodwill, these costs are being amortized over periods ranging from two to thirty-six years on a straight-line basis. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over periods ranging from 20 to 30 years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142") and suspended the amortization of goodwill. In accordance with the transitional provisions of SFAS 142, goodwill arising subsequent to June 30, 2001 has not been amortized, but instead is evaluated for impairment. See Note 3 for the impact of the adoption of SFAS 142.

Long-Lived Assets

        Long-lived assets, such as intangibles, except for goodwill, and property and equipment, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. As of December 31, 2002, no impairments have been recorded.

Foreign Currency Translation

        The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statement of Operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the other comprehensive income (loss) account in divisional equity. Gains and losses resulting from other foreign currency transactions are included in other income (expense).

Revenue Recognition

        eResourcing.    For permanent placement services provided by the Company's eResourcing division, a fee equal to between 20% and 30% of a candidate's first year estimated annual cash compensation is billed in equal installments over three consecutive months (the average length of time needed to successfully complete an assignment) and recognized upon successful completion of the placement, net of an allowance for estimated fee reversals. eResourcing's temporary contracting revenues and direct costs are recognized over the contract period as services are performed. Revenues, direct costs of temporary contractors and gross margin related to the temporary contracting component of the Company's eResourcing division are as follows:

	Year Ended December 31,
	2002	2001	2000
Temporary contracting revenue	$771,253	$898,372	$847,705
Direct costs of temporary contractors	631,501	698,598	652,916

Temporary contracting gross margin	$139,752	$199,774	$194,789

        Executive Search.    Revenue from Executive Search services is recognized when such services are earned and realizable. Revenue consists of retainers and indirect expenses billed to clients. For each assignment, the Company and its client enter into a contract that outlines the general terms and conditions of the assignment. Typically, the Company is paid a retainer for its executive and management search services equal to approximately one-third of the estimated guaranteed first year compensation for the position to be filled. In addition, if the actual compensation of a placed candidate exceeds the estimated compensation, the Company often will be authorized to bill the client for one-third of the excess. Indirect expenses are calculated as a percentage of the retainer with certain dollar limits per search. The Company generally bills its clients for its retainer and indirect expenses in one-third increments over a three-month period commencing in the month of acceptance of the contract by its client and recognize the revenue over this period.

Direct Costs of Temporary Contractors and Salaries and Related Expenses

        Direct costs of contractors include salaries, payroll taxes, employee benefits, travel expenses and insurance costs for temporary contractors who are employees of the Company as well as contractor fees and travel expenses for temporary contractors who are independent contractors. Salaries and related expenses consist primarily of salaries, payroll taxes, employee benefits related to recruitment professionals, executive level employees, administrative staff and other employees of the Company who are not temporary contractors.

Stock-Based Compensation

        The accompanying combined financial statements of the Company have been prepared in accordance with the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined. As TMP only issues fixed term stock option grants at or above the quoted market price on the date of the grant, there is no compensation expense recognized in the accompanying combined financial statements.

        The Company adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which requires certain financial statement disclosures, including pro forma operating results had the Company prepared its combined financial statements in accordance with the fair value based method of accounting for stock-based compensation (See Note 9).

Advertising

        The Company expenses the costs of advertising as incurred. Advertising costs amount to $10,854, $19,371, and $19,357 for the years ended December 31, 2002, 2001 and 2000, respectively.

Income Taxes

        For the periods presented, the Company was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in TMP's tax returns. The Company calculates its income taxes under the separate return method and accounts for deferred tax assets and liabilities under the asset and liability method. This method measures deferred income taxes by applying the enacted statutory tax rates applicable to future years to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred taxes are reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. Tax benefits absorbed by the Parent are charged as a reduction to divisional equity.

Comprehensive Loss

        Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company's other comprehensive income (loss) is solely comprised of foreign currency translation adjustments, which relate to investments that are permanent in nature. To the extent that such amounts related to investments that are permanent in nature, no adjustments for income taxes are made.

Foreign Currency Risk Management

        Effective January 1, 2001 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, collectively referred to as SFAS 133. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. The Company has historically participated in TMP's centralized treasury function and therefore, the adoption of this standard did not have a material impact on the Company's financial statements.

Effect of Recently Issued Accounting Standards

        In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS 144 as of January 1, 2002. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Restructuring Costs ("SFAS 146"). SFAS 146 applies to costs associated with an exit (including restructuring) or disposal activity. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company may not restate its previously issued financial statements. The Company intends to adopt SFAS 146 for disposal activities initiated after December 31, 2002. Liabilities recognized as a result of disposal activities prior to the adoption of SFAS 146 will continue to be accounted for under Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). The adoption of SFAS 146 is not expected to have a material impact on the Company's financial position or results of operations.

        In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS 123, Accounting for Stock-Based Compensation, which provides alternatives for companies electing to account for stock-based compensation using the fair value criteria established by SFAS 123. The Company intends to continue to account for stock-based compensation under the provisions of APB 25.

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of the Indebtedness of Others, which addresses the accounting for and disclosure of guarantees. Interpretation No. 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of Interpretation No. 45 is not expected to have a material effect on the Company's financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Company does not expect this interpretation to have an effect on its consolidated financial statements.

3. ACCOUNTING CHANGES

        In June 2001, the FASB issued SFAS 141 and SFAS 142. SFAS 141 eliminates the pooling of interests method of accounting for all business combinations initiated after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The Company adopted SFAS 141 as of July 1, 2001.

        As of January 1, 2002, the Company adopted SFAS 142, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and indefinite-lived intangible assets are no longer amortized but tested for impairment on an annual basis, or more frequently if circumstances warrant.

        The provisions of the standard also require the completion of a transitional impairment test in the year of adoption, with any impairment identified upon initial implementation treated as a cumulative effect of a change in accounting principle.

        In conjunction with the implementation of the new accounting standards for goodwill, the Company has completed the transitional goodwill impairment review. The results of the impairment review indicated that the carrying value of goodwill may not be recoverable. The impairment review is based on a discounted cash flow approach that uses the Company's estimates of future market share, revenues and costs for each reporting unit as well as appropriate discount rates. As a result of the adoption of SFAS 142, the Company recorded a non-cash impairment charge of $293,000 to reduce the carrying value of its goodwill. The impairment charge has been reflected as a cumulative effect of accounting change in the accompanying combined statement of operations.

        A summary of changes in the Company's goodwill during the year ended December 31, 2002, by business segment is as follows:

	December 31, 2001(a)	Additions & Adjustments(b)	Impairments	Currency Translation Adjustment	December 31, 2002
eResourcing	$432,871	$(3,928)	$(274,000)	$38,566	$193,509
Executive Search	24,093	—	(19,000)	461	5,554

Total	$456,964	$(3,928)	$(293,000)	$39,027	$199,063

(a)
Goodwill as of December 31, 2001 is shown net of accumulated amortization of $28,389.
(b)
In the year ended December 31, 2002, the business of Sale Search Rekrytering & Urval i Stockholm AB, a July 2001 acquisition, was moved from the Company's eResourcing division to TMP's Monster division as a result of a regional consolidation. As a result, $1,267 of goodwill was transferred from TMP's eResourcing division to TMP's Monster division in the period. Remaining additions and adjustments relate to the Company's integration and restructuring plans and purchase price adjustments related to businesses acquired in 2001.

        As of December 31, 2002 and December 31, 2001, the Company's intangible assets consisted of the following:

	December 31, 2002		December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$199,063	$—	$485,353	$(28,389)
Amortizable Intangible Assets:
Client lists and other amortizable intangibles	5,085	(2,211)	5,446	(1,531)

Total intangible assets	$204,148	$(2,211)	$490,799	$(29,920)

        Amortization expense for the year ended December 31, 2002 was $754. Amortization expense for each of the five succeeding years is estimated to be approximately $1.0 million per year.

        SFAS 142 also requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company ceased amortizing goodwill effective January 1, 2002.

        The following table presents a reconciliation of net loss for the years ended December 31, 2001 and 2000, adjusted to exclude goodwill amortization as follows. Goodwill was not amortized in the year ended December 31, 2002.

	Year ended December 31,
	2001	2000
Net loss reconciliation
Reported net loss	$(34,195)	$(16,867)
Add back: Goodwill amortization	13,532	7,361

Adjusted net loss	$(20,663)	$(9,506)

4. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consists of the following:

	December 31,
	2002	2001
Capitalized software costs	$17,846	$19,356
Furniture and equipment	28,147	32,691
Leasehold and building improvements	15,911	18,019
Transportation equipment	1,494	2,276
Computer equipment	31,788	34,742

	95,186	107,084
Less: Accumulated depreciation and amortization	61,080	58,715

Property and equipment, net	$34,106	$48,369

        Property and equipment includes equipment under capital leases at December 31, 2002 and 2001 with a cost of $859 and $436, respectively, and accumulated amortization of $521 and $421, respectively.

5. BUSINESS COMBINATIONS

Merger & Integration Costs Incurred with Pooling of Interests Transactions

        In June 2001, the FASB issued SFAS 141, which eliminates the pooling of interests method of accounting for all business combinations initiated after June 30, 2001.

        In connection with pooling of interests transactions completed prior to June 30, 2001, the Company expensed merger & integration costs of $5,373 for the year ended December 31, 2002. Of this amount the Company reversed accrued merger costs of $789 and recorded $6,162 of integration costs.

        The reversal of accrued merger costs of $789 in the year ended December 31, 2002 relates to professional fees previously recorded in connection with a 2000 integration plan. The $6,162 of integration costs is detailed in the "Expensed" column of the following schedule of Accrued Integration and Restructuring Costs below.

5. BUSINESS COMBINATIONS (Continued)

        In connection with pooling of interests transactions, the Company expensed merger & integration costs of $43,177 for the year ended December 31, 2001. Of this amount, $10,493 is for merger costs and $32,684 is for integration costs.

        The merger costs of $10,493 for the year ended December 31, 2001 consist of (1) $1,264 of employee stay bonuses and (2) $9,229 of severance and transaction related costs, including legal, accounting, printing and advisory fees, costs incurred for the subsequent registration of shares issued in the acquisitions, and other transaction costs incurred for mergers which were not consummated. The $32,684 of integration costs is detailed in the "Expensed" column of the following schedule of Accrued Integration and Restructuring Costs below.

        The Company expensed merger and integration costs of $50,995 for the year ended December 31, 2000. Of this amount, $24,035 is for merger costs and $26,960 is for integration costs. The $24,035 of merger costs consists of (1) $7,766 of employee stay bonuses and (2) $16,269 of severance and transaction related costs, including legal, accounting, printing and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions. The $26,960 of integration costs is detailed in the "Expensed" column of the following schedule of Accrued Integration and Restructuring Costs below.

Acquisitions Accounted for Using the Purchase Method

        During the years ended December 31, 2001 and 2000, the Company acquired 32 businesses in its eResourcing division that were accounted for using the purchase method of accounting. No such acquisitions were made in the year ended December 31, 2002. Substantially all of the businesses acquired by the Company were made to compliment TMP's strategy to service their clients hiring needs globally. Operations of these businesses have been included in the combined financial statements of HH Group from their acquisition dates.

        During the year ended December 31, 2001, the Company acquired 20 businesses in its eResourcing division, primarily companies outside of the United States. In connection with these acquisitions, the Company paid cash of approximately $85,734, issued TMP common stock valued at $25,807 and issued notes payable to sellers of acquired companies totaling approximately $38,199. Total goodwill and other intangibles recorded in connection with the Company's 2001 purchase acquisitions was $172,760, including restructuring charges of $26,244.

        During the year ended December 31, 2000, the Company acquired 12 businesses in its eResourcing division. In connection with these acquisitions, the Company paid cash consideration of $93,394, issued TMP common stock valued at $80,754 and issued seller notes of $14,251. The Company recorded $199,895 of goodwill and other intangibles for acquisitions during the year ended December 31, 2000, including restructuring charges of $10,745.

        The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 2001 and 2000 assume the acquisitions made by the Company in 2001 and 2000 occurred as of the beginning of the year of acquisition.

	Year Ended December 31,
	2001	2000
Revenue	$1,355,905	$1,492,421
Net loss	$(35,146)	$(12,095)

        The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

Accrued Integration and Restructuring Costs

        Pursuant to the conclusions stated in EITF 94-3 and EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, in connection with the acquisitions and mergers made in 2001 and 2000 the Company formulated plans to integrate the operations of such companies. Such plans involve the closure of certain offices of the acquired and merged companies and the termination of certain management and employees. The objectives of the plans are to eliminate redundant facilities and personnel, and to create a single brand in the related markets in which the Company operates.

        In connection with plans relating to pooled entities, the Company expensed $6,162, $32,684 and $26,960 in 2002, 2001 and 2000, respectively, relating to integration activities which are included as a component of merger and integration expenses. Amounts recorded relating to business combinations accounted for as purchases were charged to goodwill.

        Accrued integration and restructuring costs and liabilities are comprised of:

		Additions
Year ended December 31, 2002	Balance December 31, 2001	Charged to Goodwill	Expensed	Utilization	Balance December 31, 2002
Assumed lease obligations on closed facilities	$6,721	$531	$6,966	$(6,926)	$7,292
Consolidation of acquired facilities	10,426	(2,954)	(1,047)	(4,818)	1,607
Severance, relocation and other employee costs	7,052	(4,160)	243	(3,099)	36

Total	$24,199	$(6,583)	$6,162	$(14,843)	$8,935

		Additions
Year ended December 31, 2001	Balance December 31, 2000	Charged to Goodwill	Expensed	Utilization	Balance December 31, 2001
Assumed lease obligations on closed facilities	$8,973	$488	$6,835	$(9,575)	$6,721
Consolidation of acquired facilities	7,125	13,240	19,955	(29,894)	10,426
Severance, relocation and other employee costs	5,600	12,516	5,894	(16,958)	7,052

Total	$21,698	$26,244	$32,684	$(56,427)	$24,199

		Additions
Year ended December 31, 2000	Balance December 31, 1999	Charged to Goodwill	Expensed	Utilization	Balance December 31, 2000
Assumed lease obligations on closed facilities	$6,079	$1,170	$5,513	$(3,789)	$8,973
Consolidation of acquired facilities	2,966	3,364	14,977	(14,182)	7,125
Severance, relocation and other employee costs	1,195	6,211	6,470	(8,276)	5,600

Total	$10,240	$10,745	$26,960	$(26,247)	$21,698

        Accrued liabilities for surplus properties relate to leased office locations of the acquired companies that were either under-utilized prior to the acquisition date or closed by the Company in connection with acquisition-related restructuring plans. The amount is based on the present value of minimum future lease obligations, net of estimated sublease income.

        Costs associated with the consolidation of existing offices of acquired companies relate to termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

        Estimated severance payments, employee relocation expenses and other employee costs relate to severance of terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. For the three years ended December 31, 2002, severance expense related to approximately 110, 440 and 110 employees, respectively, that were terminated in connection with the Company's exit plans. As of December 31, 2002, the remaining accrual related to 3 employees, including senior management personnel at duplicate corporate headquarters and administrative personnel.

        The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. In connection with the finalization of preliminary plans relating to purchased entities, additions to restructuring reserves within one year of the date of acquisition are treated as additional purchase price; costs incurred resulting from plan revisions made after the first year are charged to operations in the period in which they occur. Reductions to restructuring reserves established in connection with purchase business combinations are recorded as a reduction in goodwill.

        The following table presents the summary activity relating the Company's integration plans. Amounts in the "Additions" column of the following table represent amounts charged to goodwill in connection with purchase acquisitions and amounts charged to integration expense for acquisitions accounted for as poolings of interests. Additions to plans are recorded from the date of the business combination to the date the plan is finalized, within one year from the date of acquisition. As a result, additions in a year may relate to the finalization of plans initiated in the prior year. Amounts reflected in the "Change in estimate" column represent modifications to plans, subsequent to finalization. Cash payments and associated write-offs relating to the plans are reflected in the "Utilization" caption of the following table. Details of the exit plan activity comprising the Company's integration and restructuring accruals as of December 31, 2002 and 2001 are as follows:

For the year ended December 31, 2002
	Balance 12/31/2001	2002 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2002
1999 Plans	$646	$—	$(173)	$(473)	$—
2000 Plans	2,928	—	(485)	(55)	2,388
2001 Plans	20,625	—	(11,705)	(5,629)	3,291
2002 Plans	—	11,942	—	(8,686)	3,256

Totals	$24,199	$11,942	$(12,363)	$(14,843)	$8,935

For the year ended December 31, 2001
	Balance 12/31/2000	2001 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2001
1999 Plans	$2,105	$—	$574	$(2,033)	$646
2000 Plans	19,593	—	1,392	(18,057)	2,928
2001 Plans	—	56,962	—	(36,337)	20,625

Totals	$21,698	$56,962	$1,966	$(56,427)	$24,199

        Additions in 2002 of $11,942 included integration expenses of $8,996 and additions to goodwill of $2,946. Additions in 2001 of $56,962 included integration expenses of $31,370 and additions to goodwill of $25,592.

        During the year ended December 31, 2002, the Company reversed integration and restructuring accruals of $12,363, primarily related to severance and office integration costs. This reversal was recorded as a reduction to integration expenses of $2,835 and a reduction of goodwill of $9,528. The reversals were primarily a result of the Company's second quarter 2002 business reorganization initiative, where certain of the Company's previous, acquisition related, integration plans were abandoned in favor of a company-wide reorganization (See Note 6).

        The change in estimate recorded in 2001 included integration expenses of $1,313 and additions to goodwill of $653.

        In the year ended December 31, 2001, the Company increased its 2000 and 1999 plans, to accommodate overestimates of sublease income with respect to its acquired facilities.

6. BUSINESS REORGANIZATION AND OTHER SPECIAL CHARGES

        In the second quarter of 2002, the Company announced a reorganization initiative to further streamline its operations, lower its cost structure, integrate businesses previously acquired and improve its return on capital. This reorganization program includes a workforce reduction, consolidation of excess facilities, restructuring of certain business functions and other special charges, primarily for exiting activities that are no longer part of the Company's strategic plan.

        In the fourth quarter of 2002, the Company announced further reorganization efforts related to its separation from TMP. The charge consists primarily of workforce reduction, office consolidation costs and related write-offs, professional fees and other special charges. The Company will incur additional charges through the effective date of the distribution, primarily relating to workforce reduction, office consolidation costs and related asset write-offs.

        As a result of the reorganization initiatives, the Company recorded business reorganization and other special charges of $73,543 classified as a component of operating expenses, for the twelve months ended December 31, 2002.

        Information relating to the business reorganization and other special charges is as follows:

Workforce Reduction

        During the year ended December 31, 2002, the Company incurred business reorganization costs to reduce its global workforce by approximately 1,000 employees. As a result, the Company recorded a workforce reduction charge of $30,664 for the year ended December 31, 2002, primarily relating to severance and fringe benefits. As of December 31, 2002, the remaining accrual related to approximately 351 employees.

Consolidation of Excess Facilities and Other Special Charges

        During the year ended December 31, 2002, the Company recorded charges of $42,879 relating to consolidation of excess facilities, and professional fees and other charges. Consolidation of excess facilities includes: (a) $24,930 relating to future lease obligations, non-cancelable lease costs and other contractual arrangements with third parties net of estimated sublease income, and (b) $9,381 for fixed asset write-offs related to property and equipment that was disposed of or removed from operations including leasehold improvements, computer equipment, software and furniture and fixtures. Professional fees and other charges, primarily relating to workforce reduction and the items above, were $8,568.

        A summary of the business reorganization costs and other special charges is outlined as follows:

Business Reorganization Costs	Total Charge	Non-cash Charges	Cash Payments	Liability at December 31, 2002
Workforce reduction	$30,664	$(2,073)	$(20,216)	$8,375
Consolidation of excess facilities	34,311	(9,381)	(9,882)	15,048
Professional fees and other	8,568	(2,091)	(4,055)	2,422

Total	$73,543	$(13,545)	$(34,153)	$25,845

        The following table presents a summary of plan activity related our business reorganization costs in the year ended December 31, 2002. Amounts in the "Additions" column of the following table represent amounts charged to business reorganization and other special charges in the Company's statement of operations. Costs under these plans are charged to expense as estimates are finalized and events become accruable. Amounts reflected in the "Change in estimate" column represent modifications to previously accrued amounts that were initially established under each plan. Cash payments and associated write-offs relating to the plans are reflected in the "Utilization" caption of the following table.

For the year ended December 31, 2002	Balance 12/31/2001	2002 Plan Additions	Change in Estimate	Utilization	Balance 12/31/2002
Second Quarter 2002 Plan	$—	$52,943	$(634)	$(37,401)	$14,908
Fourth Quarter 2002 Plan	—	21,234	—	(10,297)	10,937

Totals	$—	$74,177	$(634)	$(47,698)	$25,845

        The Company's fourth quarter 2002 plan modified its intentions to abandon certain office locations under the second quarter 2002 plan. As a result, the Company reversed $634 of accrued business reorganization costs in the fourth quarter of 2002.

7. SUPPLEMENTAL CASH FLOW INFORMATION

        All required cash payments for interest and income taxes were made by TMP on behalf of the Company and do not necessarily reflect what the Company would have paid had it been a stand alone company and thus, the amounts have not been provided.

        In conjunction with its 2001 and 2000 purchase acquisitions, the Company used cash as detailed in the following table. No purchase acquistions were made in 2002:

	Year Ended December 31,
	2001	2000
Fair value of assets acquired, excluding cash	$137,934	$115,697
Less: Liabilities assumed and created upon acquisition	(34,446)	(23,252)

Net cash paid	$103,488	$92,445

8. LONG-TERM DEBT

        Long-term debt consists of the following:

	December 31,
	2002	2001
Borrowings under TMP financing agreements, interest payable at 5.4%	$—	$2,284
Acquisition note payable, non-interest bearing, interest imputed at 5.1%, due in 2004	522	50,826
Capitalized lease obligations, payable with interest from 6.5% to 7.5%, in varying installments through 2005	1,585	1,417
Notes payable, in varying monthly installments maturing through 2003, with interest at 10%	55	946

	2,162	55,473
Less: Current portion	978	52,556

	$1,184	$2,917

        Debt matures as follows:

December 31, 2002
2003	$978
2004	930
2005	254

$2,162

9. STOCK COMPENSATION PLANS

        TMP has stock option plans under which the HH Group employees have been granted options to purchase TMP common stock. Options are granted at not less than fair market value at the grant date (110% of stock value for 10% stockholders). The options have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

        Upon completion of the distribution the number of shares and exercise price of each stock option will be adjusted so that each option, will have the same aggregate intrinsic value and the same ratio of the exercise price per share to the market value per share, as the TMP stock options prior to the distribution. Vesting provisions, option terms and other terms and conditions of the TMP options will remain unchanged. No new measurement date is expected to occur upon conversion of the stock options.

        SFAS No. 123, Accounting for Stock-Based Compensation, defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with APB No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings are required as if the fair value method of accounting was applied.

        Management has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.

        The fair value for employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2002, 2001 and 2000.

	Year Ended December 31,
	2002	2001	2000
Risk-free interest rate	4.2%	4.5%	6.3%
Volatility factor	73.5%	75.0%	80.0%
Weighted average expected life (in years)	7.5	7.5	8
Weighted average fair value of TMP options granted during the year	$13.02	$28.31	$44.57

        For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information is based on TMP options granted to employees of the eResourcing and Executive Search divisions during the periods of grant. No stock-based employee compensation cost is reflected in net loss, as all options granted under the TMP plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The pro forma information is not necessarily indicative of what the pro forma net loss would have been had the Company been a separate, stand-alone entity during the periods presented, or what the activity may look like in the future.

	Year Ended December 31,
	2002	2001	2000
Net loss, as reported	$(412,251)	$(34,195)	$(16,867)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(48,675)	(55,056)	(49,954)

Pro forma net loss	$(460,926)	$(89,251)	$(66,821)

10. PROVISION (BENEFIT) FOR INCOME TAXES

        The components of loss before the provision for income taxes and minority interests are as follows:

	Year Ended December 31,
	2002	2001	2000
Domestic	$(59,645)	$(34,001)	$(19,685)
Foreign	(60,623)	3,553	12,370

Total loss before provision (benefit) for income taxes and minority interests	$(120,268)	$(30,448)	$(7,315)

        The provision (benefit) for income taxes is as follows:

	Year Ended December 31,
	2002	2001	2000
Current tax provision:
U.S. Federal	$—	$—	$1,000
State and local	300	400	500
Foreign	3,026	4,456	8,822

Total current	3,326	4,856	10,322

Deferred tax benefit:
U.S. Federal	—	—	—
State and local	—	—	—
Foreign	(4,343)	(1,109)	(770)

Total deferred	(4,343)	(1,109)	(770)

Total provision (benefit)	$(1,017)	$3,747	$9,552

        The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are below:

	December 31,
	2002	2001
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$3,194	$1,889
Accrued expenses and other liabilities	9,678	3,785
Deferred compensation	131	1,679

Total current deferred tax asset	13,003	7,353

Noncurrent deferred tax assets (liabilities):
Property and equipment	(4,673)	(3,389)
Intangibles	23,426	12,547
Deferred compensation	365	—
Tax loss carryforwards	34,036	20,077

Total noncurrent deferred tax asset	53,154	29,235

Valuation allowance	(54,024)	(29,987)

Net deferred tax asset	$12,133	$6,601

        Net deferred tax assets are included in prepaid expenses and other current assets and other long-term assets. Through December 31, 2002, the Company was included in the United States Federal and certain state consolidated tax filings with TMP. The tax provisions and deferred tax assets and liabilities of the Company were calculated as if HH Group was a separate entity.

        Substantially all tax losses of the Company incurred in the United States have been absorbed by TMP on its consolidated U.S. Federal tax returns. Tax benefits of losses absorbed by TMP in the years ended December 31, 2002, 2001 and 2000 were approximately $28.5 million, $14.4 million and $20.6 million, respectively. The tax benefits absorbed by TMP have been charged to divisional equity.

        At December 31, 2002, HH Group has net operating loss carryforwards for U.S. Federal tax purposes of approximately $8.7 million which expire through 2019. These losses comprise pre-acquisition losses of certain acquired companies and are subject to an annual limitation on the amount that can be utilized. In addition, HH Group had net operating loss carryfowards in the United Kingdom and Australia of approximately $31 million and $32 million, respectively. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, there is no reasonable assurance that the entire tax benefits can be utilized. Accordingly, a valuation allowance has been established. The deferred tax benefits from taxable poolings and those derived from the exercise of nonqualified stock options were recorded net of the allowance as additional paid-in capital. As such amounts are used, the valuation allowance will be reduced and the benefit will be recorded as additional paid-in capital.

        In connection with the cumulative effect of the accounting change for goodwill discussed in Note 7, the Company recorded a deferred tax asset of $14 million against which a full valuation allowance has been provided.

        The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

	Year Ended December 31,
	2002	2001	2000
Provision at Federal statutory rate	$(42,093)	$(10,656)	$(2,560)
State income taxes, net of Federal income tax effect	300	400	500
Nondeductible expenses (1)	4,772	7,042	6,722
Effect of foreign operations	(2,550)	(2,873)	(6,259)
Losses (profits) of pooled entities taxed directly to owners	—	171	(5,578)
Net operating losses retained/utilized by TMP	28,517	14,436	20,639
Change in valuation allowance	10,037	(4,773)	(3,912)

Income tax provision (benefit)	$(1,017)	$3,747	$9,552

(1)
Primarily due to nondeductible (i) merger costs, (ii) amortization of intangible assets, (iii) meals & entertainment expenses and (iv) restructuring and business reorganization expenses in 2002.

        Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

11. COMMITMENTS AND CONTINGENCIES

(A) Leases

        The Company leases its facilities and a portion of its capital equipment under operating leases and certain equipment under capital leases that expire at various dates through 2015. Some of the operating leases provide for increasing rents over the terms of the leases; total rent expense under these leases is recognized ratably over the lease terms. Future minimum lease commitments under non-cancelable operating leases and capital leases at December 31, 2002 are as follows:

	Capital Leases	Operating Leases
2003	$1,012	$42,181
2004	448	38,451
2005	263	34,049
2006		28,109
2007	—	23,838
Thereafter	—	96,723

	1,723	$263,351

Less: Amount representing interest	138

Present value of minimum lease payments	1,585
Less: Current portion	934

	$651

        Rent and related expenses under operating leases was $34,883, $39,379 and $33,837 for the years ended December 31, 2002, 2001 and 2000, respectively. Operating lease obligations after 2006 relate primarily to building leases.

(B) Consulting, Employment and Non-compete Agreements

        The Company has entered into various consulting, employment and non-compete agreements with certain key management personnel, executive search consultants and former owners of acquired businesses. Agreements with key members of management are generally one year in length, on an at will basis, and provide for compensation and severance payments under certain circumstances and are automatically renewed annually unless either party gives sufficient notice of termination. Agreements with certain consultants and former owners of acquired businesses are generally two to five years in length.

(C) Employee Benefit Plans

        TMP has a 401(k) profit sharing plan that currently covers all eligible HH Group employees. Matching contributions are primarily a maximum of 2% of eligible payroll of participating employees and paid by a contribution of TMP shares and cash. For the years ended December 31, 2002, 2001 and 2000 costs related to these plans were $99, $184 and $410, respectively. Outside of the United States, TMP has defined contribution employee benefit plans in the countries in which it operates. For the years ended December 31, 2002, 2001 and 2000 costs related to these plans were $2,409, $1,594 and $856, respectively. TMP has made all required payments for matching contributions to the employee benefit plans on behalf of the Company. The Company expects to establish similar plans following the distribution.

(D) Litigation

        The Company is subject to various claims from taxing authorities, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when the claim becomes probable and the amount due is estimatable. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

(E) Risks and Uncertainties

        The Company has a history of operating losses and has never operated as an independent company. Its operations have been historically financed by TMP. It may be unable to make the changes necessary to operate as a profitable stand-alone business, or secure additional debt or equity financing on terms that are acceptable to the Company. Prior to the distribution, the Company's businesses were operated by TMP as separate segments of its broader corporate organization rather than as a separate stand-alone company. TMP assisted the Company by providing financing, particularly for acquisitions, as well as providing corporate functions such as identifying and negotiating acquisitions, legal and tax functions. Following the distribution, TMP will have no obligation to provide assistance to the Company other than the interim and transitional services, which will be provided by TMP. Because the Company's businesses have never been operated as an independent company, it cannot provide assurance that it will be able to successfully implement the changes necessary to operate independently or that the Company will not incur additional costs operating independently.

12. RELATED PARTY TRANSACTIONS

        In connection with the spin-off, TMP and HH Group expect to enter into the following agreements:

Employee Benefits Agreement and Plans

        The Company will maintain independent employee benefit plans and programs (other than equity compensation) that are substantially similar to TMP's existing employee benefit plans and programs. Generally, following the Distribution, TMP will cease to have any liability to the Company's current and former employees and their beneficiaries including, liability under any of TMP's benefit plans or programs.

Real Estate Agreements

        TMP and the Company are expected to also enter into various leases and sublease arrangements for the sharing of certain facilities for a transitional period on commercial terms. In the case of subleases or sub-subleases of property, the lease term will generally coincide with the remaining term of the primary lease or sublease, respectively.

Transition Services Agreement

        The Company intends to enter into a transition services agreement with TMP effective as of the date of the distribution. Under the agreement, TMP will provide to the Company, and the Company will provide to TMP, the insurance, tax, legal, facilities, human resources, information technology and other services that are required for a limited time (generally, for one year following the distribution date, except as otherwise agreed).

        Under the transition services agreement, the Company and TMP will provide or arrange to provide services to each other in exchange for fees which the Company believes are similar in material respects to what a third-party provider would charge. Fees for transition services will be based on two billing methods, "agreed billing" and "pass-through billing." Under the agreed billing method, TMP will provide or arrange to provide the Company or the Company will provide or arrange to provide to TMP, with services at the specified cost of providing the services, plus, in the cases of some services, 5% of these costs, in any case subject to increase by the party providing the relevant service, in the exercise of its reasonable judgment, after the distribution. Under the pass-through billing method, the Company and TMP will reimburse each other for all third party expenses, out-of-pocket costs and other expenses incurred in providing or arranging to provide the relevant service.

        The Company and TMP generally will invoice each other monthly for the cost of services provided under the transition services agreement. If either party fails to pay an invoice by its due date, it will be obligated to pay interest to the invoicing party at the prime rate as reported in The Wall Street Journal.

Tax Separation Agreement

        After the distribution, the Company will no longer be included in TMP's consolidated group for United States federal income tax purposes. The Company and TMP will enter into a tax separation agreement to reflect its separation from TMP with respect to tax matters. The primary purpose of the agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the distribution and any taxes resulting from transactions effected in connection with the distribution.

        The tax separation agreement will provide for payments between the two companies to reflect tax liabilities which may arise before and after the distribution. It will also cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

        The Company has agreed to indemnify TMP for any tax liability attributable to the distribution resulting from any action taken by us.

Loan Agreement and Security Agreement

        TMP will extend a secured revolving credit facility to the Company on the distribution date if the Company has not otherwise closed on a credit facility with a third party. The credit facility will provide for an interest rate equal to the prime rate and be limited to $15 million outstanding at any one time. However, the Company is restricted from borrowing under the credit facility until such time as the Company's aggregate cash and cash equivalents balance is equal to or less than $10 million. The maturity date of the credit facility will be the earlier of six months from the distribution date or the date on which the Company closes on a credit facility with a third party. The credit facility will be secured by the Company's accounts receivable.

TMP Funding of HH Group Obligations

        TMP has agreed to reimburse the Company for $10 million of cash payments ($2.5 million per quarter) related to the Company's accrued integration, restructuring and business reorganization obligations during the first year following the spin-off. Payment from TMP will be received at the end of each quarter. Legal obligation for such liabilities will remain with the Company.

Other Commercial Arrangements

        The Company and TMP have commenced discussions concerning certain potential commercial arrangements involving the provision of Monster.com and advertising and communication services. Any arrangements will be negotiated on an arms length basis and will be pursuant to customary terms and conditions, including pricing terms. The Company and TMP may from time to time also negotiate and purchase other services from the other, on an arms length basis, pursuant to customary terms and conditions.

13. SEGMENT AND GEOGRAPHIC DATA

        The Company operates in two business segments: eResourcing and Executive Search. Operations are conducted in the following geographic regions: North America, the Asia/Pacific Region (primarily Australia), the United Kingdom and Continental Europe.

        Segment information is presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). This standard is based on a management approach which requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. The Company's financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with generally accepted accounting principles. Corporate level operating expenses are allocated to the segments and are included in the operating results below. Assets are not allocated to segments for internal reporting purposes.

Information by business segment	eResourcing	Executive Search	Total
Year ended December 31, 2002:
Revenue	$998,467	$66,972	$1,065,439
Operating loss	$(97,324)	$(22,398)	$(119,722)
Year ended December 31, 2001:
Revenue	$1,178,338	$109,460	$1,287,798
Operating loss	$(27,838)	$(366)	$(28,204)
Year ended December 31, 2000:
Revenue	$1,146,717	$178,429	$1,325,146
Operating income (loss)	$(3,355)	$2,780	$(575)

Information by geographic region	United States	Australia	United Kingdom	Continental Europe	Other(a)	Total
Year ended December 31, 2002:
Revenue(b)	$346,673	$286,508	$253,928	$96,810	$81,520	$1,065,439
Long-lived assets(c)	$84,621	$9,038	$63,707	$66,190	$12,487	$236,043
Year ended December 31, 2001:
Revenue(b)	$487,949	$292,735	$316,117	$100,823	$90,174	$1,287,798
Long-lived assets(c)	$194,644	$15,831	$145,789	$123,155	$29,829	$509,248
Year ended December 31, 2000:
Revenue(b)	$552,679	$390,496	$269,987	$89,282	$22,702	$1,325,146
Long-lived assets(c)	$254,210	$24,297	$23,318	$46,952	$3,099	$351,876

(a)
Includes the Americas other than the United States and Asia-Pacific other than Australia.
(b)
Revenues are generally recorded on a geographic basis according to the location of the operating subsidiary.
(c)
Comprised of property and equipment and intangibles.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

        The audits referred to in our report dated February 12, 2003, relating to the combined financial statements of Hudson Highland Group, Inc., which is contained in this Information Statement, included the audits of the combined financial statement schedule listed in the accompanying index. This combined financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statement schedule based upon our audits.

        In our opinion, the combined financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP

New York, New York
February 12, 2003

S-1

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

Column A	Column B	Column C Additions		Column D	Column E
Descriptions	Balance at Beginning of Period	Charged to Costs/Expenses	Charged to Other Accounts(1)	Deductions	Balance at End Of Period
Allowance for Doubtful Acounts
Year Ended December 31, 2000	$8,254	$6,917	$115	$2,344	$12,942
Year Ended December 31, 2001	12,942	(1,568)	1,692	1,947	11,119
Year Ended December 31, 2002	11,119	3,323	—	4,161	10,281

(1)
Represents acquired reserves of purchased companies.

S-2

QuickLinks

[TMP WORLDWIDE INC. Letterhead]
[HUDSON HIGHLAND GROUP, INC. Letterhead]
TABLE OF CONTENTS
SUMMARY
Summary of Historical and Pro Forma Financial Data
Summary of the Distribution
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
THE DISTRIBUTION
ARRANGEMENTS BETWEEN TMP AND HH GROUP RELATING TO THE DISTRIBUTION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
HUDSON HIGHLAND GROUP, INC. UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2002 (in thousands, except per share amounts)
HUDSON HIGHLAND GROUP, INC. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (in thousands, except per share amounts)
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION SUMMARY TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK OF HH GROUP
CERTAIN ANTI-TAKEOVER EFFECTS
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
INDEPENDENT ACCOUNTANTS
ADDITIONAL INFORMATION
INDEX TO COMBINED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
HUDSON HIGHLAND GROUP, INC. (combined divisions of TMP Worldwide Inc.) COMBINED BALANCE SHEETS (in thousands)
HUDSON HIGHLAND GROUP, INC. (combined divisions of TMP Worldwide Inc.) COMBINED STATEMENTS OF OPERATIONS (in thousands)
HUDSON HIGHLAND GROUP, INC. (combined divisions of TMP Worldwide Inc.) COMBINED STATEMENTS OF DIVISIONAL EQUITY (in thousands)
HUDSON HIGHLAND GROUP, INC. (combined divisions of TMP Worldwide Inc.) COMBINED STATEMENTS OF CASH FLOWS (in thousands)
HUDSON HIGHLAND GROUP, INC. NOTES TO COMBINED FINANCIAL STATEMENTS (in thousands, except per share amounts)
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS